PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED FEBRUARY 25, 1997)

LOGO                                 3,500,000 SHARES
                                           LOGO
                                       COMMON STOCK

                          (PAR VALUE $.001 PER SHARE)
                            ------------------------

    Glenborough Realty Trust Incorporated is a self-administered and self-managed real estate investment trust that owns a portfolio of 55 office, industrial, retail, multi-family and hotel properties located in 17 states throughout the country. In addition, three associated companies provide comprehensive asset, partnership and property management services for 65 additional properties that are not owned by the Company. The combined portfolios encompass approximately 11 million rentable square feet in 21 states.

    The 3,500,000 shares of Common Stock of the Company offered hereby are all being sold by the Company. The Company plans to use the net proceeds of this offering to fund acquisition activities and repay outstanding indebtedness. The Common Stock is listed on the New York Stock Exchange under the symbol "GLB." On March 17, 1997, the last reported sale price of the Common Stock on the New York Stock Exchange was $20 1/4 per share.

    The shares of Common Stock are subject to certain restrictions on ownership and transfer designed to assist the Company in maintaining its status as a real estate investment trust for federal income tax purposes. See "Restrictions on Ownership and Transfer of Common Stock" in the accompanying Prospectus.

     SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THE ACCOMPANYING PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT
       RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

====================================================================================================
                                                           PRICE TO                      PROCEEDS TO
                                                            PUBLIC       UNDERWRITING    COMPANY(2)
                                                                         DISCOUNT(1)
----------------------------------------------------------------------------------------------------
Per Share..............................................     $20.25          $1.12          $19.13
----------------------------------------------------------------------------------------------------
Total(3)...............................................   $70,875,000     $3,919,388     $66,955,612
====================================================================================================

(1) The Company and the Operating Partnership (as hereinafter defined) have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See
    "Underwriting."

(2) Before deducting expenses payable by the Company estimated at $900,000.

(3) The Company has granted the Underwriters a 30-day option to purchase up to 525,000 additional shares of Common Stock to cover over-allotments, if any. If all of these shares are purchased, the total Price to Public, Underwriting Discount and Proceeds to Company will be $81,506,250, $4,507,296 and $76,998,954, respectively. See "Underwriting."
                            ------------------------

    The shares of Common Stock are offered severally by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock will be made against payment therefor on or about March 21, 1997 at the offices of Bear, Stearns & Co. Inc., 245 Park Avenue, New York, New York 10167.
                            ------------------------

BEAR, STEARNS & CO. INC.
                           ROBERTSON, STEPHENS & COMPANY

                                              JEFFERIES & COMPANY, INC.

            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS MARCH 17, 1997

                                 [CHART/GRAPH]

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SHARES OF COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OPEN MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                         PROSPECTUS SUPPLEMENT SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus Supplement and the accompanying Prospectus and incorporated by reference herein and therein. Unless indicated otherwise, the information contained in this Prospectus Supplement assumes that the Underwriters' over-allotment option is not exercised. As used herein, the term "Company" means Glenborough Realty Trust Incorporated, a Maryland corporation, and its consolidated subsidiaries for the periods from and after December 31, 1995 (the date of the Consolidation referred to below) and the Company's predecessor partnerships and companies for periods prior to the Consolidation, and the term "Operating Partnership" means Glenborough Properties, L.P. in which the Company holds a 1% interest as sole general partner, and an approximate 91% limited partner interest. The offering of 3,500,000 shares of Common Stock, par value $.001 per share (the "Common Stock"), made hereby is herein referred to as the "Offering." The last reported sale price on the New York Stock Exchange (the "NYSE") on March 17, 1997 was
$20 1/4 per share. Unless otherwise indicated, ownership percentages of the Common Stock have been computed on a fully converted basis, assuming an exchange of Operating Partnership units for Common Stock on a one-for-one basis. This Prospectus Supplement and the accompanying Prospectus, and the documents incorporated herein and therein, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934 (the "Exchange Act"), which statements involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" in the accompanying Prospectus and elsewhere in this Prospectus Supplement and the accompanying Prospectus.

                                  THE COMPANY

     The Company is a self-administered and self-managed real estate investment trust ("REIT") that owns a diversified portfolio of 55 office, industrial, retail, multi-family and hotel properties (the "Properties" and each a "Property") located in 17 states throughout the country. The Company's principal growth strategy is to capitalize on the opportunity to acquire portfolios or individual properties from public and private partnerships on attractive terms. This strategy has evolved from the Company's predecessors' experience since 1978 in managing real estate partnerships and their assets and, since 1989, in acquiring portfolios and management interests from third parties. In addition, three associated companies (the "Associated Companies") provide comprehensive asset, partnership and property management services for a diversified portfolio of 65 additional properties that are not owned by the Company. The combined portfolios encompass approximately 11 million rentable square feet in 21 states.

     Today's real estate limited partnership market encompasses some ten million owners of units in public and private limited partnerships, representing original equity investments in excess of $70 billion, according to 1997 estimates of industry consultant Robert A. Stanger & Co., Inc. Because there is only a limited market for their partnership interests, investors in such partnerships, many of which invested in diversified portfolios of properties, often seek to increase the liquidity of their investments on a tax deferred basis. Unlike most other REITs, the Company actively seeks to purchase diversified portfolios, which the Company believes are available to be purchased on favorable terms. Additionally, because the Company has established an UPREIT structure, it has the flexibility to address general and limited partner concerns and to structure transactions that may defer tax gains.

     The Company seeks to enhance, expand and diversify its real estate holdings by acquiring portfolios and individual properties, improving individual property performance and constantly reviewing the mix of its holdings by redeploying assets and reinvesting the proceeds. The Company seeks to acquire individual properties and diversified portfolios that can be purchased at attractive prices and have characteristics consistent with the Company's growth strategy. The Company believes that its growth strategies may be aided by the Associated Companies, which may acquire general partnership interests, enter into asset management and property management agreements with third parties, and lease hotels that may in the future be acquired by the Company.

     As a result of the Company's primary strategy of acquiring diversified portfolios rather than focusing on a single property type or economic region, the Company's portfolio is broadly diversified with respect to both property type and location. The Company's 55 Properties are located in 17 states and are comprised of 11 office Properties, 14 industrial Properties, 21 retail Properties, three multi-family Properties and six hotel Properties. The Company believes such diversification reduces the risks associated with owning and operating a single property type or owning properties in a single geographic region.

     The following table sets forth, as of December 31, 1996, certain information with respect to the Company's Properties on a pro forma basis, assuming that the acquisition of the CIGNA Properties and the E&L Properties (each defined below) were completed and that such acquisitions and the acquisition of the Scottsdale Hotel (defined below) and all the Properties acquired by the Company during 1996 had been completed on January 1, 1996. For similar information regarding the Properties, see "Properties -- General."

                PRO FORMA PROPERTY TABLE BY TYPE OF PROPERTY(1)

                                                        PROPERTY REVENUES FOR
                                                             YEAR ENDED
                                                        DECEMBER 31, 1996(2)       AVERAGE OCCUPANCY
                            NUMBER OF      SQUARE       ---------------------        FOR YEAR ENDED
       TYPE OF PROPERTY     PROPERTIES    FEET/UNITS      AMOUNT      PERCENT     DECEMBER 31, 1996(2)
    ----------------------  ---------     ---------     -----------   -------     --------------------
    Office................      13          907,406     $12,414,230     29.7%              95
    Industrial............      27        2,753,076      10,468,852     25.1               97%
    Retail................      22          778,450       6,638,388     15.9               96
    Multi-family..........       4              866       5,968,579     14.3               94
    Hotels................       6              726       6,252,460     15.0               70(3)
                                --                                                         --
                                                        -----------    -----
            Total/Weighted
                Average...      72                      $41,742,509    100.0%              95%(4)
                                ==                      ===========    =====

---------------

(1) Includes 17 properties expected to be acquired. See "-- Recent Activities."

(2) Represents average economic occupancy (calculated using month-end actual occupancy rates), and actual 1996 revenues, except for the TRP Properties and Carlsberg Properties (each defined below), which reflect occupancy rates as of December 31, 1996 and property revenues on an annualized basis based on results since the acquisition, as average rates and actual property revenues are not available for this period for these properties.

(3) This occupancy rate reflects the first year operations of Scottsdale Hotel acquired by the Company in February 1997. The average occupancy for the hotels owned by the Company in 1996 was 72%.

(4) Excluding hotel Properties.

     The Company's seven executive officers, and its directors who are not employees of the Company, collectively own approximately 14% of the Company's Common Stock and will own approximately 10% after giving effect to the Offering. The executive officers have been with the Company or its predecessors for an average of nine years. The Company and the Associated Companies employ an experienced staff of approximately 430 employees who provide a full range of real estate services from their headquarters in San Mateo, California and from 29 property management offices located across the country.

     The Company commenced operations on December 31, 1995 through the merger of eight public limited partnerships and a management company with and into the Company (the "Consolidation"). A portion of the Company's operations is conducted through the Operating Partnership in which the Company holds a 1% interest as the sole general partner and an approximate 91% limited partner interest. The Company intends to elect treatment as a REIT when it files its tax return for the year ended December 31, 1996.

                               RECENT ACTIVITIES

     Consistent with the Company's strategy for growth, the Company has, during 1996 and during the first quarter of 1997 through the date of this Prospectus Supplement, acquired, or entered into agreements to acquire, 40 properties in 10 states, aggregating approximately 2.6 million rentable square feet, 762 apartment units, and 227 hotel rooms, for an aggregate total purchase price of approximately $170 million. In June 1996, the Company sold two industrial properties to redeploy capital into properties the Company believes have characteristics more suited to its overall growth strategy and operating goals. In addition, in July 1996, the Company entered into a $50 million line of credit ("Line of Credit") and a $6.1 million term loan ("Term Loan") with Wells Fargo Bank, N.A. ("Wells Fargo Bank"), and in October 1996, the Company completed a public offering of 3,666,000 shares of Common Stock.

     The following is a summary of the Company's acquisition, sales and financing activities during 1996 and the first quarter of 1997 through the date of this Prospectus Supplement.

COMPLETED ACQUISITIONS

  Acquisitions from Partnerships and Other Third Party Sellers

     Scottsdale Hotel. In February 1997, the Company acquired a 163-suite hotel Property (the "Scottsdale Hotel"), which began operations in January 1996 and is located in Scottsdale, Arizona. The total acquisition cost, including capitalized costs, was approximately $12.1 million, which consisted of approximately $4.7 million of mortgage debt assumed, and the balance in cash. The cash portion was financed through advances under the Line of Credit. Like four of the Company's other hotel Properties, the Scottsdale Hotel is marketed as a Country Suites by Carlson.

     Carlsberg Acquisition. In November 1996, the Company acquired from various partnerships and their general partner, a Southern California syndicator, a portfolio of six Properties (including one property on which the Company made a mortgage loan which included a purchase option), aggregating approximately 342,000 square feet, together with associated management interests (the "Carlsberg Properties"). The total acquisition cost, including the mortgage loan and capitalized costs, was approximately $23.2 million, which consisted of (i) approximately $8.9 million of mortgage debt assumed, (ii) approximately $350,000 in the form of 24,844 shares of Common Stock of the Company (based on a per share value of $14.09) and (iii) the balance in cash. The cash portion was financed through advances under the Line of Credit. The Carlsberg Properties consist of five office Properties and one retail Property, located in two states. Concurrently with the Company's acquisition of the Carlsberg Properties, one of the Associated Companies assumed management of a portfolio of 13 additional properties with an aggregate of one million square feet under a venture with an affiliate of the seller.

     TRP Acquisition. In October 1996, the Company acquired a portfolio of 12 properties, aggregating approximately 784,000 square feet and 538 multi-family units, together with associated management interests (the "TRP Properties"). The total acquisition cost, including capitalized costs, was approximately $43.8 million, which consisted of (i) approximately $16.3 million of mortgage debt assumed, (ii) approximately $760,000 in the form of 52,387 partnership units in the Operating Partnership (based on a per unit value of $14.50), (iii) approximately $2.6 million in the form of 182,000 shares of Common Stock of the Company (based on a per share value of $14.50) and (iv) the balance in cash. The cash portion was financed through advances under the Line of Credit. The TRP Properties consist of three office, six industrial, one retail and two multi-family Properties, located in six states.

     San Antonio Hotel. In August 1996, the Company acquired a 64-room hotel property (the "San Antonio Hotel"), which is located in San Antonio, Texas. The total acquisition cost, including capitalized costs, was approximately $2.8 million, which was paid in cash. The acquisition was financed through advances under the Line of Credit.

     Kash n' Karry. In August 1996, the Company also expanded an existing shopping center in Tampa, Florida through a purchase-leaseback transaction with the anchor tenant. The Company's initial acquisition cost, including capitalized costs, was approximately $1.6 million, all of which was paid in cash which was financed through advances under the Line of Credit. In addition, the Company committed an additional $1.8 million for future expansion and tenant improvements, which the Company expects will also be paid in cash.

  Acquisitions from Entities Controlled by Associated Companies

     Bond Street Property. In September 1996, the Company acquired a two-story, 40,595 square foot office building in Farmington Hills, Michigan (the "Bond Street Property"). The total acquisition cost, including capitalized costs, was approximately $3.2 million, which consisted of $391,000 in the form of 26,067 partnership units in the Operating Partnership (based on a per unit value of $15.00), and the balance paid in cash. The cash portion was financed through advances under the Line of Credit.

     UCT Property. In July 1996, the Company acquired a 23-story, 272,443 square foot office building in St. Louis, Missouri (the "UCT Property"). The total acquisition cost, including capitalized costs, was approximately $18.8 million, which consisted of $350,000 in the form of 23,333 partnership units in the Operating Partnership (based on a per unit value of $15.00), and the balance paid in cash. The cash portion was financed through advances under the Line of Credit.

PENDING ACQUISITIONS

     CIGNA Properties. In January 1997, the Company entered into a definitive agreement with two limited partnerships organized by affiliates of CIGNA Corp. to acquire a portfolio of six properties, aggregating approximately 616,000 square feet and 224 multi-family units (the "CIGNA Properties"). The total acquisition cost, including capitalized costs, is expected to be approximately $45.5 million, which will be paid entirely in cash from the proceeds of the Offering. The CIGNA Properties consist of two office properties, two R&D properties, a neighborhood shopping center and a multifamily property, located in four states. These acquisitions are subject to a number of contingencies, including approval of the acquisition by a majority in interest of the voting power of the limited partners of each of the selling partnerships, satisfactory completion of environmental and engineering due diligence and customary closing conditions. Accordingly, there can be no assurance that any or all of these acquisitions will be completed.

     E&L Properties. In February 1997, the Company entered into definitive agreements with various partnerships and their general partner, a Southern California syndicator, to acquire a portfolio of up to 11 properties, aggregating approximately 524,000 square feet, together with associated management interests (the "E&L Properties"). The total acquisition cost, including capitalized costs, is expected to be approximately $22.2 million, which will consist of (i) approximately $9.5 million of mortgage debt assumed,
(ii) approximately $7.8 million in the form of 410,537 partnership units in the Operating Partnership (based on a per unit value of $19.075), (iii) approximately $650,000 in the form of 34,076 shares of Common Stock of the Company (based on a per share value of $19.075) to be issued in connection with the acquisition of the management interests relating to the E&L Properties, and
(iv) the balance in cash. The cash portion of the acquisition cost will be funded with proceeds of the Offering. The E&L Properties consist of one office and ten industrial properties, all located in Southern California. These acquisitions are subject to a number of contingencies, including the approval of the acquisition by a majority of the voting power of the limited partners of each of the selling partnerships, satisfactory completion of environmental and engineering due diligence and customary closing conditions. Accordingly, there can be no assurance that any or all of these acquisitions will be completed, and it is possible that fewer than all of these acquisitions may be completed.

     Other Acquisition Opportunities. The Company maintains an active acquisition department which identifies, evaluates, negotiates and consummates portfolio and individual property investments. Currently, the Company is considering acquisitions involving, in the aggregate, in excess of $200 million in total capitalized costs. The acquisitions are subject to a number of contingencies, including a review of the physical and economic characteristics of the properties involved, negotiation of detailed terms, which among other things could alter the scope of the acquisitions, and formal documentation. Accordingly, the Company cannot reach a conclusion that any of these acquisitions is probable, and there can be no assurance that these current discussions, or other discussions involving potential acquisition opportunities will result in any agreement or consummation of any transaction. See "Risk Factors -- Risks Associated with Acquisitions" in the accompanying Prospectus.

     Possible Tender Offer Acquisitions. In addition to its current program of negotiated property and portfolio acquisitions, the Company intends to consider opportunities to acquire interests in properties and portfolios of properties through tender offers for public and private limited partnerships. Depending upon the opportunity and the circumstances, these offers may be made with or without the cooperation of the general partner. As the Company is currently evaluating this addition to its acquisition strategy and no tender offer transactions have been initiated, there is no certainty that the Company will adopt this strategy or that any such transactions will be completed. See "Risk Factors -- Risks Associated with Tender Offers" in the accompanying Prospectus.

1996 PROPERTY SALES

     As part of its strategy to achieve sustainable long-term growth in Funds from Operations (as defined below, "Funds from Operations," or "FFO"), the Company periodically reviews its current portfolio of properties for opportunities to redeploy capital from certain existing Properties to other properties that the Company believes have characteristics more suited to its overall growth strategy and operating goals. Consistent with this strategy, in June 1996, the Company sold two self-storage facilities (the "All American Industrial Properties") held in its industrial portfolio. The sales price for these two facilities was approximately $2.9 million and generated a book value gain of approximately $321,000.

FINANCING ACTIVITIES

     Line of Credit. In 1996, the Company entered into the $50 million Line of Credit with Wells Fargo Bank. The Line of Credit has a term of two years, subject to annual extensions at the option of the Company. The Line of Credit bears interest at an annual rate equal to LIBOR plus 2.375%, which will be reduced to LIBOR plus 1.75% upon completion of the Offering. If the Line of Credit lender terminates the Line of Credit (other than by reason of the Company's default thereunder), at the Company's option, any remaining balance outstanding under the Line of Credit will be converted to a ten-year term loan, bearing interest at a fixed rate of 275 points over the then 10-year treasury rate, with a twenty-year amortization schedule. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     Term Loan. In 1996, the Company entered into the $6.1 million Term Loan with Wells Fargo Bank. The Term Loan has a term of two years, bears interest at the same rate as the Line of Credit and is secured by first mortgage liens on 10 "QuikTrip" facilities owned by the Company, with full recourse to the Company. Required payments under the Term Loan are interest only for the first year, and principal and interest payments in the second year based on monthly principal payments of $25,500 plus interest on the outstanding balance.

     Public Offering. In October 1996, the Company completed a public offering of 3,666,000 shares of its Common Stock at a price of $13.875 per share (the "Prior Offering"). The net proceeds of approximately $47.8 million were used for the acquisition of certain Properties and to repay approximately $24.0 million of the then outstanding balance under the Line of Credit.

     Increased Distribution. In January 1997, the Company announced a 6.7% increase in its regular quarterly distribution from $.30 to $.32 per share of Common Stock. See "Distribution Policy."

                                  THE OFFERING

     All of the shares of Common Stock offered hereby are being sold by the Company. None of the Company's stockholders is selling any shares of Common Stock in the Offering.

  Shares of Common Stock Offered.................    3,500,000
  Shares of Common Stock Outstanding
     Before this Offering(1).....................    10,305,673
  Shares of Common Stock Outstanding
     After this Offering(1)(2)...................    14,250,286
                                                     To fund acquisition activities, repay
                                                     outstanding indebtedness and for general
                                                     corporate purposes. See "Use of
  Use of Proceeds................................    Proceeds."
  NYSE Symbol....................................    "GLB"

---------------

(1) Assumes the exchange of all 644,120 existing units of the Operating Partnership eligible for exchange to Common Stock.

(2) Assumes the issuance of 34,076 shares of Common Stock and the issuance of 410,537 units of the Operating Partnership in connection with the pending acquisition of the E&L Properties, and the exchange of the units for shares of Common Stock.

                                  RISK FACTORS

     See "Risk Factors" beginning at page 6 of the accompanying Prospectus for certain factors relating to an investment in the Common Stock.

                                  THE COMPANY

     The Company is a self-administered and self-managed REIT that owns a diversified portfolio of 55 office, industrial, retail, multi-family and hotel Properties located in 17 states throughout the country. In addition, the three Associated Companies provide comprehensive asset, partnership and property management services for a diversified portfolio of 65 additional properties that are not owned by the Company. The combined portfolios encompass approximately 11 million rentable square feet in 21 states.

     The Company was incorporated in the state of Maryland on August 26, 1994. On December 31, 1995, the Company completed the Consolidation in which Glenborough Corporation, a California corporation ("Old GC"), and eight public limited partnerships (the "Partnerships" and, collectively with Old GC, the "GRT Predecessor Entities") merged with and into the Company. A portion of the Company's operations are conducted through the Operating Partnership, in which the Company holds a 1% interest as the sole general partner and an approximate 91% limited partnership interest.

     The Company's executive offices are located at 400 South El Camino Real, Suite 1100, San Mateo, California 94402-1708, and its telephone number is (415) 343-9300.

GROWTH STRATEGY

     The Company seeks to achieve sustainable long-term growth in Funds from Operations primarily through the following strategies:

     - Acquiring portfolios or individual properties on attractive terms, often from public and private partnerships;

     - Acquiring properties from entities controlled by the Associated
       Companies;

     - Improving the performance of Properties in the Company's portfolio; and

     - Constantly reviewing the Company's current portfolio for opportunities to redeploy capital from certain existing Properties into other properties which the Company believes have characteristics more suited to its overall growth strategy and operating goals.

  Acquisitions

     The Company primarily seeks to acquire portfolios and individual properties with certain of the following characteristics: (i) a stable stream of income, both historical and projected; (ii) existing management fees and costs that, when internalized, would augment the Company's investment return; (iii) properties generally constructed after 1970; (iv) little or no exposure to hazardous materials; (v) prudent debt levels; (vi) potential for substantial overhead savings that could be converted to distributions; (vii) low-to-moderate vacancy levels; (viii) diversified tenant risk; (ix) low-to-moderate deferred maintenance; (x) substantial geographic overlap with the Company's existing portfolio, to capitalize on the Company's existing management capabilities; and
(xi) predominantly comprised of office, industrial, retail, multi-family properties, and/or hotel properties.

     Portfolio Acquisitions. The Company seeks to grow by acquiring diversified portfolios of real estate, and believes that the primary, though not exclusive, holders of such diversified portfolios are public and private limited partnerships. Today's real estate limited partnership market encompasses some ten million owners of units in public and private limited partnerships, representing original equity investments in excess of $70 billion, according to 1997 estimates of Robert A. Stanger & Co., Inc. According to Stanger, few of the private partnerships, and less than half of the public partnerships, are traded in any active secondary market, and a substantial percentage of the public partnerships' portfolios are diversified either geographically or by property type or both.

     The Company believes the majority of the limited partners in these partnerships would be interested in solutions providing liquidity. The principal options available to such limited partners include (i) selling their units for cash on the secondary market, which according to Stanger has a pricing structure that typically discounts unit values relative to underlying asset values, and (ii) more recently, selling their units for cash to large, well-financed investors who solicit limited partners to sell their interests at prices that are higher than prevailing secondary market prices but generally lower than the seller's underlying asset value. In addition to their discounted pricing structure, these solutions may not be preferred by limited partners who, as a result of past tax benefits or other factors, may incur significant tax liabilities as a result of such sale.

     Moreover, the Company believes it is often not feasible for a partnership or other entity with a diversified portfolio to provide liquidity to its investors on a cost-effective basis by liquidating and dissolving. For example, if overhead costs are significant, a gradual sell-off of assets over time may be considered prohibitively expensive and a bulk sale may be considered the most efficient liquidation strategy. The Company also believes that the number of potential bulk purchasers of such diversified portfolios is limited. Most REITs actively seeking to grow through acquisitions pursue a strategy that focuses either on specific property types or geographic regions or both, and thus do not provide an outlet for bulk sales by partnerships and other holders of diversified portfolios.

     Given the limited alternatives available to partnerships and other holders of diversified portfolios as described above, the Company believes that its emphasis on diversified portfolios, its long-term investment strategy and self-managed structure enable it to compete very effectively for the acquisition in bulk of such diversified portfolios. The Company believes it can offer consideration (in the form of units of the Operating Partnership, Common Stock of the Company, and/or cash) which both exceeds that otherwise available to such limited partners and meets the Company's investment criteria. Furthermore, the Company's UPREIT structure allows it to make such acquisitions on a basis which is tax-deferred to the seller's investors.

     Individual Property Acquisitions. From time to time the Company will acquire individual properties that it believes will enhance the Company's profitability and take advantage of existing management resources.

     Possible Tender Offer Acquisitions. In addition to its current program of negotiated portfolio and individual property acquisitions, the Company intends to consider opportunities to acquire interests in portfolios and individual properties through tender offers for public and private limited partnerships. Depending upon the opportunity and the circumstances, such offers may be made with or without the cooperation of the general partner of such partnerships. As the Company is currently evaluating this addition to its acquisition strategy and no tender offer transactions have been initiated, there is no certainty that the Company will adopt this strategy or that any such transactions will be completed. See "Risk Factors -- Risks Relating to Tender Offers" in the accompanying Prospectus.

  The Associated Companies

     The Company seeks to acquire properties from entities controlled by the Associated Companies described below.

     Glenborough Corporation. Glenborough Corporation ("GC"), a California corporation formerly known as Glenborough Realty Corporation, serves as general partner of several real estate limited partnerships for whom it provides management services, asset management and property management services. GC also provides property management services for a limited portfolio of properties owned by unaffiliated third parties.

     The Company owns 100% of the 19,000 shares (representing 95% of total outstanding shares) of non-voting preferred stock of GC. Three individuals, one of whom, Sandra L. Boyle, is an executive officer of the Company, each own
33 1/3% of the 1,000 shares (representing 5% of total outstanding shares) of voting common stock of GC. The Company and GC intend that the Company's interest in GC comply with REIT qualification standards.

     The Company, through its ownership of preferred stock of GC, is entitled to receive cumulative, preferred annual dividends of $1.465 per share, which GC must pay before it pays any dividends with respect to the common stock of GC. Once GC pays the required cumulative preferred dividend, it will pay any additional dividends in equal amounts per share on both the preferred stock and the common stock at 95% and 5%, respectively. Through the preferred stock, the Company is also entitled to receive a preferred liquidation value of $174.00 per share plus all cumulative and unpaid dividends. The preferred stock is subject to redemption at the option of GC after December 31, 2005, for a redemption price of $174.00 per share. As the holder of preferred stock of GC, the Company has no voting power with respect to the election of the directors of GC; all power to elect directors of GC is held by the owners of the common stock of GC.

     This structure is intended to provide the Company with a significant portion of the economic benefits of the operations of GC. The Company accounts for the financial results of GC using the equity method.

     Glenborough Inland Realty Corporation. Glenborough Inland Realty Corporation ("GIRC") provides management services for certain partnerships sponsored by Rancon Financial Corporation, an unaffiliated corporation which has significant real estate assets in the Inland Empire region of Southern California (the "Rancon Partnerships"). These services include asset management, property development, Securities and Exchange Commission reporting, accounting, investor relations, property management services, and may in the future also include general partner services.

     The Company owns 100% of the 19,000 shares (representing 95% of total outstanding shares) of non-voting preferred stock of GIRC. Three individuals, one of whom, Frank E. Austin, is an executive officer of the Company, each own 33 1/3% of the 1,000 shares (representing 5% of total outstanding shares) of voting common stock of GIRC. The Company and GIRC intend that the Company's interest in GIRC comply with REIT qualification standards.

     The Company, through its ownership of preferred stock, is entitled to receive cumulative, preferred annual dividends of $0.80 per share, which GIRC must pay before it pays any dividends with respect to the common stock. Once GIRC pays the required cumulative preferred dividend, it will pay any additional dividends in equal amounts per share on both the preferred stock and the common stock at 95% and 5%, respectively. Through the preferred stock, the Company is also entitled to receive a preferred liquidation value of $55.00 per share plus all cumulative and unpaid dividends. The preferred stock is subject to redemption at the option of GIRC after December 31, 2005, for a redemption price of $55.00 per share plus cumulative and unpaid dividends. As the holder of preferred stock of GIRC, the Company has no voting power with respect to the election of the directors of GIRC; all power to elect directors of GIRC is held by the owners of the common stock of GIRC.

     This structure is intended to provide the Company with a significant portion of the economic benefits of the operations of GIRC. The Company accounts for the financial results of GIRC using the equity method.

     Glenborough Hotel Group. The Operating Partnership leases its hotel properties to Glenborough Hotel Group ("GHG"). The Operating Partnership holds a first mortgage on another hotel, which is managed by GHG under a contract with its owner. GHG also manages two other hotels owned by Outlook Income Fund 9, a partnership whose general partner is GC, as well as two resort condominium hotels.

     The Company owns 100% of the 50 shares of non-voting preferred stock of GHG. Three individuals, one of whom, Terri Garnick, is an executive officer of the Company, each own 33 1/3% of the 1,000 shares of voting common stock of GHG. The Company and GHG intend that the Company's interest in GHG comply with REIT qualification standards.

     The Company, through its ownership of preferred stock, is entitled to receive cumulative, preferred annual dividends of $600 per share, which GHG must pay before it pays any dividends with respect to the common stock. Once GHG pays the required cumulative preferred dividend, it will pay 75% of any additional dividends to holders of the preferred stock, and 25% to holders of the common stock. Through the preferred stock, the Company is also entitled to receive a preferred liquidation value of $40,000 per share plus all cumulative and unpaid dividends. The preferred stock will be subject to redemption at the option of GHG after December 31, 1999, for a redemption price of $40,000 per share. As the holders of preferred stock of GHG, the Company has no voting power with respect to the election of the directors of GHG; all power to elect directors of GHG is held by the owners of the common stock of GHG.

     This structure is intended to provide the Company with a significant portion of the economic benefits of the operations of GHG. The Company accounts for the financial results of GHG using the equity method.

  Internal Growth

     The Company seeks market rent increases as leases are renewed. In addition, many of the commercial leases provide for rent increases that are either fixed or based on a consumer price index ("CPI"). Such increases, together with anticipated future rents from space now vacant, provide an opportunity for increased revenues. The leases for the hotel portfolio provide the Company with either a base rent amount or a percentage of the hotel's revenue, whichever is higher; thus, the Company will participate in increasing hotel revenues, if any.

  Redeployment of Assets

     The Company periodically reviews the existing Properties, and sells certain Properties and reinvests the proceeds in other properties which the Company believes have characteristics more suited to its overall growth strategy and operating goals. For example, the Company may: (i) sell properties that have matured beyond a point of significant future growth potential and replace them with properties with comparable cash flow but higher growth potential; (ii) sell some smaller or management intensive properties and replace them with larger or more management-efficient properties; and (iii) seek to reduce the number of cities in which it does business. By redeploying assets in this manner, the Company believes it can achieve certain economies of scale with respect to staffing and overhead levels. For example, the Company recently sold the All American Industrial Properties located outside Minneapolis that were geographically isolated, required outside management and did not otherwise fit the Company's portfolio strategy.

FINANCING POLICIES

     Conservative Debt Strategy. On a pro forma basis, and giving effect to the Offering and the application of the net proceeds therefrom, the Company's total indebtedness as of December 31, 1996 would have been $80.6 million, which represents a debt to total market capitalization (debt divided by the sum of market value of equity plus debt) ratio of approximately 22%. This ratio is consistent with the Company's conservative strategy of maintaining its debt to total market capitalization ratio at a level of 30% or less. In addition, the Company's Articles of Incorporation (the "Charter") limits the Company's ability to incur additional debt if the Company's total debt would exceed 50% of the greater of the Company's fair market value or total market capitalization (sum of market value of equity plus debt), as defined in the Charter. This debt limitation contained in the Company's Charter cannot be changed without the affirmative vote of the stockholders of the Company in accordance with Maryland General Corporation Law.

     Limited Floating Interest Rate Debt. The Company seeks to limit the amount of its indebtedness that is subject to floating interest rates. On a pro forma basis, giving effect to the Offering and the application of the net proceeds therefrom, as of December 31, 1996, $23.1 million, or 29%, the Company's aggregate indebtedness, would be subject to floating rates of interest.

INVESTMENT POLICIES

     The Company seeks to invest in income-producing property, both directly and through joint ventures with unaffiliated third parties, including institutional investors. Prospective real estate investment opportunities undergo an underwriting process that evaluates the following: (i) reasonably anticipated levels of net cash and ultimate sales value, based on evaluation of a range of factors including, but not limited to, rental levels under existing leases; (ii) financial strength of tenants; (iii) levels of expense required to maintain operating services and routine building maintenance at competitive levels; and
(iv) levels of capital expenditures required to maintain the capital components of the building in good working order and in conformance with building codes, health, safety and environmental and other standards.

     The Company conducts physical site inspections of each property under consideration and also engages outside professionals to independently inspect properties prior to acquisition. The Company either engages outside professionals to conduct Phase I Environmental Assessments for all acquisitions, or relies on either: (i) the availability of a recent report prepared for a third party; or (ii) in the case of a property managed by an

Associated Company, the experience of the Associated Company in managing the property, when the incremental benefit of obtaining a report is believed by the Company to be outweighed by the cost. Based upon the results of these inspections, assessments, reports and experience, the Company evaluates the risks associated with a proposed acquisition prior to its completion and takes appropriate corrective measures.

     The Company emphasizes equity real estate investments, but may also invest in mortgages, securitized mortgage portfolios or other assets consistent with maintaining qualification as a REIT. The Company will not invest in derivative financial instruments except for the limited purpose of prudently hedging interest rate risk under variable interest rate debt. The Company has no plans to invest in derivative financial instruments.

     The Board of Directors of the Company reviews the investment policies of the Company periodically to determine that the investment policies being followed by the Company at any time are in the best interests of the Company's stockholders. The Board of Directors may alter the Company's investment policies if they determine in the future that such a change is in the best interests of the Company and its stockholders. The methods of implementing the Company's investment policies may vary as new investment and financing techniques are developed or for other reasons.

     The Company has also adopted a policy that no acquisition of properties from GPA, Ltd. or Robert or Andrew Batinovich or their families or from other entities in which they have an interest will be made without the approval of at least two-thirds of the Company's independent directors.

                             ORGANIZATIONAL DIAGRAM
                             (at December 31, 1996)

       (1) The remaining interests in the Operating Partnership, other than the interests held by the Company, are: (i) a 7.38% limited partner interest held by GPA, Ltd., a California limited partnership ("GPA"), (ii) a 0.16% limited partner interest held by Robert Batinovich, and (iii) an aggregate of 0.67% of limited partner interests held by certain other persons. GPA is owned by Robert Batinovich, who holds a 1% general partner interest, and Glenborough Partners, a California limited partnership, which holds a 99% limited partner interest. The Company owns a 4.0% limited partner interest in Glenborough Partners, and Robert Batinovich and Andrew Batinovich and members of their immediate families own an approximate 21% aggregate interest (including both general partner and limited partner interests) in Glenborough Partners. The remaining 75% interests in Glenborough Partners are held in aggregate by approximately 400 private investors. See "Certain Relationships and Related Transactions."

                               RECENT ACTIVITIES

     Consistent with the Company's strategy for growth, the Company has, during 1996 and during the first quarter of 1997 through the date of this Prospectus Supplement, acquired, or entered into agreements to acquire, 40 properties in 10 states, aggregating approximately 2.6 million rentable square feet, 762 apartment units, and 227 hotel rooms, for an aggregate total investment of approximately $170 million. In June 1996, the Company sold the All American Industrial Properties to redeploy capital into properties the Company believes have characteristics more suited to its overall growth strategy and operating goals. In addition, in July 1996, the Company entered into the $50 million Line of Credit with Wells Fargo Bank, and in October 1996, the Company completed a public offering of 3,666,000 shares of Common Stock. The following is a summary of the Company's acquisition, sales and financing activities during 1996 and the first quarter of 1997 through the date of this Prospectus Supplement.

COMPLETED ACQUISITIONS

  Acquisitions from Partnerships and Other Third Party Sellers

     Scottsdale Hotel. In February 1997, the Company acquired a 163-suite hotel Property (the "Scottsdale Hotel"), which began operations in January 1996 and is located in Scottsdale, Arizona. The total acquisition cost, including capitalized costs, was approximately $12.1 million, which consisted of approximately $4.7 million of mortgage debt assumed, and the balance in cash. The cash portion was financed through advances under the Line of Credit. Like four of the Company's other hotel Properties, the Scottsdale Hotel is marketed as a Country Suites by Carlson.

     Carlsberg Acquisition. In November 1996, the Company acquired from various partnerships and their general partner, a Southern California syndicator, the Carlsberg Properties, a portfolio of six Properties (including one property on which the Company made a mortgage loan which included a purchase option), aggregating approximately 342,000 square feet, together with associated management interests. The total acquisition cost including the mortgage loan and capitalized costs, was approximately $23.2 million, which consisted of (i) approximately $8.9 million of mortgage debt assumed, (ii) approximately $350,000 in the form of 24,844 shares of Common Stock of the Company (based on a per share value of $14.09) and (iii) the balance in cash. The cash portion was financed through advances under the Line of Credit. The Carlsberg Properties consist of five office Properties and one retail Property, located in two states. Concurrently with the Company's acquisition of the Carlsberg Properties, one of the Associated Companies assumed management of a portfolio of 13 additional properties with an aggregate of one million square feet under a venture with an affiliate of the seller.

     The shares of Common Stock issued in connection with the Carlsberg Properties acquisition are unregistered, but the holders of these shares have certain piggyback and demand registration rights. The piggyback rights are available for a one-year period commencing on the date of completion of the acquisition. At the end of the piggyback period, the holders will have the right to demand registration under the Securities Act of any unsold shares that cannot then be sold freely without registration. The holder of such shares will then be limited within the first six months to the sale of not more than 25% of the original of number shares issued, within the first 12 months to the sale of not more than 50% of the original number of shares issued and within 18 months to the sale of not more than 75% of the original number of shares issued.

     TRP Acquisition. In October 1996, the Company acquired the TRP Properties, a portfolio of 12 properties, aggregating approximately 784,000 square feet and 538 multi-family units, together with associated management interests. The total acquisition cost, including capitalized costs, was approximately $43.8 million, which consisted of (i) approximately $16.3 million of mortgage debt assumed,
(ii) approximately $760,000 in the form of 52,387 partnership units in the Operating Partnership (based on a per unit value of $14.50), (iii) approximately $2.6 million in the form of 182,000 shares of Common Stock of the Company (based on a per share value of $14.50) and (iv) the balance in cash. The cash portion was financed through advances under the Line of Credit. The TRP Properties consist of three office, six industrial, one retail and two multi-family Properties, located in six states.

     The Operating Partnership units issued in connection with the TRP Properties acquisition are accompanied by an option permitting the holder of the units to require the Operating Partnership to redeem the units. If the holder requires a redemption, the Company, as general partner of the Operating Partnership, will have the option to acquire the units by delivering the Common Stock on a one-for-one basis, or causing the Operating Partnership to distribute cash in an amount equal to the fair market value of the units being redeemed. The shares of the Company's Common Stock to be issued upon redemption of the Operating Partnership units will have certain piggyback and demand registration rights. The piggyback rights are available for a one-year period commencing on the date any of the Operating Partnership units are redeemed for shares of Common Stock. At the end of the piggyback period, the holders will have the right to demand registration under the Securities Act of any unsold shares that cannot then be sold freely without registration. The holders of shares issued upon redemption of the Operating Partnership units will be limited to the sale of not more than 15,000 shares in any three-month period during the first three years after issuance.

     The shares of the Common Stock issued in connection with this transaction are unregistered, but the holders of these shares will have the same piggyback and demand registration rights as applicable to the Operating Partnership units. The holders of these shares, however, are restricted from selling any of such shares until the first anniversary of the closing, and thereafter will be limited to the sale of not more than 50,000 shares in any six-month period during the first three years after issuance.

     San Antonio Hotel. In August 1996, the Company acquired the San Antonio Hotel, a 64-room hotel property, which is located in San Antonio, Texas. The total acquisition cost, including capitalized costs, was approximately $2.8 million, which was paid in cash. The acquisition was financed with an advance on the Line of Credit.

     Kash n' Karry. In August 1996, the Company also expanded an existing shopping center in Tampa, Florida through a purchase-leaseback transaction with the anchor tenant. The Company's initial acquisition cost, including capitalized costs, was approximately $1.6 million, all of which was paid in cash which was financed through advances under the Line of Credit, and in addition the Company committed an additional $1.8 million for future expansion and tenant improvements, which the Company expects will also be paid in cash.

  Acquisitions from Entities Controlled by Associated Companies

     Bond Street Property. In September 1996, the Company acquired the Bond Street Property, a two-story, 40,595 square foot office building, in Farmington Hills, Michigan. The total acquisition cost, including capitalized costs, was approximately $3.2 million, which consisted of $391,000 in the form of 26,067 partnership units in the Operating Partnership (based on a per unit value of $15.00), and the balance paid in cash. The cash portion was financed through advances under the Line of Credit.

     The Operating Partnership units delivered in connection with the Bond Street Property acquisition are accompanied by an option permitting a holder of the units to require the Operating Partnership to redeem the units beginning one year following the closing of the acquisition of the Bond Street Property. If the holder requires a redemption, the Company, as general partner for the Operating Partnership, will have the option to acquire the units by either (i) paying cash in an amount equal to the fair market value, on the date of receipt of the notice of redemption, of the units being acquired, or (ii) delivering a number of shares of the Company's Common Stock having a fair market value equal to the fair market value of the units being acquired. If the shares of the Company's Common Stock are issued to acquire units of the Operating Partnership, the holder of those shares will have the right for one year to participate in any offerings filed by the Company or, if no registered offering is filed by the Company within that year, to demand registration of the shares under the securities laws if a sufficient number of holders so request. In any event, a holder is limited to the sale of not more than 35,000 shares in any three month period.

     UCT Property. In July 1996, the Company acquired the UCT Property, a 23-story, 272,443 square foot office building, in St. Louis, Missouri. The total acquisition cost, including capitalized costs, was approximately $18.8 million, which consisted of $350,000 in the form of 23,333 partnership units in the Operating

Partnership (based on a per unit value of $15.00), and the balance paid in cash. The cash portion was financed through advances under the Line of Credit.

     The Operating Partnership units delivered in connection with the UCT Property acquisition are accompanied by an option permitting a holder of the units to require the Operating Partnership to redeem the units beginning July 15, 1997. If the holder requires a redemption, the Company, as general partner for the Operating Partnership, will have the option to acquire the units by either (i) paying cash in an amount equal to the fair market value, on the date of receipt of the notice of redemption, of the units being acquired, or (ii) delivering a number of shares of the Company's Common Stock having a fair market value equal to the fair market value of the units being acquired. If shares of the Company's Common Stock are issued to acquire units of the Operating Partnership, the holder of those shares will have the right for one year to participate in any offerings filed by the Company or, if no registered offering is filed by the Company within that year, to demand registration of the shares under the securities laws if a sufficient number of holders so request. In any event, though, a holder will be limited to the sale of not more than 35,000 shares in any three month period.

PENDING ACQUISITIONS

     CIGNA Properties. In January 1997, the Company entered into a definitive agreement with two limited partnerships organized by affiliates of CIGNA Corp. to acquire the CIGNA Properties, a portfolio of six properties, aggregating approximately 616,000 square feet and 224 multi-family units. The total acquisition cost, including capitalized costs, is expected to be approximately $45.5 million, which will be paid entirely in cash from the proceeds of the Offering. The CIGNA Properties consist of two office properties, two R&D properties, a neighborhood shopping center and a multi-family property, located in four states. These acquisitions are subject to a number of contingencies, including approval of the acquisition by a majority in interest of the voting power of the limited partners of each of the selling partnerships, satisfactory completion of environmental and engineering due diligence and customary closing conditions. Accordingly, there can be no assurance that any or all of these acquisitions will be completed.

     The following table sets forth for each of the CIGNA Properties, the name, the property type, general location, year completed, approximate square footage (or, in the case of the multi-family property, units) and, for the year ended December 31, 1996, average occupancy rate, average effective rent per leased square foot (or, in the case of the multifamily property, average rent per unit), annual effective base rent, property revenues and percentage of the total CIGNA Properties' revenues.

                                CIGNA PROPERTIES

                                                                   AVERAGE                                  PROPERTY REVENUES
                                                                OCCUPANCY FOR     AVERAGE       ANNUAL           FOR YEAR
                                                                  THE YEAR       EFFECTIVE    EFFECTIVE       ENDED 12/31/96
                                         YEAR        SQUARE         ENDED       RENT/LEASED      BASE      --------------------
     PROPERTY          CITY      ST    COMPLETED   FEET/UNITS    12/31/96(1)    SQUARE FEET    RENT(3)       AMOUNT     PERCENT
------------------  ----------   ---   ---------   ----------   -------------   -----------   ----------   ----------   -------
OFFICE
  Westford
    Corporate
    Center........  Westford     MA    1987          163,247          100%        $  8.73     $1,425,303   $1,816,614     23.2 %
  Woodlands
    Plaza.........  St. Louis    MO    1983           72,276           96%          15.04      1,043,701    1,040,250     13.3 %
INDUSTRIAL
  Lake Point......  Orlando      FL    1985          134,984          100%           8.77      1,183,364    1,366,256     17.5 %
  Woodlands Tech
    Center........  St. Louis    MO    1986           98,037           83%           7.63        616,981      786,648     10.1 %
RETAIL
  Piedmont
    Plaza.........  Apopka       FL    1985          147,750           97%           6.22        891,626    1,160,614     14.9 %
                                                     -------                      -------     ----------    ---------    -----
 Subtotal/Total...                                   616,294                         8.72      5,160,975    6,170,382     79.0 %
                                                     =======                      =======     ==========    =========    =====
MULTI-FAMILY
  Overlook
    Apartments....  Scottsdale   AZ    1988              224           94%         610.36(2)   1,537,325    1,640,641     21.0 %
                                                     -------        -----                     ----------    ---------    -----
    Total/Weighted
      Average.....                                                     96%                    $6,698,300   $7,811,023    100.0 %
                                                                    =====                     ==========    =========    =====

---------------

(1) Represents average economic occupancy (calculated using month-end actual occupancy rates).

(2) Represents average monthly rent per unit.

(3) As used herein, "Effective Base Rent" represents base rent less concessions.

     The following table sets forth combined financial information for the CIGNA Properties for the year ended December 31, 1996.

              COMBINED STATEMENTS OF REVENUES AND CERTAIN EXPENSES
                            FOR THE CIGNA PROPERTIES
                                 (IN THOUSANDS)

                                                                      YEAR ENDED
                                                                   DECEMBER 31, 1996
                                                                   -----------------
            REVENUES.............................................       $ 7,811
            CERTAIN EXPENSES:
              Operating..........................................         1,947
              Real estate taxes..................................           729
                                                                         ------
                                                                          2,676
                                                                         ------
            REVENUES IN EXCESS OF CERTAIN
              EXPENSES...........................................       $ 5,135
                                                                         ======

     The following table sets forth lease expirations for the CIGNA Properties other than multi-family for 1997 and thereafter.

                     LEASE EXPIRATIONS -- CIGNA PROPERTIES

                                                                                               PERCENTAGE OF TOTAL
                                               RENTABLE SQUARE                                  ANNUAL BASE RENT
        YEAR OF              NUMBER OF        FOOTAGE SUBJECT TO       ANNUAL BASE RENT          REPRESENTED BY
    LEASE EXPIRATION      LEASES EXPIRING      EXPIRING LEASES       UNDER EXPIRING LEASES     EXPIRING LEASES(1)
------------------------  ---------------     ------------------     ---------------------     -------------------
1997(2).................         11                  58,616               $   675,145                  13.1%
1998....................          9                  39,798                   411,384                   8.0%
1999....................         14                 235,283                 2,036,241                  39.5%
2000....................          9                  49,705                   492,026                   9.6%
2001....................          9                  57,932                   618,517                  12.0%
2002....................          2                  11,873                    76,958                   1.5%
2003....................          3                   4,800                    44,160                   0.9%
2004....................          0                       0                         0                   0.0%
2005....................          1                   2,900                    57,600                   1.1%
2006....................          3                  31,013                   146,676                   2.9%
Thereafter..............          1                 107,400                   590,700                  11.5%
                                 --
                                                    -------                ----------                 -----
          Total.........         62                 599,320(3)            $ 5,148,407(4)              100.0%
                                 ==                 =======                ==========                 =====

---------------

(1) Annual base rent expiring during each period, divided by total base rent (both adjusted for contractual increases).

(2) Includes leases that have initial terms of less than one year.

(3) This figure is based on square footage actually leased (which excludes vacant space), which accounts for the difference between this figure and "Total Rentable Area" in the preceding table (which includes vacant space).

(4) This figure is based on square footage actually leased (which excludes vacant space) and incorporates contractual rent increases arising after 1996, and thus differs from "Total Annual Effective Base Rent" in the preceding table, which is based on 1996 rents.

     E&L Properties. In February 1997, the Company entered into definitive agreements with various partnerships and their general partner, a Southern California syndicator, to acquire the E&L Properties, a portfolio of up to 11 properties, aggregating approximately 524,000 square feet, together with associated management interests. The total acquisition cost, including capitalized costs, is expected to be approximately $22.2 million, which will consist of (i) approximately $9.5 million of mortgage debt assumed, (ii) approximately $7.8 million in the form of 410,537 partnership units in the Operating Partnership (based on a per unit value of $19.075), (iii) approximately $650,000 in the form of 34,076 shares of Common Stock of the Company (based on a per share value of $19.075) to be issued in connection with the acquisition of the management interests relating to the E&L Properties, and
(iv) the balance in cash. The cash portion of the acquisition cost will be funded with proceeds of the Offering. The E&L Properties consist of one office and ten industrial properties, all located in Southern California. These acquisitions are subject to a number of contingencies, including the approval of the acquisition by a majority of the voting power of the limited partners of each of the selling partnerships, satisfactory completion of environmental and engineering due diligence and customary closing conditions. Accordingly, there can be no assurance that any or all of these acquisitions will be completed, and it is possible that fewer than all of these acquisitions may be completed.

     The Operating Partnership units to be issued in connection with the E&L Properties acquisition will be accompanied by an option permitting a holder of the units to require the Operating Partnership to redeem the units. If the holder requires a redemption, the Company, as general partner of the Operating Partnership, will have the option to acquire the units by delivering Common Stock on a one-for-one basis, or causing the

Operating Partnership to distribute cash in an amount equal to the fair market value of the units being redeemed. The shares of the Company's Common Stock to be issued upon redemption of the Operating Partnership units will have certain piggyback and demand registration rights. The shares of the Company's Common Stock to be issued in connection with the E&L Properties acquisition will be unregistered, but the holders of these shares will have similar piggyback and demand registration rights as applicable to the Operating Partnership Units issued in the transaction.

     The following table sets forth for each of the E&L Properties, the name, the property type, general location, year completed, approximate square footage and, for the year ended December 31, 1996, average occupancy, average effective rent per leased square foot, annual effective base rent, property revenues and percentage of the total E&L Properties' revenues.

                                 E&L PROPERTIES

                                                                                                              PROPERTY REVENUES
                                                                     AVERAGE        AVERAGE                        FOR YEAR
                                                                  OCCUPANCY FOR    EFFECTIVE      ANNUAL        ENDED 12/31/96
                                              YEAR      SQUARE     YEAR ENDED     RENT/LEASED   EFFECTIVE    --------------------
      PROPERTY             CITY        ST   COMPLETED    FEET      12/31/96(1)    SQUARE FEET   BASE RENT      AMOUNT     PERCENT
--------------------  --------------  ----  ---------   -------   -------------   -----------   ----------   ----------   -------
Industrial
  Chatsworth........  Chatsworth        CA     1975      29,764        100%         $  5.84     $  173,799   $  182,018      6.2%
  Sandhill
    Industrial
    Park............  Carson            CA     1975      90,922         97%            4.47        394,142      394,142     13.5%
  Arrow/San Dimas
    Center..........  San Dimas         CA     1980      35,996         91%            5.44        178,244      183,372      6.3%
  Kraemer Business
    Park............  Anaheim           CA     1974      55,246         92%            5.61        284,882      284,882      9.7%
  Piedmont Belshaw..  Carson            CA     1973      23,826         88%            3.61         75,600       75,909      2.6%
  Piedmont
    Dominguez.......  Carson            CA     1973      85,120         84%            5.55        396,891      407,574     13.9%
  Piedmont Dunn
    Way.............  Placentia         CA     1968      59,832         94%            5.15        289,903      292,030     10.0%
  Monroe Business
    Park............  Placentia         CA     1988      38,655         89%            5.21        179,283      180,561      6.2%
  Piedmont Upland...  Upland            CA     1978      27,414         73%            4.23         84,660       86,062      2.9%
  Katella/Glassell
    Business Park...  Orange            CA     1976      46,912         91%           10.02        427,961      430,544     14.7%
Office
  Academy Center....  Rolling Hills     CA     1974      29,960         85%           15.58        396,769      408,276     14.0%
                                                        -------        ---           ------     ----------   ----------    -----
    Total/Weighted
      Average.......                                    523,647         90%         $  6.10     $2,882,134   $2,925,370    100.0%
                                                        =======        ===           ======     ==========   ==========    =====

---------------

(1) Represents average economic occupancy (calculated using month-end actual occupancy rates).

     The following table sets forth combined financial information for the E&L Properties for the year ended December 31, 1996.

              COMBINED STATEMENTS OF REVENUES AND CERTAIN EXPENSES
                             FOR THE E&L PROPERTIES
                                 (IN THOUSANDS)

                                                                      YEAR ENDED
                                                                   DECEMBER 31, 1996
                                                                   -----------------
            REVENUES.............................................       $ 2,925
            CERTAIN EXPENSES:
              Operating..........................................           418
              Real estate taxes..................................           157
                                                                         ------
                                                                            575
                                                                         ------
            REVENUES IN EXCESS OF CERTAIN EXPENSES...............       $ 2,350
                                                                         ======

     The following table sets forth lease expirations for the E&L Properties for 1997 and thereafter.

                      LEASE EXPIRATIONS -- E&L PROPERTIES

                                                                                              PERCENTAGE OF TOTAL
                                                       RENTABLE SQUARE     ANNUAL BASE RENT    ANNUAL BASE RENT
          YEAR OF LEASE                NUMBER OF      FOOTAGE SUBJECT TO    UNDER EXPIRING      REPRESENTED BY
            EXPIRATION              LEASES EXPIRING    EXPIRING LEASES          LEASES        EXPIRING LEASES(1)
----------------------------------  ---------------   ------------------   ----------------   -------------------
1997(2)...........................        108               223,297           $1,412,576              52.0%
1998..............................         44               108,598              616,124              22.7%
1999..............................         15                56,788              269,264               9.9%
2000..............................          5                21,469              120,384               4.4%
2001..............................         15                53,420              299,844              11.0%
Thereafter........................          0                     0                    0               0.0%
                                          ---               -------           ----------             -----
          Total...................        187               463,572(3)        $2,718,192(4)          100.0%
                                          ===               =======           ==========             =====

---------------

(1) Annual base rent expiring during each period, divided by total base rent (both adjusted for contractual increases).

(2) Leases for these types of properties have terms of one to three years and typically require minimal tenant improvements. The Company believes the lease expirations generally provide an opportunity for rent increases.

(3) This figure is based on square footage actually leased (which excludes vacant space), which accounts for the difference between this figure and "Total Rentable Area" in the preceding table (which includes vacant space).

(4) This figure is based on square footage actually leased (which excludes vacant space) and incorporates contractual rent increases arising after 1996, and thus differs from "Total Annual Effective Annual Base Rent" in the preceding table, which is based on 1996 rents.

     Other Acquisition Opportunities. The Company maintains an active acquisition department which identifies, evaluates, negotiates and consummates portfolio and individual property investments. Currently, the Company is considering acquisitions involving, in the aggregate, in excess of $200 million in total capitalized costs. The acquisitions are subject to a number of contingencies, including a review of the physical and economic characteristics of the properties involved, negotiation of detailed terms, which among other things could alter the scope of the acquisitions, and formal documentation. Accordingly, the Company cannot reach a conclusion that any of these acquisitions is probable, and there can be no assurance that these current discussions, or other discussions involving potential acquisition opportunities will result in any agreement or consummation of any transaction. See "Risk Factors -- Risks Associated with Acquisitions" in the accompanying Prospectus.

1996 PROPERTY SALES

     As part of its strategy to achieve sustainable long-term growth in FFO, the Company periodically reviews its current portfolio of properties for opportunities to redeploy capital from certain existing Properties to other properties that the Company believes have characteristics more suited to its overall growth strategy and operating goals. Consistent with this strategy, in June 1996, the Company sold the All American Industrial Properties held in its industrial portfolio. The sales price for these two facilities was approximately $2.9 million and generated a book value gain of approximately $321,000.

FINANCING ACTIVITIES

     Line of Credit. In 1996, the Company entered into the $50 million Line of Credit with Wells Fargo Bank. The Line of Credit has a term of two years, subject to annual extensions at the option of the Company. The Line of Credit bears interest at an annual rate equal to LIBOR plus 2.375%, which will be reduced to LIBOR plus 1.75%, upon completion of the Offering. If the Line of Credit lender terminates the Line of Credit (other than by reason of the Company's default thereunder), at the Company's option, any remaining balance outstanding under the Line of Credit will be converted to a ten-year term loan, bearing interest at a fixed rate of 275 points over the then 10-year treasury rate, with a twenty-year amortization schedule. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     Term Loan. In 1996, the Company entered into the $6.1 million Term Loan with Wells Fargo Bank. The Term Loan has a term of two years, bears interest at the same rate as the Line of Credit and is secured by first mortgage liens on 10 "QuikTrip" facilities owned by the Company, with full recourse to the Company. Required payments under the Term Loan are interest only for the first year, and principal and interest payments in the second year based on monthly principal payments of $25,500 plus interest on the outstanding balance.

     Public Offering. In October 1996, the Company completed a public offering of 3,666,000 shares of its Common Stock at a price of $13.875 per share (the "Prior Offering"). The net proceeds of approximately $47.8 million were used for the acquisition of certain Properties and to repay approximately $24.0 million of the then outstanding balance under the Line of Credit.

     Increased Distribution. In January 1997, the Company announced a 6.7% increase in its regular quarterly distribution from $.30 to $.32 per share of Common Stock. See "Distribution Policy."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the Common Stock offered hereby are expected to be approximately $66.1 million (approximately $76.1 million if the Underwriters' over-allotment option is exercised in full). The Company intends to contribute such proceeds to the Operating Partnership to purchase an additional proportionate interest in the Operating Partnership. The Operating Partnership will use the net proceeds to fund acquisition activities, repay outstanding indebtedness, including indebtedness incurred in connection with the Scottsdale Hotel acquisition, and for general corporate purposes.

     The only indebtedness to be repaid with the net proceeds from the Offering are outstanding borrowings under the Line of Credit. As of March 17, 1997, the interest rate on the Line of Credit was 7.8750% and the initial maturity date of the Line of Credit was July 14, 1998, subject to certain extension provisions.

     The Company is continuously engaged, in the ordinary course of its business, in the evaluation of properties for acquisition. Pending application of any remaining portion of net proceeds, the Company will invest that portion in interest-bearing accounts and short-term, interest-bearing securities that are consistent with the Company's intention to qualify for taxation as a REIT. Such investments may include, for example, government and government agency securities, certificates of deposit and interest-bearing bank deposits.

              PRICE RANGE OF COMMON STOCK AND DISTRIBUTION HISTORY

     On January 31, 1996, the Company's Common Stock began trading on the NYSE under the symbol "GLB." On March 17, 1997, the last reported sale price per share of the Company's Common Stock on the NYSE was $20 1/4. The following table sets forth the high and low closing prices per share of the Company's Common Stock for the periods indicated, as reported on the NYSE composite tape, and the distributions per share paid by the Company with respect to the periods indicated.

                       QUARTERLY PERIOD                 HIGH       LOW       DISTRIBUTIONS
        ----------------------------------------------  ----       ---       -------------
        1996
          First Quarter(1)............................  $14  1/4   $13           $0.30
          Second Quarter..............................   15  1/8    13 1/2       $0.30
          Third Quarter...............................   14  5/8    13 3/8       $0.30
          Fourth Quarter..............................   17  5/8    13 5/8       $0.32

        1997
          First Quarter(2)............................  $20  1/2    16 3/4         (3)

---------------

(1) Although the Consolidation occurred on December 31, 1995 and the Company began paying distributions on its Common Stock based on earnings in the first quarter of 1996, the Common Stock did not begin trading on the NYSE until January 31, 1996.

(2) High and low stock closing prices through March 17, 1997.

(3) Distributions for the quarter ending March 31, 1997 had not been declared as of March 17, 1997.

DISTRIBUTION POLICY

     Since the Consolidation, the Company has paid regular quarterly distributions to holders of its Common Stock. The Company paid quarterly distributions of $0.30 per share for the first, second and third quarters of 1996 on May 13, 1996, August 14, 1996 and October 15, 1996, respectively. In January 1997, the Company announced a 6.7% increase in its regular quarterly distribution, increasing the quarterly distribution from $0.30 to $0.32 per share. The distributions for the fourth quarter of 1996 of $0.32 per share were paid on February 19, 1997. Distributions are declared quarterly by the Company based on financial results for the prior calendar quarter.

     The Company makes distributions to stockholders if, as and when declared by its Board of Directors out of funds legally available therefor. The Company expects to continue its policy of paying quarterly distributions, but there can be no assurance that distributions will continue or be paid at any specific level.

     The Board of Directors, in setting the level of the stockholders' distributions, takes into account, among other things, the Company's financial performance, debt covenants and its need of funds for working capital reserves, capital improvements and new investment opportunities. At present, the Company intends to retain from net cash receipts from operations amounts necessary for working capital reserves, debt payments and capital improvements and replacements for existing properties, and to distribute the balance to stockholders as distributions. The Company does not, however, intend to distribute net cash receipts from sales or refinancings of assets, but instead to retain such funds to make new investments or for other corporate purposes, taking into account the income tax impact, if any, of reinvesting such proceeds rather than distributing them. These policies are within the discretion of the Board of Directors and may be changed from time to time subject only to the distribution requirements under the REIT provisions of the Internal Revenue Code of 1996, as amended (the "Code") and other legal restrictions. See "Federal Income Tax Consequences -- Annual Distribution Requirements" in the accompanying Prospectus.

     The Company believes it will have sufficient available cash to make distributions at a level necessary to maintain REIT status. Additionally, the Company would be required to make a special distribution with respect to accumulated earnings and profits, if any, from any portion of a year in which it does not elect REIT status, including any earnings and profits attributable to the Company and GC.

     Although the Company believes that a small portion of its distributions for 1997 will be classified as a return of capital for federal income tax purposes, it cannot currently predict the portion of 1997 or future distributions that may be so classified. See "Federal Income Tax Consequences -- Taxation of Stockholders -- Taxation of Taxable Domestic Stockholders" in the accompanying Prospectus. No part of the 1996 distributions were classified as a return of capital for federal income tax purposes.

                                 CAPITALIZATION

     The following table sets forth the historical capitalization of the Company as of December 31, 1996, and on a pro forma basis as if (i) the acquisition of the CIGNA Properties, the E&L Properties and the Scottsdale Hotel, and (ii) the Offering and the application of the net proceeds therefrom as described in "Use of Proceeds" had each been completed on December 31, 1996. This capitalization table should be read in conjunction with all financial statements and notes thereto included in this Prospectus Supplement and the accompanying Prospectus or incorporated herein and therein by reference.

                                                                     AS OF DECEMBER 31, 1996
                                                                     ------------------------
                                                                     HISTORICAL     PRO FORMA
                                                                     ----------     ---------
                                                                          (IN THOUSANDS)
    DEBT:
      Mortgage loans(1)............................................   $  54,584     $  68,757
      Line of Credit(2)............................................      21,307        11,835
                                                                       --------      --------
              Total debt...........................................      75,891        80,592
                                                                       --------      --------
    MINORITY INTEREST(3)...........................................       8,831        16,662
                                                                       --------      --------
    STOCKHOLDERS' EQUITY:
      Common stock: $0.001 par value, 50,000,000 shares authorized,
         9,661,553 and 13,195,629 issued and outstanding,
         respectively(4)...........................................          10            13
      Additional paid-in capital...................................     105,952       172,655
      Deferred compensation........................................        (399)         (399)
      Retained deficit.............................................      (7,963)       (7,963)
                                                                       --------      --------
              Total stockholders' equity...........................      97,600       164,306
                                                                       --------      --------
      TOTAL CAPITALIZATION.........................................   $ 182,322     $ 261,560
                                                                       ========      ========

---------------

(1) The pro forma balance reflects the assumption of mortgage loans in connection with the acquisition of the Scottsdale Hotel and E&L Properties.

(2) The pro forma balance reflects a net decrease in borrowings under the Line of Credit due to repayment of such borrowings.

(3) The pro forma minority interest reflects the issuance of 410,537 units of partnership interest in the Operating Partnership in connection with the E&L Properties acquisition.

(4) The pro forma outstanding Common Stock includes the issuance of 34,076 shares of Common Stock in connection with the E&L Properties acquisition.

           SELECTED HISTORICAL AND PRO FORMA FINANCIAL AND OTHER DATA

     The following table sets forth selected financial and other data on a historical, as adjusted and pro forma basis for the Company, and on a historical combined basis for the GRT Predecessor Entities.

     The following unaudited pro forma operating and other data have been prepared to reflect (i) the Consolidation and related transactions, (ii) the Line of Credit, (iii) all property acquisitions completed in 1996 and the acquisition of the Scottsdale Hotel, the CIGNA Properties, and the E&L Properties, as described under the caption "Recent Activities" and (iv) the Offering and the application of the net proceeds therefrom as set forth in "Use of Proceeds," as if each of such transactions had occurred and had been completed on January 1, 1996. The unaudited pro forma balance sheet data has been prepared to reflect (i) the acquisition of the Scottsdale Hotel, the CIGNA Properties and the E&L Properties described under the caption "Recent Activities" and (ii) the Offering and the application of the net proceeds therefrom as set forth in "Use of Proceeds" as if each of such transactions had occurred and had been completed on December 31, 1996. In the opinion of management, all adjustments necessary to reflect the effects of the transactions have been made.

     The following unaudited as adjusted operating data, balance sheet data, and other data have been prepared to reflect the Consolidation and related transactions as if such transactions had occurred on January 1, 1994.

     The pro forma selected financial and other data is unaudited and is not necessarily indicative of the consolidated results which would have occurred if the transactions had been consummated in the periods presented, or on any particular date in the future, nor does it purport to represent the financial position, results of operations or cash flows for future periods. The following table should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and with all financial statements and notes thereto included in this Prospectus Supplement and the accompanying Prospectus or incorporated herein and therein by reference.

                                                             AS OF AND FOR THE YEAR ENDED DECEMBER 31,
                                  -----------------------------------------------------------------------------------------------
                                  PRO FORMA  HISTORICAL  AS ADJUSTED  HISTORICAL  AS ADJUSTED  HISTORICAL  HISTORICAL  HISTORICAL
                                    1996        1996        1995         1995        1994         1994        1993        1992
                                  ---------  ----------  -----------  ----------  -----------  ----------  ----------  ----------
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA:
  Rental Revenue................. $  41,920   $ 17,943     $13,495     $ 15,454     $12,867     $ 13,797    $ 13,546    $ 13,759
  Fees and reimbursements........       311        311         260       16,019         260       13,327      15,439      14,219
  Interest and other income......     1,427      1,080         982        2,698       1,109        3,557       3,239       3,150
  Equity in earnings of
    Associated Companies.........     1,640      1,598       1,691           --       1,649           --          --          --
  Total Revenues(1)..............    45,298     21,253      16,428       34,171      15,885       30,681      32,224      31,128
  Property operating expenses....    13,029      5,266       4,084        8,576       3,673        6,782       7,553       8,692
  General and administrative.....     1,851      1,393         983       15,947         954       13,454      14,321      13,496
  Interest expense...............     6,832      3,913       2,767        2,129       2,767        1,140       1,301       1,466
  Depreciation and
    Amortization.................     7,767      4,575       3,654        4,762       3,442        4,041       4,572       4,933
  Income (loss) from operations
    before minority interest and
    extraordinary income.........    15,819     (1,131)      4,077          524       4,516        1,580       2,144      (2,139)
  Net income (loss)(2)...........    14,677     (1,609)      3,796          524      (3,093)       1,580       4,418      (2,681)
  Per share (3):
    Net income (loss) before
      extraordinary items........ $    1.11   $  (0.21)    $  0.66           --     $  0.72           --          --          --
    Net income (loss)............      1.11      (0.24)       0.66           --       (0.54)          --          --          --
    Distributions(4).............      1.28       1.22        1.20           --        1.20           --          --          --
BALANCE SHEET DATA:
  Net investment in real
    estate.......................   241,788    161,945          --     $ 77,574          --     $ 63,994    $ 70,245    $ 75,022
  Mortgage loans receivable,
    net..........................     9,905      9,905          --        7,465          --       19,953      18,825      18,967
  Total assets...................   264,758    185,520          --      105,740          --      117,321     102,635     108,168
  Total debt.....................    80,592     75,891          --       36,168          --       17,906      12,172      15,350
  Stockholders' equity...........   164,306     97,600          --       55,628          --       80,558      85,841      87,172
OTHER DATA:
  EBIDA(5)....................... $  30,418   $ 14,273     $11,361     $  9,291     $11,258     $ 10,269    $ 10,326    $  8,815
  Cash flow provided by (used
    for):
    Operating activities.........    23,586      4,138       4,656      (10,608)      5,742       22,426      12,505       6,891
    Investing activities.........  (119,022)   (61,833)      3,263        8,656       1,710       (1,947)     (2,002)     (1,437)
    Financing activities.........    99,161    (54,463)     (7,933)     (17,390)     (6,408)      (2,745)     (8,927)     (9,476)
  FFO(6).........................    24,838     11,491       9,638        7,162       9,536        9,129       9,025       7,349
  CAD(7),(8).....................    22,216     10,497       8,856        3,237       8,754        6,919       6,921       4,731
  Debt to total market
    capitalization(9)............     21.9%      29.5%          --           --          --           --          --          --

------------------------

(1) Certain revenues which are included in the historical combined amounts for 1995 and prior are not included on a pro forma or as adjusted basis. These revenues are included in three unconsolidated Associated Companies, GHG, GC and GIRC, on a pro forma basis and on an as adjusted basis, from which the Company receives lease payments and dividend income.

(2) Historical 1996 and as adjusted 1994 net losses reflect $7,237 of Consolidation and litigation costs incurred in connection with the Consolidation. As adjusted 1994 data give effect to the Consolidation and related transactions as if such transactions had occurred on January 1, 1994, whereas historical 1996 data reflect such transactions in the periods they were expensed. The Consolidation and litigation costs were expensed on January 1, 1996, the Company's first day of operations. Net loss in 1992 includes a non-recurring writedown of $4,282 on GPI's investment in the master agreement that resulted from GPI's in-substance foreclosure on the AFP Partners' properties.

(3) Pro Forma net income per share is based upon pro forma weighted average shares outstanding (assuming units of partnership interest in the Operating Partnership held by minority interests are not converted into shares) of 13,195,629 for 1996. As adjusted net income per share is based upon as adjusted weighted average shares outstanding of 5,753,709 for 1995 and 1994.

(4) Consists of distributions declared for the period then ended.

(5) EBIDA represents and is computed as earnings before interest expense, depreciation, amortization, loss provisions and minority interests. The Company believes that in addition to cash flows and net income, EBIDA is a useful financial performance measurement for assessing the operating performance of an equity REIT because, together with net income and cash flows, EBIDA provides investors with an additional basis to evaluate the ability of a REIT to incur and service debt and to fund acquisitions and other capital expenditures. To evaluate EBIDA and the trends it depicts, the components of EBIDA, such as rental revenues, rental expenses, real estate taxes and general and administrative expenses, should be considered. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." Excluded from EBIDA are financing costs such as interest as well as depreciation and amortization, each of which can significantly affect a REIT's results of operations and liquidity and should be considered in evaluating a REIT's operating performance. Further, EBIDA does not represent net income or cash flows from operating, financing and investing activities as defined by generally accepted accounting principles and does not necessarily indicate that cash flows will be sufficient to fund cash needs. It should not be considered as an alternative to net income as an indicator of the Company's operating performance or to cash flows as a measure of liquidity.

(6) Funds from Operations represents income (loss) from operations before minority interests and extraordinary items plus depreciation and amortization except amortization of deferred financing costs and loss provisions. In 1996, consolidation and litigation costs were also added back to net income to determine FFO. Management generally considers FFO to be a useful financial performance measure of the operating performance of an equity REIT because, together with net income and cash flows, FFO provides investors with an additional basis to evaluate the ability of a REIT to incur and service debt and to fund acquisitions and other capital expenditures. FFO does not represent net income or cash flows from operations as defined by GAAP and does not necessarily indicate that cash flows will be sufficient to fund cash needs. It should not be considered as an alternative to net income as an indicator of the Company's operating performance or to cash flows as a measure of liquidity. FFO does not measure whether cash flow is sufficient to fund all of the Company's cash needs including principal amortization, capital improvements and distributions to stockholders. FFO also does not represent cash flows generated from operating, investing or financing activities as defined by GAAP. Further, FFO as disclosed by other REITs may not be comparable to the Company's calculation of FFO.

(7) Cash available for distribution ("CAD") represents net income (loss) (computed in accordance with GAAP), excluding extraordinary gains or losses or loss provisions, plus depreciation and amortization including amortization of deferred financing costs, less lease commissions and capital expenditures. CAD should not be considered an alternative to net income as a measure of the Company's financial performance or to cash flow from operating activities (computed in accordance with GAAP) as a measure of the Company's liquidity, nor is it necessarily indicative of sufficient cash flow to fund all of the Company's cash needs.

(8) CAD for the year ended December 31, 1995 excludes approximately $6,782 that represents the net proceeds received from the prepayment of the Finley mortgage loan and the repayment of the wrap note payable.

(9) Debt to total market capitalization is calculated as total debt at period end divided by total debt plus the market value of the Company's outstanding common stock, on a fully converted basis, based upon a sales price of the Company's Common Stock of $20.25 per share on a pro forma basis and the closing price of the Common Stock of $17.625 on December 31, 1996.

                        PRO FORMA FINANCIAL INFORMATION

     The following unaudited, pro forma consolidated balance sheet as of December 31, 1996 has been prepared to reflect (i) the Line of Credit described under the caption "Recent Activities," (ii) the property acquisitions and pending acquisitions described under the caption "Recent Activities" and (iii) the Offering, and the application of the net proceeds therefrom as set forth in "Use of Proceeds" as if such transactions had occurred on December 31, 1996. The unaudited, pro forma consolidated statements of operations for the year ended December 31, 1996 have been prepared to reflect (i) the Consolidation and related transactions, (ii) the Line of Credit described under the caption "Recent Activities," (iii) the Property acquisitions and pending acquisitions described under the caption "Recent Activities" and (iv) the Offering and the application of the net proceeds therefrom as set forth in "Use of Proceeds," as if such transactions had occurred on January 1, 1996. These unaudited, pro forma consolidated financial statements should be read in conjunction with the financial statements and notes of the Company, included elsewhere in this Prospectus Supplement and included in the Company's filings under the Exchange Act, which are incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. In the opinion of management, all adjustments necessary to reflect the effects of the transactions have been made.

     The pro forma consolidated financial information is unaudited and is not necessarily indicative of the results of which would have occurred if the transactions had been consummated in the periods presented, or on any particular date in the future, nor does it purport to represent the financial position, results of operations or cash flows for future periods.

                     GLENBOROUGH REALTY TRUST INCORPORATED

                      CONSOLIDATED PRO FORMA BALANCE SHEET

                            AS OF DECEMBER 31, 1996
                       (UNAUDITED, DOLLARS IN THOUSANDS)

                                                                               REPAYMENT
                                                  PROPERTY                        OF
                              HISTORICAL(1)   ACQUISITIONS(2)    OFFERING(3)    DEBT(4)    PRO FORMA
                              -------------   ----------------   -----------   ---------   ---------
ASSETS
  Rental property, net......    $ 161,945         $ 79,843         $    --      $    --    $241,788
  Investments in Associated
     Companies..............        7,350               --              --           --       7,350
  Mortgage loans receivable,
     net....................        9,905               --              --           --       9,905
  Cash and cash
     equivalents............        1,355          (57,189)         66,056       (9,472)        750
  Other Assets..............        4,965                               --           --       4,965
                                 --------          -------         -------      -------    --------
          Total Assets......    $ 185,520         $ 22,654         $66,056      $(9,472)   $264,758
                                 ========          =======         =======      =======    ========
LIABILITIES
  Mortgage loans............    $  54,584         $ 14,173         $    --      $    --    $ 68,757
  Line of Credit............       21,307               --              --       (9,472)     11,835
  Other liabilities.........        3,198               --              --           --       3,198
                                 --------          -------         -------      -------    --------
          Total
            Liabilities.....       79,089           14,173              --       (9,472)     83,790
                                 --------          -------         -------      -------    --------
MINORITY INTEREST...........        8,831            7,831              --           --      16,662
                                 --------          -------         -------      -------    --------
STOCKHOLDERS' EQUITY
  Common stock..............           10               --               3           --          13
  Additional paid-in
     capital................      105,952              650          66,053           --     172,655
  Deferred compensation.....         (399)              --              --           --        (399)
  Retained earnings
     (deficit)..............       (7,963)              --              --           --      (7,963)
                                 --------          -------         -------      -------    --------
          Total Equity
            (Deficit).......       97,600              650          66,056           --     164,306
                                 --------          -------         -------      -------    --------
          Total Liability
            and
            Stockholders'
            Equity..........    $ 185,520         $ 22,654         $66,056      $(9,472)   $264,758
                                 ========          =======         =======      =======    ========

                     GLENBOROUGH REALTY TRUST INCORPORATED

                NOTES AND ADJUSTMENTS TO PRO FORMA CONSOLIDATED
                     BALANCE SHEET AS OF DECEMBER 31, 1996
    (UNAUDITED, DOLLARS IN THOUSANDS, EXCEPT PER UNIT AND PER SHARE AMOUNTS)

1. Reflects the historical consolidated balance sheet of the Company as of December 31, 1996, which includes the acquisitions of the following properties and property portfolios:

                         PROPERTY                        PURCHASE PRICE        DATE ACQUIRED
   ----------------------------------------------------  --------------     -------------------
   UCT Property........................................     $ 18,844        July 15, 1996
   San Antonio Hotel...................................        2,805        August 1, 1996
   Kash n' Karry Property..............................        1,617        August 2, 1996
   Bond Street Property................................        3,185        September 24, 1996
   TRP Properties......................................       43,798        October 17, 1996
   Carlsberg Properties................................       23,152        November 19, 1996

   UCT Property. In July 1996, the Company acquired the UCT Property, a 23-story, 272,443 square foot office building, in St. Louis, Missouri. The total acquisition cost, including capitalized costs, was approximately $18,844, which consisted of $350 in the form of 23,333 partnership units in the Operating Partnership (based on a per unit value of $15.00), and the balance paid in cash. The cash portion was financed through advances under the Line of Credit.

   San Antonio Hotel. In August 1996, the Company acquired the San Antonio Hotel, a 64-room hotel property, which is located in San Antonio, Texas. The total acquisition cost, including capitalized costs, was approximately $2,805, which was paid in cash. The acquisition was financed with an advance on the Line of Credit.

   Kash n' Karry. In August 1996, the Company also expanded an existing shopping center in Tampa, Florida through a purchase-leaseback transaction with the anchor tenant. The Company's initial acquisition cost, including capitalized costs, was approximately $1,617, all of which was paid in cash which was financed through advances under the Line of Credit, and in addition the Company committed an additional $1,800 for future expansion and tenant improvements, which the Company expects will also be paid in cash.

   Bond Street Property. In September 1996, the Company acquired the Bond Street Property, a two-story, 40,595 square foot office building, in Farmington Hills, Michigan. The total acquisition cost, including capitalized costs, was approximately $3,185, which consisted of $391 in the form of 26,067 partnership units in the Operating Partnership (based on a per unit value of $15.00), and the balance paid in cash.

   TRP Acquisition. In October 1996, the Company acquired the TRP Properties, a portfolio of 12 properties, aggregating approximately 784,000 square feet and 538 multi-family units, together with associated management interests. The total acquisition cost, including capitalized costs, was approximately $43,798, which consisted of (i) approximately $16,300 of mortgage debt assumed, (ii) approximately $760 in the form of 52,387 partnership units in the Operating Partnership (based on a per unit value of $14.50), (iii) approximately $2,600 in the form of 182,000 shares of Common Stock of the Company (based on a per share value of $14.50) and (iv) the balance in cash. The cash portion was financed through advances under the Line of Credit. The TRP Properties consist of three office, six industrial, one retail and two multi-family Properties, located in six states.

   Carlsberg Acquisition. In November 1996, the Company acquired from various partnerships and their general partner, a Southern California syndicator, the Carlsberg Properties, a portfolio of six Properties (including one property on which the Company made a mortgage loan which included a purchase option), aggregating approximately 342,000 square feet, together with associated management interests. The total acquisition cost including the mortgage loan and capitalized costs, was approximately $23,152, which consisted of (i) approximately $8,900 of mortgage debt assumed, (ii) approximately $350 in the

                     GLENBOROUGH REALTY TRUST INCORPORATED

                     BALANCE SHEET AS OF DECEMBER 31, 1996
    (UNAUDITED, DOLLARS IN THOUSANDS, EXCEPT PER UNIT AND PER SHARE AMOUNTS)

   form of 24,844 shares of Common Stock of the Company (based on a per share value of $14.09) and (iii) the balance in cash. The cash portion was financed through advances under the Line of Credit. The Carlsberg Properties consist of five office Properties and one retail Property, located in two states. Concurrently with the Company's acquisition of the Carlsberg Properties, one of the Associated Companies assumed management of a portfolio of 13 additional properties with an aggregate of one million square feet under a venture with an affiliate of the seller.

2. Reflects the acquisition of the following properties:

                                                                    ACQUISITION COSTS
                                                                    -----------------
            Scottsdale Hotel......................................       $12,132
            CIGNA Properties......................................        45,463
            E&L Properties........................................        22,248

   Scottsdale Hotel. In February 1997, the Company acquired the Scottsdale Hotel, a 163-suite hotel Property, which began operations in January 1996 and is located in Scottsdale, Arizona. The total acquisition cost, including capitalized costs, was approximately $12,132, which consisted of approximately $4,675 of mortgage debt assumed, and the balance in cash. The cash portion was financed through advances under the Line of Credit. Like four of the Company's other hotel Properties, the Scottsdale Hotel is marketed as a Country Suites by Carlson.

   CIGNA Properties. In January 1997, the Company entered into a definitive agreement with two limited partnerships organized by affiliates of CIGNA Corp. to acquire the CIGNA Properties, a portfolio of six properties, aggregating approximately 616,000 square feet and 224 multi-family units. The total acquisition cost, including capitalized costs, is expected to be approximately $45,463, which will be paid entirely in cash from the proceeds of the Offering. The CIGNA Properties consist of two office properties, two office/R&D properties, a neighborhood shopping center and a multi-family property, located in four states. These acquisitions are subject to a number of contingencies, including approval of the acquisition by a majority in interest of the voting power of the limited partners of each of the selling partnerships, satisfactory completion of environmental and engineering due diligence and customary closing conditions. Accordingly, there can be no assurance that any or all of these acquisitions will be completed.

   E&L Properties. In February 1997, the Company entered into definitive agreements with various partnerships and their general partner, a Southern California syndicator, to acquire the E&L Properties, a portfolio of up to 11 properties, aggregating approximately 524,000 square feet, together with associated management interests. The total acquisition cost, including capitalized costs, is expected to be approximately $22,248, which will consist of (i) approximately $9,498 of mortgage debt assumed, (ii) approximately $7,831 in the form of 410,537 partnership units in the Operating Partnership (based on per unit value of $19.075), (iii) approximately $650 in the form of 34,076 shares of Common Stock of the Company (based on per share value of $19.075) to be issued in connection with the acquisition of the management interests relating to the E&L Properties, and (iv) the balance in cash. The cash portion of the acquisition cost will be funded with proceeds of the Offering. The E&L Properties consist of one office and ten industrial properties, all located in Southern California. These acquisitions are subject to a number of contingencies, including the approval of the acquisition by a majority of the voting power of the limited partners of each of the selling partnerships, satisfactory completion of environmental and engineering due diligence and customary closing conditions. Accordingly, there can be no assurance that any or all of these acquisitions will be completed, and it is possible that fewer than all of these acquisitions may be completed.

                     GLENBOROUGH REALTY TRUST INCORPORATED

                     BALANCE SHEET AS OF DECEMBER 31, 1996
    (UNAUDITED, DOLLARS IN THOUSANDS, EXCEPT PER UNIT AND PER SHARE AMOUNTS)

     These acquisitions are being funded with approximately $57,189 of the net proceeds from the Offering, assumption of approximately $14,173 of mortgage debt, the issuance of approximately 410,537 Operating Partnership units with an aggregate approximate value of $7,831 (based on $19.075 per unit value) and approximately 34,076 shares of unregistered Common Stock with an aggregate approximate value of $650 (based on $19.075 per share value). The assumed mortgages bear interest at rates of 7.3% to 8.4% and mature between 2006 and 2017.

3. Reflects the net proceeds from the Offering. In connection with the Offering, the Company incurred costs of approximately $4,819.

4. Reflects the repayment of borrowings on the Line of Credit of approximately $9,472. On a pro forma basis giving effect to the Offering, the net proceeds therefrom and the acquisitions of the Scottsdale Hotel, the CIGNA properties, and the E&L Properties, the Company would have approximately $38,165 of remaining borrowing capacity on the Line of Credit.

                     GLENBOROUGH REALTY TRUST INCORPORATED

                 CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS

                            AS OF DECEMBER 31, 1996
              (UNAUDITED, DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                     PROPERTY           OTHER
                                 HISTORICAL(1) LINE OF CREDIT(2)  ACQUISITIONS(3)   ADJUSTMENTS(4)   PRO FORMA
                                 ----------   -----------------   ---------------   --------------   ----------
REVENUES
Rental revenue.................  $   17,943         $  --             $24,237          $   (260)     $   41,920
Equity in earnings of
  Associated Companies.........       1,598            --                  --                42           1,640
Fees, interest and other
  income.......................       1,391            --                  --               347           1,738
                                 ----------       -------         ---------------   --------------   ----------
          Total Revenue........      20,932            --              24,237               129          45,298
                                 ----------       -------         ---------------   --------------   ----------
OPERATING EXPENSES
Operating expenses.............       5,266            --               7,806               (43)         13,029
General and administrative.....       1,393            --                  --               458           1,851
Depreciation and
  amortization.................       4,575            --               3,242               (50)          7,767
Interest expense...............       3,913            70               2,849                --           6,832
                                 ----------       -------         ---------------   --------------   ----------
          Total operating
            expenses...........      15,147            70              13,897               365          29,479
                                 ----------       -------         ---------------   --------------   ----------
Income from operations before
  minority interests...........       5,785           (70)             10,340              (236)         15,819
Minority interest..............        (292)           --                  --              (850)         (1,142)
                                 ----------       -------         ---------------   --------------   ----------
Net income(5)..................  $    5,493         $ (70)            $10,340          $ (1,086)     $   14,677
                                   ========   =============       ===========       ===========       =========
Net income per common share....  $     0.83                                                          $     1.11
                                   ========                                                           =========
Weighted average common shares
  outstanding..................   6,632,707                                                          13,195,629
                                   ========                                                           =========

                     GLENBOROUGH REALTY TRUST INCORPORATED

                NOTES AND ADJUSTMENTS TO PRO FORMA CONSOLIDATED
                            STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                       (UNAUDITED, DOLLARS IN THOUSANDS)

1. Reflects the historical consolidated operations of the Company for the year ended December 31, 1996, excluding the gain on the sale of the All American Industrial Properties of $321, an extraordinary loss on refinancing of debt of $186, Consolidation costs of $6,082 and Litigation costs of $1,155. Consolidation and litigation costs all related to the formation of the Company and are non-recurring.

2. Reflects the estimated interest on the pro forma repayment of the Company's original secured bank line with the borrowings on the Line of Credit as well as repayments as a result of the Offering. The repayment results in a net increase in interest expense consisting of the following:

                                                                      YEAR ENDED
                                                                   DECEMBER 31, 1996
                                                                   -----------------
            Interest differential................................        $ 650
            Interest on Line of Credit repayments................         (739)
            Amortization of new loan fees........................          101
            Amortization of old loan fees........................          (37)
            Unused Line of Credit fees...........................           95
                                                                           ---
                                                                         $  70
                                                                           ===

   Interest expense is reduced as a result of the repayment of borrowings on the Line of Credit of approximately $9,472 at an assumed interest rate of 7.80%. The Company's Line of Credit is subject to changes in LIBOR. Based upon the pro forma Line of Credit balance as of December 31, 1996, a 1/8% increase or decrease in LIBOR will result in increased or decreased annual interest expense of approximately $15.

   The amortization of the new loan fees is based upon total estimated fees and costs of $1,121 over the respective terms of the Line of Credit and Term Loan. The unused Line of Credit fees are based upon 0.25% of the pro forma unused Line of Credit capacity as of December 31, 1996 of approximately $38,165.

   The Line of Credit provides for maximum borrowings of up to $50,000, but is limited to a specified borrowing base ($50,000 on a pro forma basis), has an initial term of two years which can be extended an additional three years at the option of the Company, bears interest at LIBOR plus 2.375% (assumed to be 7.80%), requires monthly interest-only payments and requires annual unused Line of Credit fees equal to 0.25% of the unused Line of Credit balance. The Term Loan has a term of two years and bears interest at LIBOR plus 2.375% (assumed to be 7.80%). In connection with obtaining the Line of Credit and Term Loan, the Company incurred commitment fees and other costs totaling approximately $1,121.

3. Reflects the historical 1996 operations of the Carlsberg Properties, TRP Properties, UCT Property, Bond Street Property, Kash n' Karry Property and the San Antonio Hotel (collectively "the 1996 Acquisitions") for the period prior to acquisition, and the historical operations of the Scottsdale Hotel, the CIGNA Properties and the E&L Properties for the year ended December 31, 1996.

                                                        YEAR ENDED DECEMBER 31, 1996
                                                  (OR PORTION OF 1996 PRIOR TO ACQUISITION)
                                 ---------------------------------------------------------------------------
                                     1996          SCOTTSDALE         CIGNA            E&L         COMBINED
                                 ACQUISITIONS         HOTEL        PROPERTIES      PROPERTIES        TOTAL
                                 -------------     -----------     -----------     -----------     ---------
    Revenues...................     $11,943          $ 1,558         $ 7,811         $ 2,925        $24,237
    Operating expenses.........      (4,324)            (231)         (2,676)           (575)        (7,806)
                                    -------           ------          ------          ------        -------
                                    $ 7,619          $ 1,327         $ 5,135         $ 2,350        $16,431
                                    =======           ======          ======          ======        =======

                     GLENBOROUGH REALTY TRUST INCORPORATED

     Also, reflects estimated annual depreciation and amortization, based upon estimated useful lives of 30-40 years on a straight-line basis.

     Also, reflects the estimated interest on the pro forma mortgage debt assumed of approximately $39,373 in connection with the acquisition of the Carlsberg Properties, the TRP Properties, the Scottsdale Hotel and the E&L Properties. The estimated interest on the mortgage loans assumed is based upon an assumed weighted average rate of 8.20%.

4. Reflects the following adjustments:

    Rental revenue
      Elimination of revenues of All American Industrial Properties.....            $(260)
                                                                                    =====
    Equity in earnings of the Associated Companies
      GHG
         Addition of the Scottsdale Hotel...............................  $ 168
         Addition of the San Antonio Hotel..............................   (158)
      GC
         Addition of the Carlsberg fee managed properties...............    141
         Sale of the UCT Property to the Company........................    (77)
                                                                          -----
           Net additional income........................................     74
           Provision for income taxes...................................    (32)
                                                                          -----
           Net additional equity in earnings to the Company.............            $  42
                                                                                    =====
    Fees, interest and other income
      Additional Interest on Grunow note receivable relating to the
         Carlsberg Properties acquisition at 11% per annum..............            $ 347
                                                                                    =====
    Operating expenses
      Elimination of expenses of All American Industrial Properties.....  $(128)
      Additional expenses of the E&L Properties.........................     85
                                                                          -----
                                                                                    $ (43)
                                                                                    =====
    General and administrative expenses attributable to 1996 and 1997
      acquisitions......................................................            $ 458
                                                                                    =====
    Depreciation and amortization of All American Industrial
      Properties........................................................            $ (50)
                                                                                    =====

5. The pro forma taxable income before dividends paid deduction for the Company for the year ended December 31, 1996 was approximately $17,330 which has been calculated as pro forma net income from operations of approximately $14,677 plus GAAP basis depreciation and amortization of approximately $7,767 less tax basis depreciation and amortization of $5,412 plus other book-to-tax differences of approximately $298.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with "Selected Historical and Pro Forma Financial and Other Data" and the Company's financials included elsewhere in this Prospectus Supplement or the accompanying Prospectus or incorporated by reference in this Prospectus Supplement or the accompanying Prospectus.

BACKGROUND

     The Company commenced operations on December 31, 1995 through the merger of eight public limited partnerships and a management company with and into the Company. A portion of the Company's operations is conducted through the Operating Partnership in which the Company holds a 1% interest as the sole general partner and an approximate 91% limited partner interest. The Company intends to elect treatment as a REIT when it files its tax return for the year ended December 31, 1996.

     The statements of operations, equity and cash flows for the years ended December 31, 1995, 1994 and 1993 of the GRT Predecessor Entities include the historical operations of GC and the Partnerships. These statements have been adjusted to reflect the consolidation of two joint ventures which were, in aggregate, wholly owned by the Partnerships. The statements of operations, equity and cash flows for the years ended December 31, 1995, 1994 and 1993 of the GRT Predecessor entities are included as the Consolidation of these entities to form the Company did not occur until December 31, 1995.

     Certain components of the Company's results of operations are not comparable to those of the GRT Predecessor Entities. The primary reason for the difference is the segregation in 1996 of the operations (management fees and reimbursements, as well as related expenses) of the Associated Companies, all of which were combined in the GRT Predecessor Entities 1995 financial statements. Effective January 1, 1996, the Company owns 100% of the preferred stock in each of the Associated Companies and accounts for its interests under the equity method. Also, contributing to the comparability difference is the change in the operational structure of three original hotel properties, not including the San Antonio Hotel which was acquired in 1996 and the Irving, Texas Hotel (the "Hotels"). The Hotels were wholly owned by the GRT Predecessor Entities and, thus, the operations of the Hotels were included in the financial statements of the GRT Predecessor Entities. In order for the Company to qualify as a REIT, neither the Company nor the Operating Partnership can operate the Hotels. Under the current structure, the Company owns the Hotels but leases them to GHG. The Company includes only the related lease payments earned from GHG in its statement of operations. When comparing historical year ended December 31, 1996 to historical years ended December 31, 1995 and 1994, the decreases in fees and reimbursements, property operating expenses and general and administrative expenses are the primary components affected by these changes in structure.

RESULTS OF OPERATIONS

  COMPARISON OF THE HISTORICAL YEAR ENDED DECEMBER 31, 1996 TO THE AS ADJUSTED YEAR ENDED DECEMBER 31, 1995.

     Set forth below is a discussion comparing the historical results of operations for the year ended December 31, 1996 to the results of operations for the year ended December 31, 1995 adjusted to reflect the Consolidation as if the Consolidation had occurred on January 1, 1994.

     Following is a table of net operating income by property type, for comparative purposes, presenting the results for the year ended December 31, 1996 and the as adjusted year ended December 31, 1995.

                     RESULTS OF OPERATIONS BY PROPERTY TYPE
HISTORICAL YEAR ENDED DECEMBER 31, 1996 AND AS ADJUSTED YEAR ENDED DECEMBER 31,
                                      1995

                                                                  MULTI-                   PROPERTY     ELIMINATING      TOTAL
                           OFFICE     INDUSTRIAL     RETAIL       FAMILY       HOTEL         TOTAL       ENTRY(1)      REPORTED
                         ----------   ----------   ----------   ----------   ----------   -----------   -----------   -----------
1996 HISTORICAL
Revenue................  $3,905,000   $4,260,000   $3,746,000   $1,519,000   $4,513,000   $17,943,000                 $17,943,000
Operating Expenses.....   1,697,000      744,000      991,000      601,000    1,698,000     5,731,000    ($465,000)     5,266,000
Net Operating Income...   2,208,000    3,516,000    2,755,000      918,000    2,815,000    12,212,000      465,000     12,677,000
    Percentage of Total
      NOI..............          18%          29%          23%           7%          23%          100%
1995 AS ADJUSTED
Revenue................  $1,280,000   $4,133,000   $3,366,000   $  782,000   $3,934,000   $13,495,000                 $13,495,000
Operating Expenses.....     599,000      775,000      814,000      448,000    1,718,000     4,354,000    ($270,000)     4,084,000
Net Operating Income...     681,000    3,358,000    2,552,000      334,000    2,216,000     9,141,000      270,000      9,411,000
    Percentage of Total
      NOI..............           7%          37%          28%           4%          24%          100%

---------------
(1) Eliminating entry represents internal market level property management fees included in operating expenses to provide comparison to industry performance.

     Rental Revenues. Rental Revenues increased by $4,448,000, or 33%, to $17,943,000 for the year ended December 31, 1996 from $13,495,000 for the as adjusted year ended December 31, 1995. The increase consisted of increases in revenues from the Office, Industrial, Retail, Multi-Family and Hotel properties of $2,625,000, $127,000, $380,000, $737,000 and $579,000, respectively.
Moreover, of this increase, $4,442,000 represents rental revenues generated from the acquisition in 1996 of 22 properties (the "1996 Acquisitions"). The increase was offset by the elimination of revenues from the All American Industrial Properties due to the sale of such properties in June 1996. These properties represented annual revenues of approximately $600,000.

     Fees and Reimbursements. Fees and reimbursements revenue consists primarily of asset management fees paid to the Company by a controlled partnership and increased slightly to $311,000 in 1996 from $260,000 in 1995.

     Interest and Other Income. Interest and other income consists primarily of interest on mortgage loans receivable and increased slightly to $1,080,000 in 1996 from $982,000 in 1995.

     Equity in Earnings of Associated Companies. Equity in earnings of Associated Companies decreased slightly from $1,691,000 in 1995 to $1,598,000 in 1996, primarily resulting from the acquisition of the UCT Property and Bond Street Properties by the Company from entities controlled by the Associated Companies. Prior to the acquisition by the Company of these Properties, the partnerships owning these Properties paid all their fees and reimbursed all their related salary costs to GC.

     Property Operating Expenses. Property operating expenses increased by $1,182,000, or 29%, to $5,266,000 in the year ended December 31, 1996 from
$4,084,000 for the as adjusted year ended December 31, 1995. Of this increase, $1,722,000 represents expenses of the 1996 Acquisitions, offset in part by the reduction in expenses resulting from the sale of the All American Industrial Properties.

     General and Administrative Expenses. General and administrative expenses increased $410,000, or 42%, from $983,000 in 1995 to $1,393,000 in 1996. The increase is due in part to increased overhead costs resulting from the 1996 Acquisitions, including a portion of the transaction costs relating to the 1996 Acquisitions.

     Interest Expense. Interest expense increased by $1,146,000, or 41%, to $3,913,000 in the year ended December 31, 1996 from $2,767,000 in the as adjusted year ended December 31, 1995. Substantially all of the increase was the result of higher average borrowings during 1996 as compared to 1995. The increased borrowings in 1996 were used to finance the cash portion of the 1996 Acquisitions.

     Depreciation and Amortization. Depreciation and amortization increased $921,000, or 25%, to $4,575,000 in 1996 from $3,654,000 in 1995. The increase was primarily due to depreciation and amortization associated with the 1996 Acquisitions.

     Gain on Sale of Rental Properties. Gain on sale of rental properties of $321,000 during 1996 resulted from the sale of the All American Industrial Properties held in the Company's industrial portfolio.

     Consolidation Costs. Consolidation costs in 1996 consist of the costs associated with preparing, printing and mailing the Prospectus/Consent Solicitation Statement and other documents related to the Consolidation, and all other costs incurred in the forwarding of the Prospectus/Consent Solicitation Statement to investors.

     Litigation Costs. Litigation costs consist of the legal fees incurred in connection with defending two class action complaints filed by investors in certain of the GRT Predecessor Entities as well as an accrual for the proposed settlement in one case.

     Loss on Debt Refinancing. Loss on debt refinancing of $186,000 during the year ended December 31, 1996 resulted from the write-off of unamortized loan fees when the $10,000,000 Imperial Bank line of credit was paid off with proceeds from the Wells Fargo Bank Line of Credit.

  COMPARISON OF THE AS ADJUSTED YEAR ENDED DECEMBER 31, 1995 TO THE AS ADJUSTED YEAR ENDED DECEMBER 31, 1994

     Set forth below is a discussion comparing the as adjusted results of operations for the year ended December 31, 1995 to the as adjusted results of operations for the year ended December 31, 1994, each adjusted to reflect the Consolidation as if the Consolidation had occurred on January 1, 1994.

     Rental Revenues. Rental revenues increased $628,000, or 5%, to $13,495,000 in 1995 from $12,867,000 in 1994. The increase was primarily due to a net increase in occupancy at certain commercial properties and a small increase in lease payments from the hotel properties.

     Fees and Reimbursements. Fees and reimbursements remained unchanged from 1994 to 1995 and consist primarily of asset management fees paid to the Company by a controlled partnership.

     Interest and Other Income. Interest and other income decreased $127,000, or 11%, to $982,000 in 1995 from $1,109,000 in 1994. The decrease was primarily due to a decrease in interest earned on cash balances.

     Equity in Earnings of Associated Companies. Equity in earnings of Associated Companies increased slightly to $1,691,000 in 1995 from $1,649,000 in 1994. As adjusted amounts for both 1995 and 1994 include the effect of the Rancon contracts as if such contracts commenced on January 1, 1994, as well as the loss of certain other contracts which occurred in 1994 as if such losses occurred prior to January 1, 1994. The portfolio of properties and partnerships managed or controlled by the Associated Companies was otherwise unchanged from 1994 to 1995.

     Property Operating Expenses. Property operating expenses increased by $411,000, or 11%, to $4,084,000 in 1995 from $3,673,000 in 1994. The increase was primarily due to expenses related to increased occupancy at certain commercial properties.

     General and Administrative. General and administrative expenses increased slightly to $983,000 in 1995 from $954,000 in 1994. The number of properties owned by the Company remained consistent.

     Interest Expense.  Interest expense remained unchanged from 1994 to 1995.

     Depreciation and Amortization. Depreciation and amortization expense increased $212,000, or 6%, in 1995 to $3,654,000 from $3,442,000 in 1994. The increase was due to the depreciation and amortization of newly capitalized costs.

     Loss Provision. During the year ended December 31, 1995, the Company had recorded a loss provision of $863,000 to reduce the carrying value of its mortgage loan receivable secured by the Eatontown, New Jersey property to its estimated realizable value, which is equal to the value used for consolidation purposes, in anticipation of a renegotiation of the terms of the note upon its maturity on November 1, 1996. For the year ended December 31, 1994, the Company had recorded a loss provision of $533,000 to reduce its investment in Glenborough Partners to estimated fair market value.

  COMPARISON OF THE HISTORICAL YEAR ENDED DECEMBER 31, 1996 TO THE HISTORICAL YEAR ENDED DECEMBER 31, 1995.

     Rental Revenue. Rental Revenue increased by $2,489,000, or 16%, to $17,943,000 in 1996 from $15,454,000 in 1995. Of this increase, $4,442,000 represents rental revenues generated from the 1996 Acquisitions. The increase in 1996 revenues was offset by the elimination of revenues from the All American Industrial Properties due to the sale of such properties in June 1996. The increase in rental revenues was also offset by a decrease in hotel revenues due to the change in the operational structure of the Hotels. As discussed above, three of the original Hotels were owned and operated by the GRT Predecessor entities prior to 1996 and accordingly, the revenues of the Hotels are included in the 1995 statement of operations. However, under the current structure, the Company owns the Hotels but leases them to GHG and accordingly, the 1996 statement of operations reflects only the lease payments due under the operating leases. For the year ended December 31, 1996, each of the four originally owned hotels increased their ADR (Average Daily Rate) and REVPAR (Revenue Per Available Room).

     Fees and Reimbursements and Equity in Earnings of Associated
Companies. Fees and reimbursements revenue decreased to $311,000 for the year ended December 31, 1996 from $16,019,000 for the year ended December 31, 1995; equity in earnings of the Associated Companies increased to $1,598,000 for the year from the year ended December 31, 1996 from zero for the year ended December 31, 1995. As previously discussed, the primary reason for the difference between 1996 and 1995 results is the segregation in 1996 of the operations of the Associated Companies, and the resulting recognition of earnings from them using the equity method by the Company. In 1995, the earnings of the Associated Companies were consolidated with the partnerships participating in the Consolidation.

     Interest and Other Income. Interest and other income decreased $1,618,000, or 60%, in 1996 to $1,080,000 from $2,698,000 in 1995. This decrease resulted primarily from the lower note receivable balance in 1996, primarily as a result of the early prepayment of a note receivable in April 1995 and the early repayment in January and June of 1995 of three of the four notes received from the sale of the Laurel Cranford buildings. Also, in 1996, cash balances decreased primarily as a result of the prepayment of the investor notes payable, payment of declared dividends and the payment of costs associated with the Consolidation.

     Property Operating Expenses. Property operating expenses decreased $3,310,000, or 39%, to $5,266,000 in 1996 from $8,576,000 in 1995. Of the decrease, $4,993,000 is primarily the result of the change in the operational structure of the hotels, as previously discussed. The decrease was offset by an increase of $1,722,000 associated with the operating expenses of the 1996 Acquisitions.

     General and Administrative. General and administrative expenses decreased to $1,393,000 in 1996 from $15,947,000 in 1995. The decrease is due primarily to the segregation in 1996 of the operations of the Associated Companies, as previously discussed.

     Interest Expense. Interest expense increased $1,784,000, or 84%, to $3,913,000 in 1996 from $2,129,000 in 1995. Substantially all of the increase was the result of higher average borrowings during 1996 as compared to 1995. The increased borrowings were used to finance the 1996 Acquisitions.

     Depreciation and Amortization. Depreciation and amortization remained relatively constant, decreasing to $4,575,000 in 1996 from $4,762,000 in 1995. Depreciation and amortization in 1995 includes the amortization of the management contracts, which are now reflected in the results of the Associated Companies in 1996. Depreciation and amortization in 1996 includes depreciation and amortization related to the 1996 Acquisitions.

  COMPARISON OF THE HISTORICAL YEAR ENDED DECEMBER 31, 1995 TO THE HISTORICAL YEAR ENDED DECEMBER 31, 1994

     Rental Revenue. Rental Revenue increased by $1,657,000, or 12%, to $15,454,000 in 1995 from $13,797,000 in 1994. This increase was primarily due to a net increase in occupancy at certain commercial properties, the acquisition of the Summerbreeze apartment complex and a significant increase in hotel revenues due to overall increases in occupancy and average daily room rates.

     Fees and Reimbursements. Fees and reimbursements increased by $2,692,000, or 20%, to $16,019,000 in 1995 from $13,327,000 in 1994. The increase was primarily due to an increase in property and asset management fees and related expense reimbursements due to the acquisition of the Rancon and RGI management contracts.

     Interest and Other Income. Interest and other income decreased $859,000, or 24%, to $2,698,000 in 1995 from $3,557,000 in 1994. Substantially all of the decrease resulted from the early repayment of the Finley Square note receivable in April 1995 and the early repayment in January and June of 1995 of three of the four notes from the sale of the Laurel Cranford buildings.

     Property Operating Expenses. Property operating expenses increased $1,794,000, or 26%, to $8,576,000 in 1995 from $6,782,000 in 1994. The increase was primarily due to the higher expenses related to increased occupancy rates and to the acquisition of the Summerbreeze apartment complex in January 1995.

     General and Administrative. General and administrative expenses, including salaries, increased $2,493,000, or 19%, to $15,947,000 in 1995 from $13,454,000 in 1994. Substantially all of this increase resulted from expenses incurred by Glenborough Realty Corporation in concluding its business as a stand alone corporation prior to merging with the Company. Such expenses will not be incurred again by the Company or the Associated Companies. In the same period, general and administrative cost reductions resulting from property sales in 1994 were offset by increased general and administrative costs associated with the Rancon and RGI management contracts acquired in 1995.

     Interest Expense. Interest expense increased $989,000, or 87%, to $2,129,000 in 1995 from $1,140,000 in 1994. Substantially all of the increase was the result of increased debt levels primarily related to the financing of the acquisition of the Rancon management contracts and a first deed of trust on the Summerbreeze apartment complex acquired in 1995.

     Depreciation & Amortization. Depreciation and amortization increased by $721,000, or 18%, to $4,762,000 in 1995 from $4,041,000 in 1996, due primarily to the acquisition of the Rancon and RGI management contracts on January 1, 1995.

LIQUIDITY AND CAPITAL RESOURCES

     The Company expects to meets its short-term liquidity requirements generally through its working capital and cash generated by operations. As of December 31, 1996, the Company had no material commitments for capital improvements other than certain expansion related improvements estimated at approximately $1,750,000 at its existing shopping center in Tampa, Florida. Other planned capital improvements consist of tenant improvements, expenditures necessary to lease and maintain the Properties and expenditures for furniture and fixtures and building improvements at the Hotel Properties. The Company believes that its cash generated by operations will be adequate to meet both operating requirements and to make distributions in accordance with REIT requirements in both the short and the long-term. In addition to cash generated by operations, the Line of Credit provides for working capital advances. However, there can be no assurance that the Company's results of operations will not fluctuate in the future and at times affect (i) its ability to meet its operating requirements and (ii) the amount of its distributions.

     The Company expects to meet certain of its long-term liquidity requirements, such as scheduled debt maturities and possible acquisitions, through a combination of short and long-term borrowings and the issuance of debt and equity securities of the Company.

     Mortgage loans payable and secured bank lines increased from $33,685,000 at December 31, 1995 to $75,891,000 at December 31, 1996. This increase was primarily due to new borrowings in 1996 to fund the

1996 Acquisitions. The $10,000,000 Imperial Bank line of credit that existed at December 31, 1995 was replaced with the $50,000,000 Line of Credit provided by Wells Fargo Bank that is secured by first mortgages on certain of the Company's Properties. The proceeds from the Line of Credit were used to retire the $10,000,000 Imperial Bank line of credit and to fund the 1996 Acquisitions. The Line of Credit had an outstanding balance of $21,307,000 at December 31, 1996. In addition to increased borrowings under the Line of Credit, approximately $25,000,000 of new debt was assumed in connection with the 1996 Acquisitions and a $6,120,000 term loan was obtained to partially finance a 1996 Acquisition.

     In October 1996, the Company completed a public equity offering of 3,666,000 shares of Common Stock at an offering price of $13.875 per share. The net proceeds from the offering of approximately $47.8 million were used to fund certain of the 1996 Acquisitions and to repay outstanding indebtedness.

     At December 31, 1996, the Company's total indebtedness included fixed-rate debt of $44,657,000, or 59% of the Company's aggregate indebtedness, and floating-rate indebtedness of $31,234,000, or 41% of the Company's aggregate indebtedness. The Company's total market capitalization as of December 31, 1996 was $257,528,000 resulting in a ratio of debt to total market capitalization of approximately 29.5%.

     In January 1997, the Company filed a shelf registration statement (the "January 1997 Shelf Registration Statement") with the Securities and Exchange Commission to register $250.0 million of equity securities. The January 1997 Shelf Registration Statement was declared effective by the Securities and Exchange Commission on February 25, 1997.

INFLATION

     Substantially all of the leases at the retail Properties provide for pass-through to tenants of certain operating costs, including real estate taxes, common area maintenance expenses, and insurance. Leases at the multi-family Properties generally provide for an initial term of one month or one year and allow for rent adjustments at the time of renewal. Leases at the office properties typically provide for rent adjustment and pass-through of certain operating expenses during the term of the lease. All of these provisions permit the Company to increase rental rates or other charges to tenants in response to rising prices and therefore, serve to minimize the Company's exposure to the adverse effects of inflation.

                                 THE PROPERTIES

GENERAL

     The 55 Properties owned by the Company consist of 11 office Properties, 14 industrial Properties, 21 retail Properties, three multi-family Properties and six hotel Properties, and are located in numerous local markets among four geographic regions and 17 states.

     The following table sets forth certain information with respect to the Company's Properties on a pro forma basis assuming the acquisition of the Properties acquired in 1996 and the acquisition of the Scottsdale Hotel had been completed on January 1, 1996.

                       PROPERTY TABLE BY TYPE OF PROPERTY

                                                                 PROPERTY REVENUES FOR
                                                                      YEAR ENDED
                                                                 DECEMBER 31, 1996(1)      AVERAGE OCCUPANCY
                            NUMBER OF   TOTAL RENTABLE SQUARE   -----------------------      FOR YEAR ENDED
     TYPE OF PROPERTY       PROPERTIES       FEET/UNITS           AMOUNT        PERCENT   DECEMBER 31, 1996(1)
--------------------------  ---------   ---------------------   -----------     -------   --------------------
Office....................      11              641,923         $ 9,149,090       29.5%            94%
Industrial................      14            2,026,368           5,798,854       18.7             99
Retail....................      21              630,700           5,477,774       17.7             96
Multi-family..............       3                  642           4,327,937       13.9             94
Hotels....................       6                  726           6,252,460       20.2             70(2)
                                                                -----------      -----
                                --                                                                 --
     Total................                                      $31,006,115      100.0%
                                55                                                                 96%(3)
                                                                ===========      =====
                                ==                                                                 ==

---------------
(1) For the TRP Properties and the Carlsberg Properties, occupancy rates are represented as of December 31, 1996, and property revenues are presented on an annualized basis, as such average occupancy rates and property revenues are not available for this period for these properties.

(2) This occupancy rate reflects the first year operations of Scottsdale Hotel acquired by the Company in February 1997. The average occupancy for the hotels owned by the Company in 1996 was 72%.

(3) Not including hotels.

     The following table sets forth the region and type of the Company's Properties by rentable square feet and/or units, along with average occupancy for the year ended December 31, 1996 on a pro forma basis assuming the acquisition of the Properties acquired in 1996 and the acquisition of the Scottsdale Hotel had been completed on January 1, 1996.

                              RENTABLE SQUARE FEET

                                       RENTABLE SQUARE FEET
                                ----------------------------------                      HOTEL     NO. OF
            REGION               OFFICE     INDUSTRIAL     RETAIL   MULTIFAMILY UNITS   ROOMS   PROPERTIES
------------------------------  --------    ----------    --------  -----------------   -----   ----------
East..........................         0       274,000           0           0             0         1
South.........................         0       629,829     223,678           0           286        22
Midwest.......................   383,497       813,776      12,800           0             0        12
West..........................   258,426       308,763     394,222         642           440        20
                                 -------     ---------     -------         ---           ---
                                                                                                    --
     Total....................   641,923     2,026,368     630,700         642           726
                                                                                                    55
                                 =======     =========     =======         ===           ===
                                                                                                    ==
No. of Properties.............        11            14          21           3             6
                                                                                                    55

OFFICE PROPERTIES

     The Company owns 11 office Properties aggregating 641,923 rentable square feet. The leases for spaces within the office Properties have terms ranging from one to 10 years. The office space leases generally require the tenant to reimburse the Company for increases in building operating costs over a base amount. Many of the leases contain fixed or CPI-based rent increases.

     The following table lists the office Properties of the Company, indicating the property name, city, state, year completed, approximate square footage and, for the year ended December 31, 1996 (except where indicated), average occupancy, average effective rent per leased square foot, annual effective base rent, Property revenues and percentage of Property revenues on a pro forma basis assuming the acquisition of the office Properties acquired in 1996 had been completed on January 1, 1996.

                               OFFICE PROPERTIES

                                                                                                                PRO FORMA
                                                                                                            PROPERTY REVENUES
                                                          TOTAL       AVERAGE       AVERAGE                   FOR THE YEAR
                                                         RENTABLE  OCCUPANCY FOR   EFFECTIVE     ANNUAL      ENDED 12/31/96
                                                YEAR      SQUARE    YEAR ENDED    RENT/LEASED  EFFECTIVE   -------------------
        PROPERTY              CITY        ST  COMPLETED    FEET      12/31/96     SQUARE FEET  BASE RENT     AMOUNT    PERCENT
------------------------ --------------- ---- ---------  --------  -------------  -----------  ----------  ----------  -------
Vintage Point(1)........ Phoenix          AZ     1985     55,948         83%        $ 12.42    $  576,816  $  596,968     6.5%
Tradewinds               Phoenix
  Financial(1)..........                  AZ     1986     17,778         92           19.19       313,840     330,080     3.6
Dallidet Center(1)...... San Luis Obispo  CA     1993     23,051         82           18.35       346,856     363,424     4.0
Hillcrest Office         Fullerton
  Plaza(1)..............                  CA     1974     34,623         85           12.55       369,376     370,336     4.0
Warner Village Medical   Fountain Valley
  Center(1).............                  CA     1977     32,272         97           17.14       536,405     592,934     6.5
Bond Street Building.... Farmington       MI     1986     40,595         98           13.75       546,861     557,946     6.1
                         Hills
University Club Tower... St. Louis        MO     1974    272,443         97           11.61     3,069,337   4,080,778    44.6
One Professional
  Square(1)............. Omaha            NE     1980     34,352         88           12.26       370,618     392,309     4.3
Regency Westpointe...... Omaha            NE     1981     36,107         96           15.44       535,235     545,995     6.0
4500 Plaza.............. Salt Lake City   UT     1983     69,975         96           12.66       850,770     913,078    10.0
Globe Building(1)....... Mercer Island    WA     1979     24,779         88           18.43       401,918     405,242     4.4
                                                                         --
                                                         -------                     ------    ----------  ----------   -----
    Total/Weighted
      Average...........                                 641,923         94%        $ 13.19    $7,918,032  $9,149,090   100.0%
                                                         =======         ==          ======    ==========  ==========   =====

---------------
(1) For these Properties, occupancy rates are presented as of December 31, 1996, and base rent and Property revenues are presented on an annualized basis based on results since the acquisition.

     The following table sets forth, for the periods specified, the total rentable area, aggregate average occupancy, average effective base rent per leased square foot and total effective annual base rent for the office Properties owned by the Company during each of the years indicated and on a pro forma basis assuming the acquisition of the office Properties acquired in 1996 had been completed on January 1, 1996.

                               OFFICE PROPERTIES
                         HISTORICAL RENT AND OCCUPANCY

                                                                          AVERAGE EFFECTIVE     TOTAL EFFECTIVE
                               TOTAL RENTABLE      AVERAGE OCCUPANCY         BASE RENT/         ANNUAL BASE RENT
            YEAR               AREA (SQ. FT.)     RATE FOR THE PERIOD     LEASED SQ. FT.(1)        ($000S)(2)
-----------------------------  --------------     -------------------     -----------------     ----------------
1996(3)......................      641,923                 94%                 $ 13.19               $7,918
1995.........................      106,076                 97                    11.91                1,228
1994.........................      105,770                 88                    11.44                1,065
1993.........................      104,666                 80                    12.04                1,008
1992.........................      104,754                 80                    11.10                  930

---------------
(1) Total Effective Annual Base Rent divided by average occupancy in square feet.

(2) Total Effective Annual Base Rent adjusted for any free rent given for the period.

(3) Includes the Carlsberg Properties and the TRP Properties. For these Properties, occupancy rates are presented as of December 31, 1996, and base rents are presented on an annualized basis based on results since the acquisition as this information is not available for the year ended December 31, 1996.

     The following table sets forth the contractual lease expirations for the office Properties for 1997 and thereafter, as of December 31, 1996.

                               OFFICE PROPERTIES
                               LEASE EXPIRATIONS

                                                                                                PERCENTAGE OF
                                                                                                    TOTAL
                                                   RENTABLE SQUARE       ANNUAL BASE RENT      ANNUAL BASE RENT
                                 NUMBER OF        FOOTAGE SUBJECT TO      UNDER EXPIRING        REPRESENTED BY
  YEAR OF LEASE EXPIRATION    LEASES EXPIRING      EXPIRING LEASES        LEASES ($000S)      EXPIRING LEASES(1)
----------------------------  ---------------     ------------------     ----------------     ------------------
1997(2).....................        147                 143,834               $2,305                  25.8%
1998........................         44                 132,455                2,052                  22.9
1999........................         41                  90,026                1,453                  16.2
2000........................         18                  57,532                  967                  10.8
2001........................         27                  63,800                1,094                  12.2
2002........................          3                   4,395                   72                   0.8
2003........................          2                   8,348                  144                   1.6
2004........................          1                   3,544                   68                   0.8
2005........................          2                  25,250                  449                   5.0
2006........................          0                       0                    0                     0
Thereafter..................          1                  66,309                  349                   3.9
                                    ---                 -------               ------                 -----
     Total..................        286                 595,493(3)            $8,953(4)              100.0%
                                    ===                 =======               ======                 =====

---------------
(1) Annual base rent expiring during each period, divided by total annual base rent (both adjusted for contractual increases).

(2) Includes leases that have initial terms of less than one year.

(3) This figure is based on square footage actually leased (which excludes vacant space), which accounts for the difference between this figure and "Total Rentable Area" in the preceding table (which includes vacant space).

(4) This figure is based on square footage actually leased (which excludes vacant space) and incorporates contractual rent increases arising after 1996, and thus differs from "Total Effective Annual Base Rent" in the preceding table, which is based on 1996 rents.

     The following table sets forth, the capitalized tenant improvements and leasing commissions paid by the Company on the office Properties owned by the Company during each of the five years indicated.

                               OFFICE PROPERTIES
            CAPITALIZED TENANT IMPROVEMENTS AND LEASING COMMISSIONS

                                          1992        1993        1994        1995          1996
                                         -------     -------     -------     -------       -------
Square footage renewed or re-leased....   26,989      23,909      18,384      79,745        39,706
Capitalized tenant improvements and
  commissions (in thousands)...........  $   192     $    59     $    58     $   468(1)    $   617(2)
Average per square foot of renewed or
  re-leased space......................  $  7.12     $  2.47     $  3.18     $  5.87       $ 15.54(2)

---------------
(1) The significant increase in capitalized tenant improvements and commissions in 1995 over the previous year is primarily the result of re-leasing 15,491 square feet at Regency Westpointe. The re-lease is for a term of ten years. There were no commissions paid in this transaction. Tenant improvements totaled $405,000. This tenant occupies 43% of Regency Westpointe.

(2) The significant increase in capitalized tenant improvements and commissions in 1996 over the previous years is primarily the result of tenant improvements provided in connection with a lease extension of space for the principal tenant of the UCT Property. The lease was extended ten years and expires in 2010.

INDUSTRIAL PROPERTIES

     The Company owns 14 industrial Properties aggregating 2,026,368 square feet. During June 1996, the Company sold two other industrial properties, which had 97,200 square feet. The industrial Properties are designed for warehouse, distribution and light manufacturing, ranging in size from 37,200 square feet to 474,426 square feet. As of December 31, 1996, seven of the industrial Properties were leased to multiple tenants, seven were leased to single tenants, and all seven of the single-tenant Properties are adaptable in design to multi-tenant use.

     The following table lists the industrial Properties of the Company indicating the property name, city, state, year completed, approximate square footage, and for the year ended December 31, 1996 (except where indicated), average occupancy, average effective rent per leased square foot, annual effective base rent, Property revenues and percentage of Property revenues on a pro forma basis assuming the acquisition of the industrial Properties acquired in 1996 had been completed on January 1, 1996.

                              INDUSTRIAL PORTFOLIO

                                                                      AVERAGE                                    PRO FORMA
                                                                     OCCUPANCY     AVERAGE                   REVENUES FOR YEAR
                                                                     FOR YEAR     EFFECTIVE      ANNUAL        ENDED 12/31/96
                                               YEAR        SQUARE      ENDED     RENT/LEASED    EFFECTIVE   --------------------
       PROPERTY             CITY        ST   COMPLETED      FEET     12/31/96    SQUARE FEET    BASE RENT     AMOUNT     PERCENT
----------------------- -------------  ----  ---------   ----------  ---------   -----------   -----------  -----------  -------
Hoover Industrial
  Center(1)............ Mesa           AZ       1985         57,441      100%       $4.82      $   276,610  $   320,496     5.5%
Benicia Industrial
  Park................. Benicia        CA       1980        156,800      100         3.23          506,172      484,614     8.4
Rancho Bernardo(1)..... Rancho         CA       1982         52,865       83         6.75          296,122      354,888     6.1
                        Bernardo
Navistar International
  Trans. Corp.......... W. Chicago     IL       1977        474,426      100         2.19        1,037,872    1,037,872    17.9
Park 100 -- Building
  42................... Indianapolis   IN       1980         37,200       93         6.09          210,687      228,700     3.9
Park 100 -- Building
  46................... Indianapolis   IN       1981        102,400      100         2.85          291,840      342,201     5.9
Case Equipment Corp.... Kansas City    KS       1975        199,750      100         1.92          384,312      384,312     6.6
Navistar International
  Trans. Corp. ........ Baltimore      MD       1962        274,000      100         1.58          432,414      432,414     7.5
Case Equipment Corp.... Memphis        TN       1950        205,594      100         1.68          346,115      346,115     6.0
Mercantile I(1)........ Dallas         TX       1970        236,092       95         2.94          658,546      677,986    11.7
Quaker Industrial(1)... Dallas         TX       1974         46,060      100         2.25          103,507      121,359     2.1
Pinewood
  Industrial(1)........ Arlington      TX       1971         42,083      100         3.36          141,552      136,558     2.4
Walnut Creek Business
  Center (1)........... Austin         TX       1984        100,000      100         5.14          513,902      645,264    11.1
Sea Tac II(2).......... Seattle        WA       1984         41,657      100         5.14          214,250      286,075     4.9
                                                                ---    -----     ------ ----    ----------        -----
  Total/Weighted
    Average............                                   2,026,368       99%       $2.70      $ 5,413,901  $ 5,798,854   100.0%
                                                                ===    =====     ==========     ==========        =====

---------------
(1) For these Properties, occupancy rates are presented as of December 31, 1996, and base rent and Property revenues are presented on an annualized basis based on results since the acquisition.

(2) Mortgage receivable accounted for as real estate under GAAP. The property is owned by a partnership managed by one of the Associated Companies.

     Four of the single-tenant Properties have eight years remaining on leases whose original terms were 20 years and include rent increases every three years based on all or a percentage of the change in the CPI. Under these leases the tenants are required to pay for all of the Properties' operating costs, such as common area maintenance, property taxes, insurance, and all repairs including structural repairs. These four Properties are leased to Navistar International Transportation Corporation ("Navistar"), but two of the leases have been assumed by Case Equipment Corporation ("Case"). Navistar has options under its leases to purchase either or both of the Properties on March 1, 1999, and 2002. The option price is equal to the lesser of (i) the greater of the appraised value or a specified option floor price; or (ii) a price derived by applying a specified capitalization rate to a specified rental amount. The Case leases give the tenant a purchase option exercisable on March 1, 1999, and 2002 for an amount equal to the greater of the appraised value or a specified minimum price. Management believes, based on discussions with both tenants, that neither tenant has any present intention to exercise any option to purchase.

     The remaining warehouse Properties have leases whose terms range from one to eight years. Most of the leases are "triple net" leases whereby the tenants are required to pay their pro rata share of the Properties' operating costs, common area maintenance, property taxes, insurance, and non-structural repairs. Some of the leases are "industrial gross" leases whereby the tenant pays as additional rent its pro rata share of common area maintenance and repair costs and its share of the increase in taxes and insurance over a specified base year cost. Many of these leases call for fixed or CPI-based rent increases.

     The Company holds fee title to all of the industrial Properties except a 41,657 square-foot warehouse facility in Seattle known as Sea Tac II. This property is owned by a partnership managed by one of the Associated Companies. The Company holds a participating first mortgage interest in Sea Tac II. In accordance with GAAP, the Company accounts for the property as though it held fee title, as substantially all risks and rewards of ownership have been transferred to the Company as a result of the terms of the mortgage. The participating mortgage had a principal balance of $2,333,338 as of December 31, 1996 and accrued interest of $1,201,164, as compared with an appraised value of $2,000,000 as of June 30, 1994. The loan, which was modified in early 1994 and accrues interest at 10%, allows the borrower to defer the payment of any interest in excess of the property's cash flow. The loan also allows the Company to receive 75% of the property value over the total loan balance at maturity. The loan is due March 31, 2001, but the borrower may extend the loan for five one-year periods for payment of a fee equal to 0.25% of the then outstanding principal balance for each extension.

     The following table sets forth, for the periods specified, the total rentable area, aggregate average occupancy, average effective base rent per leased square foot and total effective annual base rent for the industrial Properties owned by the Company during each of the years indicated and on a pro forma basis assuming the acquisition of the industrial Properties acquired in 1996 had been completed on January 1, 1996.

                             INDUSTRIAL PROPERTIES
                         HISTORICAL RENT AND OCCUPANCY

                                                       AVERAGE OCCUPANCY   AVERAGE EFFECTIVE   TOTAL EFFECTIVE
                                      TOTAL RENTABLE     RATE FOR THE         BASE RENT/         ANNUAL BASE
                YEAR                  AREA (SQ. FT.)        PERIOD         LEASED SQ. FT.(1)   RENT($000S)(2)
------------------------------------  --------------   -----------------   -----------------   ---------------
1996(3).............................     2,026,368             99%               $2.70             $ 5,414
1995................................     1,491,827            100                 2.29               3,405
1994................................     1,491,827            100                 2.29               3,401
1993................................     1,491,827             98                 2.24               3,294
1992................................     1,491,827             96                 2.14               3,075

---------------
(1) Total Effective Annual Base Rent divided by average occupancy in square feet.

(2) Total Effective Annual Base Rent adjusted for any free rent given for the period.

(3) Includes the TRP Properties. For these Properties, occupancy rates are presented as of December 31, 1996, and base rents are presented on an annualized basis based on results since the acquisition as this information is not available for the year ended December 31, 1996.

     The following table sets forth the contractual lease expirations for the industrial Properties for 1997 and thereafter, as of December 31, 1996.

                             INDUSTRIAL PROPERTIES
                               LEASE EXPIRATIONS

                                                                                           PERCENTAGE OF TOTAL
                                       NUMBER OF    RENTABLE SQUARE     ANNUAL BASE RENT    ANNUAL BASE RENT
                                        LEASES     FOOTAGE SUBJECT TO    UNDER EXPIRING      REPRESENTED BY
      YEAR OF LEASE EXPIRATION         EXPIRING     EXPIRING LEASES      LEASES ($000S)    EXPIRING LEASES(1)
-------------------------------------  ---------   ------------------   ----------------   -------------------
1997(2)..............................      27             336,867            $1,229                22.1%
1998.................................      11             130,461               564                10.1
1999.................................      15             143,265               536                 9.6
2000.................................       6              78,206               324                 5.8
2001.................................       4              59,757               324                 5.8
2002 to 2006.........................       0                   0                 0                   0
Thereafter...........................       5           1,256,170             2,594                46.6
                                                        ---------            ------               -----
                                           --
     Total...........................                   2,004,726(3)         $5,571(4)            100.0%
                                           68
                                                        =========            ======               =====
                                           ==

---------------
(1) Annual base rent expiring during each period, divided by total annual base rent (both adjusted for contractual increases).

(2) Includes leases that have initial terms of less than one year.

(3) This figure is based on square footage actually leased (which excludes vacant space), which accounts for the difference between this figure and "Total Rentable Area" in the preceding table (which includes vacant space).

(4) This figure is based on square footage actually leased (which excludes vacant space) and incorporates contractual rent increases arising after 1996, and thus differs from "Total Effective Annual Base Rent" in the preceding table, which is based on 1996 rents.

     The following table sets forth the capitalized tenant improvements and leasing commissions paid by the Company on the industrial Properties owned by the Company during each of the five years indicated.

                             INDUSTRIAL PROPERTIES
            CAPITALIZED TENANT IMPROVEMENTS AND LEASING COMMISSIONS

                                           1992        1993        1994         1995        1996
                                          -------     -------     -------     --------     -------
Square footage renewed or re-leased.....   52,491      66,500      89,000      141,523      69,000
Capitalized tenant improvements and
  commissions (in thousands)............  $    21     $    64     $    60     $    114     $    74
Average per square foot of renewed or
  released space........................  $  0.40     $  0.96     $  0.67     $   0.81     $  1.07

RETAIL PROPERTIES

     The retail portfolio consists of 21 Properties with a total of 630,700 square feet. The following table lists the retail Properties of the Company, indicating the property name, city, state, year completed, approximate square footage, and for the year ended December 31, 1996 (except when indicated), average occupancy, average effective rent per leased square foot, annual effective base rent, Property revenues and percentage of Property revenues on a pro forma basis assuming the acquisition of the Properties acquired in 1996 had been completed on January 1, 1996.

                               RETAIL PROPERTIES

                                                                                                               PRO FORMA
                                                                                                           PROPERTY REVENUES
                                                                  AVERAGE        AVERAGE                        FOR YEAR
                                                               OCCUPANCY FOR    EFFECTIVE      ANNUAL        ENDED 12/31/96
                                           YEAR       SQUARE    YEAR ENDED     RENT/LEASED   EFFECTIVE    --------------------
     PROPERTY           CITY      ST     COMPLETED     FEET      12/31/96      SQUARE FEET   BASE RENT      AMOUNT     PERCENT
-------------------  ----------  ----    ---------   --------  -------------   -----------   ----------   ----------   -------
Park Center(1).....  Santa Ana    CA        1979       73,500        97%         $  6.18     $  440,300   $  589,683     10.8%
Sonora Plaza(4)....  Sonora       CA        1974      162,126        99             5.69        913,656    1,065,104     19.4
Westwood Plaza.....  Tampa        FL        1984       85,689        91             7.07        551,379      719,130     13.1
Atlanta Auto
  Center(2)........  (2)         (2)         (2)       54,750        89            10.77        522,126      626,977     11.4
QuikTrip(3)........  (3)         (3)         (3)       32,000       100            32.28      1,033,000    1,033,000     18.9
Shannon Crossing...  Atlanta      GA        1981       64,039        94             6.88        414,092      437,728      8.0
Auburn
  North(4)(5)......  Auburn       WA        1978      158,596        97             5.53        851,333    1,006,152     18.4
                                                      -------       ---           ------     ----------   ----------    -----
    Total/Weighted
      Average......                                   630,700        96%         $  7.82     $4,725,886   $5,477,774    100.0%
                                                      =======       ===           ======     ==========   ==========    =====

---------------
(1) Mortgage receivable accounted for as real estate under GAAP. The Property is owned by a partnership managed by one of the Associated Companies.

(2) Represents six Properties located in Georgia with facilities ranging from 5,720 square feet to 10,920 square feet completed in 1985 and 1986.

(3) Represents ten 3,200 square foot properties located in Georgia, Missouri and Oklahoma completed in 1988 through 1990.

(4) For these Properties, occupancy rates are presented as of December 31, 1996, and base rent and Property revenues are presented on an annualized basis based on results since the acquisition.

(5) Includes a space at which the tenant has ceased operations and filed bankruptcy. In connection with the Company's acquisition, a principal of the former owner of the Property guaranteed the tenant's rental obligations under the lease. Subsequently, the tenant's leasehold interest under the lease was sold to a third party, who is awaiting approval from the bankruptcy court. Payments to the Company under the lease have been kept current by the third party.

     The Company holds fee title to all of the retail Properties except the Park Center community center. Park Center is owned by a partnership managed by one of the Associated Companies. The Company holds a participating first mortgage interest in Park Center. In accordance with GAAP, the Company accounts for Park Center as though it held fee title, as substantially all risks and rewards of ownership have been transferred to the Company as a result of the terms of the mortgage. The participating mortgage had a principal balance of $5,448,427 as of December 31, 1996 and accrued interest of $2,680,024, as compared with an appraised value of $3,550,000 as of June 30, 1994. The loan, which was modified in mid-1994 and accrues interest at 10%, allows the borrower to defer the payment of any interest in excess of the property's cash flow. The loan also allows the Company to receive 75% of the property value over the total loan balance at maturity. The loan is due March 31, 2001, but the borrower may extend the loan for five one-year periods for payment of a fee equal to 0.25% of the then outstanding principal balance, for each extension.

     Five of the retail Properties, representing 543,950 rentable square feet, or 86% of the total rentable area, are anchored community shopping centers. The anchor tenants of these centers are national or regional supermarkets and drug stores.

     Six of the retail Properties are located in the Atlanta metropolitan area and are leased to tenants in the automotive care industry. The leases for the retail Properties (excluding the QuikTrip leases described above) generally include fixed or CPI-based rent increases and some include provisions for the payment of additional rent based on a percentage of the tenants' gross sales that exceed specified amounts. Retail tenants also typically pay as additional rent their pro rata share of the Property operating costs including common area maintenance, property taxes, insurance, and nonstructural repairs. Some of the leases contain options to renew at market rates or specified rates.

     Ten of the retail Properties are leased to QuikTrip Corporation on long-term leases expiring after 2008. QuikTrip is a regional convenience store operator with over 300 stores in six states. The leases require the tenant to pay for all property costs and provide for periodic fixed increases of base rent. Under such leases, the tenant has one five-year option to renew at specified rental rates.

     The following table sets forth, for the periods specified, the total rentable area, aggregate average occupancy, average effective base rent per leased square foot and total effective annual base rent for the retail Properties owned by the Company during each of the years indicated and on a pro forma basis assuming the acquisition of the retail Properties acquired in 1996 had been completed on January 1, 1996.

                               RETAIL PROPERTIES
                         HISTORICAL RENT AND OCCUPANCY

                                                                                                    TOTAL
                                                        AVERAGE OCCUPANCY   AVERAGE EFFECTIVE     EFFECTIVE
                                       TOTAL RENTABLE     RATE FOR THE         BASE RENT/        ANNUAL BASE
                YEAR                   AREA (SQ. FT.)        PERIOD         LEASED SQ. FT.(1)   RENT($000S)(2)
-------------------------------------  --------------   -----------------   -----------------   --------------
1996(3)..............................      630,700              96%              $  7.82(4)         $4,726
1995.................................      285,658              95                 10.76             2,915
1994.................................      285,722              94                 10.76             2,890
1993.................................      285,722              90                 11.11             2,858
1992.................................      285,722              88                 11.12             2,823

---------------

(1) Total Effective Annual Base Rent divided by average occupancy in square feet.

(2) Total Effective Annual Base Rent adjusted for any free rent given for the period.

(3) Includes the Carlsberg Properties and the TRP Properties. For these Properties, occupancy rates are presented as of December 31, 1996, and base rents are presented on an annualized basis based on results since the acquisition as this information is not available for the year ended December 31, 1996.

(4) Average effective base rent per leased square foot declined in 1996 due to the acquisition of properties with lower base rents.

     The following table sets forth the contractual lease expirations for the retail Properties for 1997 and thereafter, as of December 31, 1996.

                               RETAIL PROPERTIES
                               LEASE EXPIRATIONS

                                                                                              PERCENTAGE OF TOTAL
                                                   RENTABLE SQUARE       ANNUAL BASE RENT      ANNUAL BASE RENT
                                 NUMBER OF        FOOTAGE SUBJECT TO      UNDER EXPIRING        REPRESENTED BY
  YEAR OF LEASE EXPIRATION    LEASES EXPIRING      EXPIRING LEASES        LEASES ($000S)      EXPIRING LEASES(1)
----------------------------  ---------------     ------------------     ----------------     -------------------
1997(2).....................         14                  25,889               $  302                   5.7%
1998........................         19                  55,488                  418                   7.8
1999........................         29                  59,201                  633                  11.8
2000........................         18                  40,175                  456                   8.5
2001........................         18                  70,423                  595                  11.1
2002........................          2                   6,100                   59                   1.1
2003........................          2                  59,390                  222                   4.2
2004........................          8                 142,144                  621                  11.6
2005........................          2                  32,233                  330                   6.2
2006........................          1                   2,400                   27                   0.5
Thereafter..................         13                 118,777                1,685                  31.5
                                    ---                 -------               ------                 -----
     Total..................        126                 612,220(3)            $5,348(4)              100.0%
                                    ===                 =======               ======                 =====

---------------

(1) Annual base rent expiring during each period, divided by total annual base rent (both adjusted for contractual increases).

(2) Includes leases that have initial terms of less than one year.

(3) This figure is based on square footage actually leased (which excludes vacant space), which accounts for the difference between this figure and "Total Rentable Area" in the preceding table (which includes vacant space).

(4) This figure is based on square footage actually leased (which excludes vacant space) and incorporates contractual rent increases arising after 1996, and thus differs from "Total Effective Annual Base Rent" in the preceding table, which is based on 1996 rents.

     The following table sets forth the capitalized tenant improvements and leasing commissions paid by the Company on the retail Properties owned by the Company during each of the five years indicated.

                               RETAIL PROPERTIES
            CAPITALIZED TENANT IMPROVEMENTS AND LEASING COMMISSIONS

                                            1992        1993        1994        1995        1996
                                           -------     -------     -------     -------     -------
Square footage renewed or re-leased......   26,403      31,443      46,833      33,294      32,998
Capitalized tenant improvements and
  commissions (in thousands).............  $    63     $    59     $    59     $    98     $    83
Average per square foot of renewed or
  released space.........................  $  2.38     $  1.87     $  1.87     $  2.94     $  2.53

MULTI-FAMILY PROPERTIES

     The Company owns three multi-family Properties, aggregating 642 units, and 542,710 square feet of space. All of the units are rented to residential tenants on either a month-to-month basis or for terms of one year or less.

     The following table sets forth the name, city, state, year of completion, number of units, approximate square footage and, for the year ended December 31, 1996 (except where indicated), average occupancy, Property revenues and percentage of Property revenues on a pro forma basis assuming the acquisition of the Properties acquired in 1996 had been completed on January 1, 1996.

                             MULTI-FAMILY PORTFOLIO

                                                                                            PRO FORMA
                                                                            AVERAGE     PROPERTY REVENUES
                                                                           OCCUPANCY      FOR YEAR ENDED
                                                                           FOR YEAR          12/31/96
                                               YEAR      # OF                ENDED     --------------------
      PROPERTY              CITY        ST   COMPLETED   UNITS   SQ. FT.   12/31/96      AMOUNT     PERCENT
---------------------  --------------  ----  ---------   -----   -------   ---------   ----------   -------
Summerbreeze.........  No. Hollywood   CA       1981      104     73,284      93%      $  779,509     18.0%
Sahara Gardens(1)....  Las Vegas       NV       1983      312    277,056       92       1,968,014     45.5
Villas de
  Mission(1).........  Las Vegas       NV       1979      226    192,370       98       1,580,414     36.5
                                                                               --
                                                          ---    -------               ----------    -----
     Total/Weighted
       Average.......                                     642    542,710      94%      $4,327,937    100.0%
                                                          ===    =======       ==      ==========    =====

---------------
(1) For these Properties, occupancy rates are presented as of December 31, 1996, and base rent and Property revenues are presented on an annualized basis based on results since the acquisition.

     The following table sets forth, for the periods specified, the total units, average occupancy, monthly average Effective Base Rent per unit, and total effective annual base rent, for the multi-family Properties, as of December 31, 1996.

                            MULTI-FAMILY PROPERTIES
                         HISTORICAL RENT AND OCCUPANCY

                                                                                MONTHLY
                                                                           AVERAGE EFFECTIVE     TOTAL EFFECTIVE
                                                    AVERAGE OCCUPANCY        BASE RENT PER         ANNUAL BASE
              YEAR                 TOTAL UNITS     RATE FOR THE PERIOD      LEASED UNIT(1)       RENT ($000S)(2)
---------------------------------  -----------     -------------------     -----------------     ---------------
1996(3)..........................      642                  94%                  $ 598(4)            $ 4,328
1995.............................      104                  94                     630                   739
1994.............................      104                  98                     632                   774
1993.............................      104                  93                     632                   734
1992.............................      104                  98                     633                   758

---------------
(1) Total Effective Annual Base Rent divided by Average Occupied Unit.

(2) Total Effective Annual Base Rent adjusted for any free rent given for the period.

(3) Includes the TRP Properties. For these Properties, occupancy rates are presented as of December 31, 1996, and base rents are presented on an annualized basis based on results since the acquisition as this information is not available for the year ended December 31, 1996.

(4) Average effective monthly base rent per unit declined in 1996 due to the acquisition of properties with lower base rents.

HOTELS

     The hotel portfolio consists of six hotels ranging from 64 to 163 rooms, comprising a total of 342,403 square feet of space and 726 rooms. Five of the hotels are all-suite hotels which consist primarily of one-bedroom suites, but each also includes some studio suites and two-bedroom suites. All of the hotels operate under license agreements with Country Lodging by Carlson, Inc. The five all-suite hotels are marketed as Country Suites by Carlson and the sixth hotel is marketed as Country Inns and Suites by Carlson. Country Lodging is part of the Carlson Companies, based in Minneapolis, Minnesota. The Carlson Companies own, operate, and franchise Radisson Hotels, TGI Friday's Restaurants, Country Kitchen Restaurants, and the Carlson Travel Agency Network. Currently there are a total of more than 85 Country Inns and Suites, with 30 additional under construction.

     The following table sets forth for each of the Company's hotel Properties, the Property name, city, state, year completed, number of rooms, approximate square footage, average occupancy and for the year ended December 31, 1996 (except where indicated), Property revenues and percentage of total hotel Properties' revenues, average daily rate ("ADR") and revenue per available room ("REVPAR") for the hotel Properties owned by the Company on a pro forma basis assuming the acquisitions of the Properties acquired in 1996 had been completed on January 1, 1996.

                                HOTEL PORTFOLIO

                                                                                      PRO FORMA
                                                                                  PROPERTY REVENUES
                                                                                    FOR YEAR ENDED
                                                                                       12/31/96
                                           YEAR      # OF    SQUARE    AVERAGE   --------------------
      PROPERTY           CITY       ST   COMPLETED   ROOMS    FEET      OCC.       AMOUNT     PERCENT    ADR     REVPAR
-------------------- ------------  ----  ---------   -----   -------   -------   ----------   -------   ------   ------
Country Suites by
  Carlson(1)........ Scottsdale    AZ       1995      163     80,568      63%    $1,558,000    24.9%    $88.11   $53.22
Country Suites by
  Carlson(2)........ Tucson        AZ       1986      157     61,552      81      1,256,490     20.1     63.85   50.42
Country Suites by
  Carlson(2)........ Ontario       CA       1985      120     54,019      72        431,927      6.9     54.89   38.95
Country Suites by
  Carlson(2)........ Arlington     TX       1986      132     56,200      69        688,272     11.0     67.61   45.75
Country Suites by
  Carlson(3)........ Irving        TX       1986       90     45,032      75      2,005,771     32.1     76.56   57.28
Country Inns and
  Suites by
  Carlson(2)........ San Antonio   TX       1994       64     29,330      55        312,000      5.0     58.68   32.03
                                                                          --
                                                      ---    -------             ----------    -----    ------   ------
    Total/Weighted
      Average.......                                  726    326,701      70%    $6,252,460   100.0%    $68.28   $46.28
                                                      ===    =======      ==     ==========    =====    ======   ======

---------------
(1) Pro forma revenue reported consists of the pro forma lease payments to be received from GHG, which leases the Hotel from the Company and operates it for its own account.

(2) Revenue reported consists of the lease payments received from GHG, which leases the Hotel from the Company and operates it for its own account.

(3) Mortgage receivable accounted for as real estate under GAAP. The Property is owned by a partnership managed by one of the Associated Companies.

     The Company holds fee title to five of the six hotels. The sixth, the Country Suites in Irving, Texas, is owned by a partnership managed by one of the Associated Companies. The Company holds a participating first mortgage interest in the Property. In accordance with GAAP, the Company accounts for the Property as though it held fee title, as substantially all the risks and rewards of ownership have been transferred to the Company as a result of the terms of the mortgage. The participating mortgage had a principal balance of $5,039,434 as of December 31, 1996, with accrued interest of $2,571,306, as compared with an appraised value of $2,650,000 as of June 30, 1994. The loan, which was modified in early 1994 and accrues interest at 10%, allows the borrower to defer the payment of any interest in excess of the Property's cash flow. The loan also allows the Company to receive 75% of the Property value over the total loan balance at maturity. The loan is due March 31, 2001, but the borrower may extend the loan for five one-year periods for payment of a fee equal to 0.25% of the then outstanding principal balance for each extension. The hotels owned in fee title are leased to GHG; the Irving, Texas hotel is managed by GHG under terms of a pre-existing contract.

     The following table contains, for the periods indicated, average occupancy, ADR and REVPAR information for the Company's hotels as well as comparative information for all U.S. hotels and all Country Lodging hotels.

                                                     YEAR ENDED DECEMBER 31,
                                    ----------------------------------------------------------
                                     1992         1993         1994         1995         1996
                                    ------       ------       ------       ------       ------
Scottsdale, AZ(1)
  Occupancy.......................      --           --           --           --           63%
  ADR.............................      --           --           --           --       $88.11
  REVPAR..........................      --           --           --           --       $53.22
Tucson, AZ
  Occupancy.......................      72%          77%          77%          79%          81%
  ADR.............................  $54.38       $54.46       $57.21       $58.93       $63.85
  REVPAR..........................  $39.05       $42.16       $44.29       $46.53       $50.42
Ontario, CA
  Occupancy.......................      59%          60%          56%          66%          72%
  ADR.............................  $52.93       $51.61       $52.02       $48.38       $54.89
  REVPAR..........................  $31.42       $30.74       $29.35       $31.67       $38.95
Arlington, TX
  Occupancy.......................      68%          61%          63%          70%          69%
  ADR.............................  $57.85       $51.58       $62.73       $64.96       $67.61
  REVPAR..........................  $39.14       $31.46       $39.79       $45.63       $45.75
Irving, TX
  Occupancy.......................      66%          76%          78%          76%          75%
  ADR.............................  $53.53       $50.22       $58.52       $66.55       $76.56
  REVPAR..........................  $35.37       $38.33       $45.36       $50.57       $57.28
San Antonio, TX(2)
  Occupancy.......................      --           --           --           53%(5)       55%(6)
  ADR.............................      --           --           --        57.80(5)     58.68(6)
  REVPAR..........................      --           --           --        30.79(5)     32.03(6)
All U.S. Hotels(3)
  Occupancy.......................      62%          64%          65%          66%          66%
  ADR.............................  $59.65       $60.99       $63.63       $66.88       $71.66
  REVPAR..........................  $37.04       $38.85       $41.49       $44.14       $47.06
Country Lodging System(4)
  Occupancy.......................      67%          71%          75%          75%          73%
  ADR.............................  $50.62       $50.00       $53.00       $56.00       $62.42
  REVPAR..........................  $33.94       $35.72       $39.75       $41.00       $45.45

---------------
(1) The Scottsdale Hotel opened in January 1996.

(2) The San Antonio Hotel opened in 1995.

(3) Source: Smith Travel Research and Country Hospitality.

(4) Source: Country Hospitality. Data for all years is limited to U.S.
properties.

(5) Information supplied for historical comparison only as this hotel was not acquired by the Company until August 1996.

(6) Information represents a full year of operations including operations prior to the Company's acquisition of the hotel in August 1996.

     In order for the Company to qualify as a REIT, neither the Company nor the Operating Partnership can operate the hotels. Therefore, the Operating Partnership has leased five of the hotels to GHG, each for a term of five years pursuant to percentage leases (the "Percentage Leases"), which provide for rent equal to the greater of the Base Rent (as defined in the Percentage Leases) or a specified percentage of room revenues (the "Percentage Rent"). Each hotel is separately leased to GHG. GHG's ability to make rent payments will, to a large degree, depend on its ability to generate cash flow from the operations of the hotels. Each Percentage Lease contains the provisions described below.

     Each Percentage Lease has a non-cancelable term of five years, subject to earlier termination upon the occurrence of certain contingencies described in the Percentage Lease. The lessee under the Percentage Lease has one five-year renewal option at the then current fair market rent.

     During the term of each Percentage Lease, the lessee is obligated to pay the greater of Base Rent or Percentage Rent. Base Rent accrues and is required to be paid monthly in advance. Percentage Rent is calculated by multiplying fixed percentages by room revenues for each of the five hotels owned by the Company. The applicable percentage changes when revenue exceeds a specified threshold, and the threshold may be adjusted annually in accordance with changes in the applicable CPI. Percentage Rent accrues and is due quarterly.

     The table below sets forth the annual Base Rent and the Percentage Rent formulas for each of the five hotels owned by the Company.

                          HOTEL LEASE RENT PROVISIONS

                                                                                            AMOUNT OF
                         INITIAL                                                     PERCENTAGE RENT INCURRED
                       ANNUAL BASE                                                        FOR YEAR ENDED
   HOTEL LOCATION         RENT              ANNUAL PERCENTAGE RENT FORMULAS             DECEMBER 31, 1996
---------------------  -----------     ------------------------------------------    ------------------------
Ontario, CA..........   $ 240,000      24% of room revenue up to $1,575,000 plus            $  192,000
                                       40% of room revenue above $1,575,000 and
                                       5% of other revenue.
San Antonio, TX......   $ 312,000(2)   33% of room revenue up to $1,200,000 plus            $        0
                                       40% of room revenue above $1,200,000 and
                                       5% of other revenue.
Arlington, TX........   $ 360,000      27% of room revenue up to $1,600,000 plus            $  328,000
                                       42% of room revenue above $1,600,000 and
                                       5% of other revenue.
Tucson, AZ...........   $ 600,000      40% of room revenue up to $1,350,000 plus            $  656,000
                                       46% of room revenue above $1,350,000 and
                                       5% of other revenue.
Scottsdale, AZ(1)....   $ 360,000      45% of room revenue up to $3,200,000 plus            $1,198,000(3)
                                       60% of room revenue above $3,200,000 and
                                       5% of other revenue.

---------------
(1) Assumes the acquisition of the Scottsdale Hotel was completed on January 1, 1996.

(2) Hotel was acquired in August 1996, so rent for the year ended December 31, 1996 was less than a full year's base rent.

(3) Percentage lease revenue is shown on a pro forma basis assuming the Scottsdale Hotel was purchased on January 1, 1996.

     Other than real estate and personal property taxes, casualty insurance, a fixed capital improvement allowance and maintenance of underground utilities and structural elements, which are the responsibility of the Company, the Percentage Leases require the lessee to pay rent, insurance, salaries, utilities and all other operating costs incurred in the operation of the hotels.

     Under the Percentage Leases, the Company is required to maintain the underground utilities and the structural elements of the improvements, including exterior walls (excluding plate glass) and roof. In addition, the Company must fund periodic capital improvements to the buildings and grounds, and the periodic repair, replacement and refurbishment of furniture, fixtures and equipment, up to the following amounts per quarter for the first year of the Percentage Lease: Ontario -- $22,750; Arlington -- $25,000; San
Antonio -- $10,500; Tucson -- $28,500; and Scottsdale -- $24,500. These amounts increase annually in accordance with the CPI. These obligations carry forward to the extent not expended, and any unexpended amounts remain the property of the Company upon termination of the Percentage Leases. Except for capital improvements and maintenance of structural elements and underground utilities, GHG bears the obligation, at its expense, to maintain the hotels in good order and repair, except for ordinary wear and tear, and to make non-structural, foreseen and unforeseen, and ordinary and extraordinary repairs which may be necessary and appropriate to keep the hotels in good order and repair.

     GHG will not be permitted to sublet all or any part of the hotels or assign its interest under any of the Percentage Leases, other than to an affiliate of the lessee, without the prior written consent of the Company. No assignment or subletting will release GHG from any of its obligations under the Percentage Leases.

     If the Company enters into an agreement to sell or otherwise transfer a hotel, the Company has the right to terminate the Percentage Lease with respect to such hotel upon paying GHG the fair market value of its leasehold interest in the remaining term of the Percentage Lease to be terminated.

     GHG is the licensee under the franchise licenses on the hotels. The franchise agreements are assignable to the Company, another lessee or a new owner, with a payment of $2,500 per hotel.

MORTGAGE RECEIVABLES

     Although the Company does not intend to engage in the business of making real estate loans, the Company holds three notes receivable, secured by first priority real property liens, which had a total outstanding principal balance at December 31, 1996 of $10,678,000. The financial statement carrying value of the Hovpark loan at December 31, 1996 was approximately $6.7 million, the estimated fair value of the underlying collateral. Effective February 1, 1997, as the result of repayment of principal by the borrower, the principal balance of this loan was reduced to $500,000, and the maturity was extended to February 1, 2009. All payments are current on all loans. In connection with the Grunow loan, the Company entered into an Option Agreement which provides the Company with the option to purchase the Grunow Medical building based upon an agreed upon formula. The following table summarizes these three mortgages.

                        SUMMARY OF MORTGAGE RECEIVABLES

            COLLATERAL PROPERTIES                                               PRINCIPAL BALANCE
----------------------------------------------    INTEREST                  -------------------------
           NAME                    TYPE             RATE       MATURITY      12/31/96       12/31/95
--------------------------  ------------------    --------     ---------    ----------     ----------
Hovpark(1)................  Industrial/Office        8.00%     02/01/97     $7,563,000     $7,563,000
Laurel Cranford...........  Industrial               9.00%     06/01/01     $  511,000     $  516,000
Grunow....................  Medical Office          11.00%     11/19/99     $2,694,000            N/A

---------------
(1) This loan is currently secured by a pledge of partnership interests in the borrower.

MANAGEMENT BUSINESS

     The Company conducts its management operations through the Associated Companies. The Company holds 100% of the preferred stock of each of the Associated Companies. Although the Company holds none of the voting common stock of the Associated Companies, the Company has the right, through its preferred stock holdings, to receive a significant portion of the economic benefits of the Associated Companies' operations. The voting common stock of the Associated Companies is held by individuals. See "-- The Associated Companies."

     The Associated Companies control a substantial asset management and property management portfolio by virtue of GC's general partner interests in certain limited partnerships, and through contracts with unaffiliated owners. The current management operations of the Company, the Operating Partnership and the Associated Companies are summarized in the following table.

---------------
(1) Properties owned by the Operating Partnership or the Company (including the CIGNA Properties and the E&L Properties to be acquired) and either (i) leased to GHG, in the case of hotels, or (ii) managed by the Company.

(2) Properties owned by partnerships of which GC or an affiliate is the general partner, or by third parties, and managed by GC, GIRC or GHG.

     The portfolio of 65 properties managed by the Associated Companies includes 622 hotel rooms, approximately 4.9 million square feet of retail, industrial and office properties, more than 2,000 multi-family residential units, and approximately 284 acres of undeveloped land. The Associated Companies each receive substantial fees for their management services. The Associated Companies, in turn, pay a portion of their income to their stockholders, including the Company, through distributions on their capital stock.

MANAGEMENT PORTFOLIO

     The following table lists the properties managed by the Associated Companies as of December 31, 1996, indicating property name, city, state, approximate square footage, size or number of units, if applicable, and acreage, if applicable.

                              MANAGEMENT PORTFOLIO

                                                                                                   SQ.
                             ASSET                                     CITY           STATE      FT.(1)
---------------------------------------------------------------  -----------------    -----     ---------
OFFICE
One West Madison...............................................  Phoenix              AZ           25,000
GSK Corporate Plaza............................................  Phoenix              AZ           31,234
Grunow Medical Building........................................  Phoenix              AZ           47,479
Rosemead Springs Center........................................  El Monte             CA          129,503
University Tech Center.........................................  Pomona               CA          101,177
Civic Center II................................................  Rancho Cucamonga     CA           17,857
Gateway Professional Center....................................  Sacramento           CA           50,556
Park Plaza.....................................................  Sacramento           CA           67,688
Carnegie Business Center I.....................................  San Bernardino       CA           62,605
Carnegie Business Center II....................................  San Bernardino       CA           50,804
One Vanderbilt Way.............................................  San Bernardino       CA           73,809
Two Vanderbilt Way.............................................  San Bernardino       CA           69,094
Lakeside Tower.................................................  San Bernardino       CA          112,814
One Carnegie Plaza.............................................  San Bernardino       CA          102,693
Two Carnegie Plaza.............................................  San Bernardino       CA           68,925
One Parkside...................................................  San Bernardino       CA           70,069
Santa Fe Railway...............................................  San Bernardino       CA           36,288
Inland Regional Center.........................................  San Bernardino       CA           81,079
Bristol Medical Center.........................................  Santa Ana            CA           52,311
26th Street Office.............................................  Santa Monica         CA           14,573
Montrose Office Building.......................................  Rockville            MD          187,161
Directors Plaza................................................  Memphis              TN          131,727
Poplar Towers I................................................  Memphis              TN          100,901
Bluemound Commerce Center......................................  Brookfield           WI           48,113
                                                                                                ---------
         Total.................................................                                 1,733,460
                                                                                                =========
INDUSTRIAL
Magnolia Industrial............................................  Phoenix              AZ           35,385
Fifth Street Industrial........................................  Phoenix              AZ          109,699
San Sevaine Business Park......................................  Mira Loma            CA          172,057
Rancon Centre Ontario..........................................  Ontario              CA          245,000
SkyPark Airport Parking........................................  San Bruno            CA          216,780
Wakefield Engineering Building.................................  Temecula             CA           44,200
Esplanade......................................................  Tustin               CA          141,700
Bryant Lake Phases I & II......................................  Eden Prairie         MN           80,057
Bryant Lake Phase III..........................................  Eden Prairie         MN           91,732
Black Satchel..................................................  Charlotte            NC          228,800
North Park Business Center.....................................  Charlotte            NC          319,960
The Commons at Great Valley....................................  Malvern              PA          200,000
Totem Valley Business Center...................................  Kirkland             WA          121,645
                                                                                                ---------
         Total.................................................                                 2,007,015
                                                                                                =========
RETAIL
Baseline Mercado...............................................  Mesa                 AZ           22,886
Mountain View Plaza............................................  Mojave               CA           57,456
Weist Plaza....................................................  Riverside            CA          145,778
Promotional Retail Phase II....................................  San Bernardino       CA          104,865
Service Retail Center..........................................  San Bernardino       CA           20,780
Outback Steak House............................................  San Bernardino       CA            6,500
Bally's Health Club............................................  San Bernardino       CA           25,000

                                                                                                   SQ.
                             ASSET                                     CITY           STATE      FT.(1)
---------------------------------------------------------------  -----------------              ---------
Aztec Shopping Center..........................................  San Diego            CA           23,789
Silver Creek Plaza.............................................  San Jose             CA           71,005
RCC Auto Center................................................  Temecula             CA           25,761
Town & Country Center..........................................  Arlington Heights    IL          323,591
Glenlake Plaza.................................................  Indianapolis         IN           93,593
Heritage Square................................................  San Antonio          TX           75,528
San Mar Plaza..................................................  San Marcos           TX           96,206
Vashon East....................................................  Seattle              WA           53,143
                                                                                                ---------
         Total.................................................                                 1,145,881
                                                                                                =========

                                                                                                NO. UNITS
                                                                                                ---------
MULTI-FAMILY

Green Meadows..................................................  Davis                CA              120
Huntington Breakers............................................  Huntington Beach     CA              342
Villa La Jolla.................................................  La Jolla             CA              385
La Jolla Canyon................................................  La Jolla             CA              157
Pacific Bay Club...............................................  San Diego            CA              159
Shadowridge Woodbend...........................................  Vista                CA              240
Promontory Point...............................................  Henderson            NV              180
Lake Mead Estates..............................................  Las Vegas            NV              160
Georgetown Apartments..........................................  Omaha                NE              288
                                                                                                ---------
         Total.................................................                                     2,031
                                                                                                =========
HOTEL
Country Suites By Carlson......................................  Tempe                AZ              139
Country Suites By Carlson......................................  Memphis              TN              121
Condominium Resort Hotel.......................................  Galveston            TX              276
Condominium Resort Hotel.......................................  Port Aransas         TX               86
                                                                                                ---------
         Total.................................................                                       622
                                                                                                =========

LAND(2)                                                                                           ACREAGE
                                                                                                ---------
Lake Elsinore Square (Retail)..................................  Lake Elsinore        CA            24.79
Mountain View Plaza (Retail)...................................  Mojave               CA             8.99
Perris-4th Avenue (Comm./Retail)...............................  Perris               CA            17.67
Perris-Ethanac (Comm./Retail)..................................  Perris               CA            23.76
Perris-Nuevo (Comm./Retail)....................................  Perris               CA            60.41
Rancon Centre Ontario (Industrial).............................  Ontario              CA            33.76
Rancon Center (Office).........................................  Rancho Cucamonga     CA             1.80
Rancon Center (Retail).........................................  Rancho Cucamonga     CA             5.98
Rancon Commerce Center (Industrial)............................  Temecula             CA            15.52
Rancon Towne Village (Retail)..................................  Temecula             CA            11.97
Tippecanoe (Commercial)........................................  San Bernardino       CA             8.79
Tri-City Corporate Center (Office/Retail)......................  San Bernardino       CA            70.33
                                                                                                ---------
         Total.................................................                                    283.77
                                                                                                =========

---------------
(1) Total square footage of the management portfolio is 6,792,332 square feet, including 1,905,976 square feet of hotel and multi-family properties as of December 31, 1996.

(2) The 65 properties listed as actively managed elsewhere in this Prospectus Supplement do not include the land portfolio.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to the directors and the executive officers of the Company.

         NAME            AGE                         PRINCIPAL POSITION
-----------------------  ----    -----------------------------------------------------------
Robert Batinovich......    60    Chairman, President and Chief Executive Officer
Andrew Batinovich......    38    Director, Executive Vice President, Chief Operating Officer
                                 and Chief Financial Officer
Sandra L. Boyle........    48    Senior Vice President
Frank E. Austin........    49    Senior Vice President, General Counsel and Secretary
Terri Garnick..........    36    Senior Vice President, Treasurer and Chief Accounting
                                 Officer
Stephen R. Saul........    43    Vice President
Anna Cheng.............    42    Vice President
Patrick Foley..........    65    Director
Richard A. Magnuson....    39    Director
Laura Wallace..........    43    Director

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

THE FORMATION AND CONSOLIDATION

     The Company began operations on December 31, 1995 concurrently with the Consolidation, a merger and consolidation in which Old GC and the Partnerships merged with and into the Company. To effect the Consolidation, the Company (i) issued securities of the Company to the Partnerships in exchange for the assets of the Partnerships, (ii) merged with Old GC, with the Company being the surviving entity; (iii) obtained certain limited partnership interests held by Old GC, which Old GC contributed to the Company; (iv) obtained nonvoting preferred stock in three companies involved in the management of public and private real estate partnerships and the operations of the Company's hotels; and
(v) through the Operating Partnership, acquired interests in certain warehouse distribution facilities from GPA, Ltd., a California limited partnership, which were controlled by Robert Batinovich. The Partnerships' assets included the stock of an insurance holding company which is currently held by one of the Associated Companies. Prior to the Consolidation, Robert Batinovich and GC (then known as Glenborough Realty Corporation) were the general partners of the Partnerships.

REDEMPTION AND REGISTRATION RIGHTS

     Robert Batinovich, Andrew Batinovich, Sandra L. Boyle and Frank E. Austin hold or control, in aggregate, limited partnership interests representing approximately 21% of Glenborough Partners, a California limited partnership. Glenborough Partners is a 99% limited partner of GPA, Ltd. which holds an approximately 7% interest in the Operating Partnership, in which the Company has a 1.0% general partnership interest and an approximate 91% limited partnership interest. The officers named above, through their interest in Glenborough Partners, share indirectly with the Company in the net income or loss or any distributions of the Operating Partnership. Pursuant to the partnership agreement of the Operating Partnership, GPA, Ltd. holds certain redemption rights which are exercisable under which GPA, Ltd.'s interest in the Operating Partnership may be redeemed in exchange for shares of the Company's Common Stock. The Company has granted GPA, Ltd. certain demand and piggyback registration rights with respect to shares of Common Stock that may be owned or acquired by GPA, Ltd. in connection with the exercise of such redemption rights. See "Description of Capital Stock -- Shares Eligible for Future
Sale -- Registration Rights." As of December 31, 1996, the portion of the shares of Common Stock of the Company issuable upon redemption by GPA, Ltd. and covered by the "demand" and "piggyback" registration rights which are attributable to each of Robert

Batinovich, Andrew Batinovich, Sandra L. Boyle and Frank E. Austin is 114,659 shares, 4,760 shares, 277 shares and 387 shares, respectively. In addition, Robert Batinovich directly holds an approximately 0.3% interest in the Operating Partnership, which includes similar redemption and registration rights to those held by GPA, Ltd. As of December 31, 1996 the number of shares of the Common Stock issuable upon redemption by Robert Batinovich and covered by the registration rights was 12,727.

RELATED COMPANIES

  GPA, Ltd.'s Relationship with the Company

     The Company owns an approximate 4% limited partner interest in Glenborough Partners, a California limited partnership, which in turn owns a 99% limited partner interest in GPA, Ltd. Thus, the Company effectively owns an approximate 4% interest in GPA, Ltd. The value of this interest is reflected in the Company's audited balance sheet.

  GPA, Ltd.'s Relationship with the Operating Partnership

     GPA, Ltd. owns an approximate 7% limited partner interest in the Operating Partnership. Thus, because the Company owns an approximate 4% interest in GPA, Ltd., the Company owns an approximate 1% indirect interest in the Operating Partnership, in addition to its approximate 91% direct interest as limited and general partner of the Operating Partnership.

  GPA, Ltd.'s Relationship with GC

     GC owns a 0.1% general partner interest in GPA, Ltd.

  GPA, Ltd.'s Relationship with Robert Batinovich

     Robert Batinovich and members of his immediate family own an approximate 21% aggregate interest (including both general partner and limited partner interests) in Glenborough Partners, which in turn owns a 99% limited partner interest in GPA, Ltd. In addition, Robert Batinovich owns an approximate 1% general partner interest in GPA, Ltd. Thus, Robert Batinovich and members of his immediate family own an approximate 22% aggregate interest in GPA, Ltd.

ACQUISITIONS FROM RELATED PARTIES

     In 1996, the Company acquired the UCT Property and the Bond Street Property. The UCT Property and the Bond Street Property were substantially or partially owned by GPA, Ltd. and Robert Batinovich. Because of the ownership interests of Robert and Andrew Batinovich and their families through GPA, Ltd. or directly, these transactions involved a conflict of interest. The terms of the transactions were reviewed by independent directors to determine if these transactions were fair to the Company and its stockholders. The independent directors, after completing their review and considering, among other things, appraisals on each of the properties that show values in excess of the amounts to be paid by the Company, unanimously approved each transaction, with Robert and Andrew Batinovich abstaining. The Company believes that these transactions were on terms that are at least as favorable as those that could have been obtained with arms-length bargaining with a third-party, but there can be no assurance that this was the case. See "Recent Activities."

     The Company may acquire other properties in which GPA, Ltd. or Robert and Andrew Batinovich or their families have an interest, although there are no agreements or proposals to acquire properties currently under consideration other than those referred to under the heading "Recent Activities." The Company's Board of Directors has adopted a policy that no acquisition of properties from GPA, Ltd. or Robert or Andrew Batinovich or their immediate families or from other entities in which they have an interest will be made without the Company first obtaining the approval of at least two-thirds of the Company's independent Directors. In addition, the employment agreements of Robert and Andrew Batinovich provide that in the event either of them or their immediate family members or any entity in which any of them has an interest has an opportunity during the term of the employment agreements to acquire any interest in real property for investment purposes or the right to manage any interest in real property, he or she must first offer the opportunity to the Company or to a designated entity in which the Company has an interest, for such reasonable period of time as may be necessary for a disinterested majority of the Company's Board of Directors to evaluate the opportunity for investment or acquisition by the Company.

                                  UNDERWRITING

     The Underwriters named below (the "Underwriters"), for whom Bear, Stearns & Co. Inc. ("Bear Stearns"), Robertson, Stephens & Company LLC ("Robertson Stephens") and Jefferies & Company, Inc. are acting as representatives (the "Representatives"), have severally agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase from the Company the number of shares of Common Stock set forth opposite their respective names below. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, and that the Underwriters are committed to purchase all of such shares if any are purchased.

                                                                           NUMBER OF SHARES
    UNDERWRITER                                                              COMMON STOCK
    -------------------------------------------------------------------    ----------------
    Bear, Stearns & Co. Inc............................................        1,200,000
    Robertson, Stephens & Company LLC..................................        1,200,000
    Jefferies & Company, Inc...........................................          600,000
    A.G. Edwards & Sons, Inc...........................................          100,000
    J.P. Morgan Securities Inc.........................................          100,000
    PaineWebber Incorporated...........................................          100,000
    Arnhold and S. Bleichroeder, Inc...................................           50,000
    Cruttenden Roth Incorporated.......................................           50,000
    Legg Mason Wood Walker, Incorporated...............................           50,000
    The Shemano Group, Inc.............................................           50,000
                                                                               ---------
              Total....................................................        3,500,000
                                                                               =========

     The Representatives have advised the Company that the Underwriters propose to offer the Common Stock to the public at the public offering price set forth on the cover page of this Prospectus Supplement and to certain dealers at that price less a concession not in excess of $0.67 per share. The Underwriters may allow, and such dealers may reallow, a discount not in excess of $0.10 per share on sales to certain other dealers. After the initial offering to the public, the public offering price, concession and discount may be changed.

     The Company has granted to the Underwriters an option, exercisable for 30 days after the date of this Prospectus Supplement, to purchase up to 525,000 additional shares of Common Stock (the "Option Shares") to cover over-allotments, if any, at the public offering price per share set forth on the cover page of this Prospectus Supplement, less the underwriting discount. If the Underwriters exercise this option, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage of total Option Shares that the number of Common Stock to be purchased by it shown in the foregoing table bears to the Common Stock initially offered hereby.

     In the Underwriting Agreement, the Company and the Operating Partnership have agreed to indemnify the several Underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended or to contribute to payments the Underwriters may be required to make in respect thereof.

     The Company and the Operating Partnership have agreed not to, directly or indirectly, issue, sell, offer or agree to sell, grant any option to purchase, or otherwise dispose (or announce any offer, sale, grant of an option to purchase or other disposition) of, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock for a period of 90 days after the date of this Prospectus Supplement without the prior written consent of Bear Stearns (except for issuances by the Company upon the exercise of outstanding stock options, in connection with bona fide acquisitions of real property or interests therein, of shares of Common Stock or partnership units in the Operating Partnership such that the aggregate number of shares of Common Stock issued, or which may be issued upon conversion or exchange of such units, will not exceed 3,500,000). All directors and officers and certain stockholders of the Company have agreed not to directly or indirectly issue, sell, offer or agree to sell, grant any option to purchase or otherwise dispose of any shares of Common Stock (or any securities convertible into, exercise for or exchangeable for shares of Common Stock) for a period of 180 days after the date of this Prospectus Supplement without the prior written consent of the Representatives. In connection with the settlement of the Blumberg litigation, Robert Batinovich, Andrew Batinovich and certain family members agreed not to sell any of their shares of Common Stock until after December 31, 1997.

     Bear Stearns and Robertson Stephens have provided various financial advisory services to the Company or affiliates of the Company, for which they have received customary compensation. Bear, Stearns Funding, Inc. ("Bear Stearns Funding"), an affiliate of Bear Stearns, has loaned the Company $20,000,000 at an interest rate of 7.57% with a maturity date of January 1, 2006. Bear Stearns Funding has also made certain loans to limited partnerships for which GIRC provides management services.

     The Shemano Group, Inc. ("Shemano"), a participating Underwriter, has provided consulting services to the Company in connection with the Offering and has agreed to continue to provide consulting services to the Company with respect to certain securities matters. The Company has paid Shemano $25,000 to date and has agreed to pay Shemano an additional $25,000 at the closing of the Offering.

                                 LEGAL MATTERS

     The legality of the Common Stock offered by this Prospectus Supplement will be passed upon for the Company by Morrison & Foerster LLP, Palo Alto, California, and certain matters will be passed upon for the Underwriters by Latham & Watkins, San Francisco, California. Morrison & Foerster LLP will rely upon the opinion of Hogan & Hartson LLP, Baltimore, Maryland as to certain matters of Maryland law. In addition, Morrison & Foerster LLP will provide an opinion as the basis of the description of federal income tax consequences contained in the accompanying Prospectus in the section entitled "Federal Income Tax Consequences."

                                    EXPERTS

     The financial statements of the Company, the GRT Predecessor Entities, Glenborough Hotel Group, Atlantic Pacific Assurance Company Limited and Glenborough Inland Realty Corporation and related financial statement schedules included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, incorporated by reference herein, have been audited by Arthur Andersen LLP, independent public accountants, to the extent and for the periods indicated in their reports, and have been incorporated herein in reliance on such reports given on the authority of that firm as experts in accounting and auditing.

     In addition, the respective financial statements of the E&L Properties and the CIGNA Properties included in this Prospectus Supplement, to the extent and for the periods indicated in their reports, have also been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance on such reports given on the authority of that firm as experts in accounting and auditing.

                     GLENBOROUGH REALTY TRUST INCORPORATED

                         INDEX TO FINANCIAL INFORMATION

                                                                                        PAGE
                                                                                        ----
COMBINED STATEMENT OF REVENUES AND CERTAIN EXPENSES OF THE CIGNA PROPERTIES FOR THE
  YEAR ENDED DECEMBER 31, 1996:
  Report of Independent Public Accountants..........................................    F-2
  Combined Statement of Revenues and Certain Expenses of the CIGNA Properties for
     the year ended December 31, 1996...............................................    F-3
  Notes to Combined Statement of Revenues and Certain Expenses of the CIGNA
     Properties for the year ended December 31, 1996................................    F-4
COMBINED STATEMENT OF REVENUES AND CERTAIN EXPENSES OF THE E&L PROPERTIES FOR THE
  YEAR ENDED DECEMBER 31, 1996:
  Report of Independent Public Accountants..........................................    F-5
  Combined Statement of Revenue and Certain Expenses of the E&L Properties for the
     year ended December 31, 1996...................................................    F-6
  Notes to Combined Statement of Revenue and Certain Expenses of the E&L Properties
     for the year ended December 31, 1996...........................................    F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Glenborough Realty Trust Incorporated:

     We have audited the accompanying combined statement of revenues and certain expenses of the CIGNA Properties, as defined in Note 1, for the year ended December 31, 1996. This combined financial statement is the responsibility of the management of the Company. Our responsibility is to express an opinion on this combined financial statement based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     The accompanying combined statement of revenues and certain expenses has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in Note 1, and is not intended to be a complete presentation of the revenues and expenses of the CIGNA Properties.

     In our opinion, the combined financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the CIGNA Properties for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

San Francisco, California
February 11, 1997

                     GLENBOROUGH REALTY TRUST INCORPORATED

             COMBINED STATEMENT OF REVENUES AND CERTAIN EXPENSES OF
                              THE CIGNA PROPERTIES
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                 (IN THOUSANDS)

REVENUES..........................................................................    $7,811
CERTAIN EXPENSES:
  Operating.......................................................................     1,947
  Real estate taxes...............................................................       729
                                                                                      ------
                                                                                       2,676
                                                                                      ------
REVENUES IN EXCESS OF CERTAIN EXPENSES............................................    $5,135
                                                                                      ======

         The accompanying notes are an integral part of this statement.

                     GLENBOROUGH REALTY TRUST INCORPORATED

        NOTES TO COMBINED STATEMENT OF REVENUES AND CERTAIN EXPENSES OF
                              THE CIGNA PROPERTIES
                      FOR THE YEAR ENDED DECEMBER 31, 1996

1.  BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICY

     Property Acquired - The accompanying combined statement of revenues and certain expenses include the operations (see "Basis of Presentation" below) of the following six properties (the "CIGNA Properties") to be acquired by Glenborough Realty Trust Incorporated (the "Company"), from an unaffiliated third party.

                         PROPERTY                       CITY        STATE         TYPE
        -------------------------------------------  -----------    -----     -------------
        Woodlands Plaza............................  St. Louis      MO        Office
        Woodlands Tech.............................  St. Louis      MO        Industrial
        Lake Point.................................  Orlando        FL        Industrial
        Overlook Apartments........................  Scottsdale     AZ        Multi-family
        Piedmont Plaza.............................  Apopka         FL        Retail
        Westford Corporate Center..................  Westford       MA        Office

     Basis of Presentation - The accompanying combined statement of revenues and certain expenses is not intended to be a complete presentation of the actual operations of the CIGNA Properties for the period presented. Certain expenses may not be comparable to the expenses expected to be incurred by the Company in the future operations of the CIGNA Properties; however, the Company is not aware of any material factors relating to the CIGNA Properties that would cause the reported financial information not to be indicative of future operating results. Excluded expenses consist of property management fees, interest expense, depreciation and amortization and other costs not directly related to the future operations of the CIGNA Properties.

     This combined financial statement has been prepared for the purpose of complying with certain rules and regulations of the Securities and Exchange Commission.

     Revenue Recognition - All leases are classified as operating leases. Rental revenue is recognized as earned over the terms of the leases.

2.  LEASING ACTIVITY

     The minimum future rental revenues from leases in effect as of January 1, 1997 are as follows (in thousands):

                                       YEAR                          AMOUNT
                ---------------------------------------------------  -------
                1997...............................................    5,351
                1998...............................................    5,024
                1999...............................................    3,233
                2000...............................................    2,310
                2001...............................................    1,799
                Thereafter.........................................   11,677
                                                                     -------
                          Total....................................  $29,394
                                                                     =======

     In addition to minimum rental payments, tenants pay reimbursements for their pro rata share of specified operating expenses, which amounted to $1,171 for the year ended December 31, 1996. Certain leases contain lessee renewal options.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Glenborough Realty Trust Incorporated:

     We have audited the accompanying combined statement of revenues and certain expenses of the E&L Properties, as defined in Note 1, for the year ended December 31, 1996. This combined financial statement is the responsibility of the management of the Company. Our responsibility is to express an opinion on this combined financial statement based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     The accompanying combined statement of revenues and certain expenses has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in Note 1, and is not intended to be a complete presentation of the revenues and expenses of the E&L Properties.

     In our opinion, the combined financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the E&L Properties for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

San Francisco, California
January 31, 1997

                     GLENBOROUGH REALTY TRUST INCORPORATED

             COMBINED STATEMENT OF REVENUES AND CERTAIN EXPENSES OF
                               THE E&L PROPERTIES
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                 (IN THOUSANDS)

REVENUES............................................................................  $2,925
CERTAIN EXPENSES:
  Operating.........................................................................     418
  Real estate taxes.................................................................     157
                                                                                      ------
                                                                                         575
                                                                                      ------
REVENUES IN EXCESS OF CERTAIN EXPENSES..............................................  $2,350
                                                                                      ======

         The accompanying notes are an integral part of this statement.

                     GLENBOROUGH REALTY TRUST INCORPORATED

        NOTES TO COMBINED STATEMENT OF REVENUES AND CERTAIN EXPENSES OF
                               THE E&L PROPERTIES
                      FOR THE YEAR ENDED DECEMBER 31, 1996

1.  BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Property Acquired -- The accompanying combined statement of revenues and certain expenses include the operations (see "Basis of Presentation" below) of the following E&L Properties to be acquired by Glenborough Realty Trust Incorporated (the "Company") from Ellis & Lane Partnerships, an unaffiliated third party.

                         PROPERTY                        CITY          STATE        TYPE
        -------------------------------------------  -------------     -----     ----------
        Academy Center.............................  Rolling Hills       CA      Office
        Chatsworth Industrial Park.................  Chatsworth          CA      Industrial
        Sandhill Industrial Park...................  Carson              CA      Industrial
        Arrow/San Dimas Center.....................  San Dimas           CA      Industrial
        Katella/Glassell Business Park.............  Orange              CA      Retail
        Kraemer Business Park......................  Anaheim             CA      Industrial
        Piedmont -- Belshaw........................  Carson              CA      Industrial
        Piedmont -- Dominguez......................  Carson              CA      Industrial
        Piedmont -- Dunn Way.......................  Placentia           CA      Industrial
        Monroe Business Park.......................  Placentia           CA      Industrial
        Piedmont -- Upland.........................  Upland              CA      Industrial

     Basis of Presentation -- The accompanying combined statements of revenues and certain expenses is not intended to be a complete presentation of the actual operations of the E&L Properties for the period presented. Certain expenses may not be comparable to the expenses expected to be incurred by the Company in the future operations of the Properties; however, the Company is not aware of any material factors relating to the E&L Properties that would cause the reported financial information not to be indicative of future operating results. Excluded expenses consist of property management fees, interest expense, depreciation and amortization and other costs not directly related to the future operations of the E&L Properties.

     This combined financial statement has been prepared for the purpose of complying with certain rules and regulations of the Securities and Exchange Commission.

     Revenue Recognition -- All leases are classified as operating leases. Rental revenue is recognized as earned over the terms of the leases.

2.  LEASING ACTIVITY

     The minimum future rental revenues from leases in effect as of January 1, 1997 are as follows (in thousands)

                                        YEAR                          AMOUNT
                ----------------------------------------------------  ------
                1997................................................  2,123
                1998................................................  1,060
                1999................................................    570
                2000................................................    438
                2001................................................    208
                Thereafter..........................................      6
                                                                      -----
                          Total.....................................  4,405
                                                                      =====

                     GLENBOROUGH REALTY TRUST INCORPORATED

        NOTES TO COMBINED STATEMENT OF REVENUES AND CERTAIN EXPENSES OF
                               THE E&L PROPERTIES
              FOR THE YEAR ENDED DECEMBER 31, 1996 -- (CONTINUED)

     In addition to minimum rental payments, tenants pay reimbursements for their pro rata share of specified operating expenses, which amounted to $52 for the year ended December 31, 1996. Certain leases contain lessee renewal options.

PROSPECTUS

LOGO                                 $250,000,000
                                         LOGO
                                   PREFERRED STOCK,
                              COMMON STOCK AND WARRANTS

                            ------------------------

     Glenborough Realty Trust Incorporated (the "Company") may from time to time offer in one or more series or classes (i) shares or fractional shares of its preferred stock, par value $.001 (the "Preferred Stock"), (ii) shares of its common stock, par value $0.001 per share (the "Common Stock") or (iii) warrants to purchase shares of Preferred Stock or Common Stock (the "Warrants"), with an aggregate public offering price of up to $250,000,000, on terms to be determined at the time of the offering. The Preferred Stock, Common Stock and Warrants (collectively, the "Offered Securities") may be offered, separately or together, in separate classes or series in amounts, at prices and on terms to be set forth in a supplement to this Prospectus (each a "Prospectus Supplement").

     The specific terms of the Offered Securities in respect to which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable (i) in the case of Preferred Stock, the specific title and stated value per share, any dividend, liquidation, redemption, conversion, voting and other rights, and any initial public offering price; (ii) in the case of Common Stock, the specific title and stated value and any initial public offering price; and (iii) in the case of Warrants, the duration, offering price, exercise price and detachability. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Offered Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust ("REIT") for federal income tax purposes.

     The applicable Prospectus Supplement will also contain information, where applicable, about certain United States Federal Income Tax Consequences relating to, and any listing on a securities exchange of, the Offered Securities covered by such Prospectus Supplement.

     The Offered Securities may be offered directly, through agents designated from time to time by the Company, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Offered Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth or will be calculable from the information set forth in the applicable Prospectus Supplement. See "Plan of Distribution." No Offered Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such Offered Securities.

     SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE OFFERED SECURITIES.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
      ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

               The date of this Prospectus is February 25, 1997.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR AN APPLICABLE PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER, DEALER OR AGENT. THIS PROSPECTUS AND ANY APPLICABLE PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Registration Statement, and exhibits and schedules forming a part thereof and the reports, proxy statements and other information filed by the Company with the Commission in accordance with the Exchange Act can be inspected and copied at the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C., 20549, and at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The address of the Commission's Web Site is (http://www.sec.gov). In addition, the Common Stock is listed on the New York Stock Exchange and similar information concerning the Company can be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement") (of which this Prospectus is a part) under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Offered Securities. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Offered Securities, reference is hereby made to the Registration Statement and such exhibits and schedules which may be obtained from the Commission at its principal office in Washington, D.C., upon payment of the fees prescribed by the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The documents listed below have been filed by the Company under the Exchange Act with the Commission and are incorporated herein by reference:

          a. The Company's Annual Report on Form 10-K for the year ended December 31, 1995;

          b. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1996;

          c. The Company's Current Reports on Form 8-K dated June 30, 1996, July 15, 1996, September 30, 1996, October 17, 1996 and December 4, 1996 and Current Reports on Form 8-K/A dated March 14, 1996, August 8, 1996, December 30, 1996 and December 30, 1996;

          d. The description of the Registrant's Common Stock contained in the Company's Registration Statement on Form 8-A (File No. 1-14162).

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Offered Securities shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing such documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in the applicable Prospectus Supplement) or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus (or in the applicable Prospectus Supplement).

     Copies of all documents which are incorporated herein by reference (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference in such information) will be provided without charge to each person, including any beneficial owner, to whom this Prospectus is delivered upon written or oral request. Requests should be directed to the Vice President, Capital Markets, Glenborough Realty Trust Incorporated, 400 South El Camino Real, Suite 1100, San Mateo, California 95402-1708, telephone number (415) 343-9300.

     As used herein, the term "Company" means Glenborough Realty Trust Incorporated, a Maryland real estate investment trust, and its consolidated subsidiaries for the periods from and after December 31, 1995 (the date of the merger of eight public limited partnerships and Glenborough Corporation, a California corporation, (the "Predecessors") with and into the Company (the "Consolidation")). This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus. Unless otherwise indicated, ownership percentages of the Company s Common Stock have been computed on a fully converted basis, using an exchange of Operating Partnership units for Common Stock on a one-for-one basis.

                                  THE COMPANY

     The Company is a self-administered and self-managed real estate investment trust (a "REIT") that owns a portfolio of 54 industrial, office, hotel, retail and multifamily properties (the "Properties") located in 17 states throughout the country, as of December 31, 1996. The Company's principal growth strategy is to capitalize on the opportunity to acquire portfolios or single properties from public and private partnerships on attractive terms. This strategy has evolved from the Company's predecessors' experience since 1978 in managing real estate partnerships and their assets and, since 1989, in acquiring management interests from third parties. In addition, three associated companies (the "Associated Companies") provide comprehensive asset, partnership and property management services for 65 other properties that are not owned by the Company.

     The Company expects to continue to enhance, expand and diversify its real estate holdings by making property and portfolio acquisitions, improving individual property performance and constantly reviewing the mix of its holdings by selling appropriate properties and reinvesting the proceeds. The Company will pursue the acquisition of individual properties and diversified portfolios that can be purchased at attractive prices and have characteristics consistent with the Company's growth strategy. The Company also intends to expand through the growth of the Associated Companies, which it anticipates will occur through the acquisition of general partnership interests, execution of asset management and property management agreements with third parties and the leasing of hotels that may in the future be acquired by the Company.

     A portion of the Company's operations is conducted through a subsidiary operating partnership (the "Operating Partnership") in which the Company holds a 1% interest as the sole general partner and in which the Company holds an approximate 90.8% limited partner interest, as of December 31, 1996.

     The Common Stock is listed on the New York Stock Exchange under the Symbol "GLB." The Company commenced operations on December 31, 1995, through the merger of eight public limited partnerships and a management company with and into the Company. The Company's executive offices are located at 400 South El Camino Real, Suite 1100, San Mateo, California 95402-1708 and its telephone number is
(415) 343-9300.

                           TAX STATUS OF THE COMPANY

     The Company will elect to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), commencing with its taxable year ended December 31, 1996. As a REIT, the Company generally will not be subject to Federal income tax on net income that it distributes to its stockholders. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain Federal, state and local taxes on its income and property. See "Federal Income Tax Consequences."

                                  RISK FACTORS

     Prospective investors should read this entire Prospectus and the applicable Prospectus Supplement carefully, including all appendices and supplements hereto or thereto, and should consider carefully the following factors before purchasing the Offered Securities offered hereby.

LITIGATION RELATED TO CONSOLIDATION

     Recent business reorganizations sponsored by others involving the conversion of partnerships into corporations have given rise to a number of investor lawsuits. These lawsuits have included claims against the general partners of the participating partnerships, the partnerships themselves and related persons involved in the structuring of or benefiting from the conversion or reorganization, as well as claims against the surviving entity and its directors and officers. The lawsuits have included, among others, claims that the structure of the reorganizations, as well as the manner in which they were submitted for investor approval, involved violations of federal and state securities laws, common law fraud and negligent misrepresentations, breaches of fiduciary duty, unfair and deceptive trade practices, negligence and waste, breaches of the partnership documents of the participating partnerships, failure to comply with applicable reporting requirements, violations of the rules of the NASD on suitability and fair practices, and violations of the Racketeer Influenced and Corrupt Organizations Act. Two lawsuits have been filed contesting the fairness of the Consolidation, one in California state court and one in federal court. A settlement of the state court action has been approved by the court, but objectors to the settlement have appealed that approval. Plaintiffs in the federal court action have agreed voluntarily to take the action off calendar pending resolution of the state court action. The Company and the other defendants in the state court action have filed a responsive brief and the appeal is now pending.

     From time to time the Company is involved in other litigation arising out of its business activities. It is possible that this litigation and the other litigation previously described could result in significant losses in excess of amounts reserved, which could have an adverse effect on the Company's results of operations and the financial condition of the Company.

CHAPTER 11 REORGANIZATION OF PARTNERSHIP CONSOLIDATION BY SENIOR MANAGEMENT

     Robert and Andrew Batinovich, two of the senior officers of the Company, were also senior members of a management team that formed a publicly registered limited partnership in 1986 to consolidate a number of predecessor partnerships. That public partnership was involved in litigation with its primary creditor and in order to prevent foreclosure filed a petition for reorganization under Chapter 11 of the United States Bankruptcy Code in May of 1992. The public partnership, the primary subsidiary of which is GPA, Ltd., which owns an approximately 7% limited partner interest in the Operating Partnership along with other substantial real estate assets, settled the litigation and obtained confirmation of a plan of reorganization in January 1994. Investors in the Offered Securities should consider that the consolidation of partnerships into GPA, Ltd.'s parent partnership did not achieve all of the objectives stated at the time and should further consider the relevance of that fact to their investment in the Offered Securities of the Company.

RISKS ASSOCIATED WITH ACQUISITIONS

  Acquisitions Could Adversely Affect Operations or Stock Value

     Consistent with its growth strategy, the Company is continually pursuing and evaluating potential acquisition opportunities, and is from time to time actively considering the possible acquisition of specific properties, which may include properties managed or controlled by one of the Associated Companies or owned by affiliated parties. It is possible that one or more of such possible future acquisitions, if completed, could adversely affect the Company's funds from operations or cash available for distribution, in the short term or the long term or both, or increase the Company's debt, or be perceived negatively among investors such that such an acquisition could be followed by a decline in the market value of the Common Stock.

  Expansion Risk

     The Company is experiencing a period of rapid expansion, which management expects will continue in the near future. This growth has increased the operating complexity of the Company as well as the level of responsibility for both existing and new management personnel. The Company's ability to manage its expansion effectively will require it to continue to update its operational and financial systems and to expand, train and manage its employee base. The Company's inability to effectively manage its expansion could have an adverse effect on the Company's results of operations and financial condition.

  Conflict of Interest

     The Company has acquired, and from time to time may acquire, properties from partnerships that Robert Batinovich, the Company's Chief Executive Officer, and Andrew Batinovich, the Company's Chief Operating Officer, control, and in which they and members of their families have substantial interests. It is also possible that the Company may enter into transactions to acquire other properties controlled by these individuals or in which they or members of their families have substantial interests in the future. These transactions involve or will involve conflicts of interest. These transactions may provide substantial economic benefits such as the payments or unit issuances, relief or deferral of tax liabilities, relief of primary or secondary liability for debt, and reduction in exposure to other property-related liabilities. Despite the presence of appraisals or fairness opinions or review by parties who have no interest in the transactions, the transactions will not be the product of arm's-length negotiation and there can be no assurance that these transactions will be as favorable to the Company as transactions that the Company negotiates with unrelated parties or will not result in undue benefit to Robert and Andrew Batinovich and members of their families. Neither Robert Batinovich nor Andrew Batinovich has guaranteed that any properties acquired from entities they control or in which they or their families have a significant interest will be as profitable as other investments made by the Company or will not result in losses.

  Assumption of General Partner Liabilities

     The Company and its predecessors have acquired a number of their properties by acquiring partnerships that own the properties or by first acquiring general partnership interests and at a later date acquiring the properties, and the Company may pursue acquisitions in this manner in the future. When the Company uses this acquisition technique, a subsidiary of the Company becomes a general partner. As a general partner the Company's subsidiary becomes generally liable for the debts and obligations of the partnership, including debts and obligations that may be contingent or unknown at the time of the acquisition. In addition, the Company's subsidiary assumes obligations under the partnership agreements, which may include obligations to make future contributions for the benefit of other partners. The Company undertakes detailed due diligence reviews to ascertain the nature and extent of obligations that its subsidiary will assume when it becomes a general partner, but there can be no assurance that the obligations assumed will not exceed the Company's estimates or that the assumed liabilities will not have an adverse effect on the Company's results of operations or financial condition. In addition, an Associated Company may enter into management agreements pursuant to which it assumes certain obligations as manager of properties. There can be no assurance that these obligations will not have an adverse effect on the Associated Companies' results of operations or financial condition, which could adversely affect the value of the Company's preferred stock interest in those companies.

  Risks Relating to Tender Offers

     The Company may, as part of its growth strategy, acquire properties and portfolio of properties through tender offer acquisitions of interests in public and private partnerships. Tender offers often result in competing tender offers, as well as litigation initiated by limited partners in the subject partnerships or by competing bidders. Due to the inherent uncertainty of litigation, the Company could be subject to adverse judgments in substantial amounts. As the Company has not yet attempted an acquisition through the tender offer process, and because of competing offers and possible litigation, there can be no assurance that, if undertaken, the

Company would be successful in acquiring properties through a tender offer or that the tender offer process would not result in litigation and a significant judgment adverse to the Company.

CERTAIN TAX RISKS

  Consequences of Failure to Qualify as a REIT

     The Company intends to elect to be treated as a REIT under the Code commencing with its taxable year ending December 31, 1996. No assurance can be given, however, that the Company will be able to operate in a manner which would permit it to qualify to make this election. Qualification as a REIT involves the satisfaction of numerous requirements (some on an annual and quarterly basis) established under highly technical and complex Code provisions for which only limited judicial or administrative interpretation exists, and involves the determination of various factual matters and circumstances not entirely within the Company's control. The Company will receive nonqualifying management fee income and will own nonqualifying preferred stock in the Associated Companies. As a result, the Company may approach the income and asset test limits imposed by the Code and could be at risk of not satisfying those tests. In order to avoid exceeding the asset test limit, for example, the Company may have to reduce its interest in the Associated Companies. The Company is relying on the opinion of its tax counsel regarding its ability to qualify as a REIT. This legal opinion is not binding on the IRS. See "Federal Income Tax
Consequences -- Taxation of the Company."

     If the Company were to fail to qualify as a REIT in any taxable year, the Company would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at corporate rates. Moreover, unless entitled to relief under certain statutory provisions, the Company would also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. This treatment would reduce the net earnings of the Company available for investment or distribution to stockholders because of the additional tax liability to the Company for the years involved. In addition, distributions to stockholders would no longer be required to be made. See "Federal Income Tax Consequences -- Failure to Qualify."

     Even if the Company qualifies as a REIT, it will be subject to certain federal, state and local taxes on its income and property. See "Federal Income Tax Consequences -- Taxation of the Company."

  Consequences of Failure of the Operating Partnership to Qualify as a Partnership

     The Company expects that the Operating Partnership, which is organized as a limited partnership, will qualify for treatment as such under the Code. If the Operating Partnership, or any of the other partnerships owned by the Operating Partnership, fails to qualify for treatment as a partnership under the Code, the Company would cease to qualify as a REIT, and both the Company and the Operating Partnership would be subject to federal income tax (including any alternative minimum tax on the Company's income, at corporate rates). See "Federal Income Tax Consequences -- Failure to Qualify."

  Possible Changes in Tax Laws

     Income tax treatment of REITs may be modified, prospectively or retroactively, by legislative, judicial or administrative action at any time. No assurance can be given that legislation, regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to the qualification as a REIT or the federal income tax consequences of this qualification. In addition to any direct effects the changes might have, the changes might also indirectly affect the market value of all real estate investments, and consequently the ability of the Company to realize its investment objectives.

RISKS RELATING TO REAL ESTATE

  Environmental Matters

     All of the Properties presently owned by the Company have been subject to Phase I environmental assessments by independent environmental consultants. Some of the Phase I environmental assessments recommended further investigations in the form of Phase II environmental assessments, including soil and groundwater sampling, and all of these investigations have been completed by the Company or are in the process of being completed. Certain of the Properties owned by the Company have been found to contain ACMs. The Company believes that these materials have been adequately contained and that an ACM operations and maintenance program has been implemented or is in the process of being implemented for the Properties found to contain ACMs.

     Some, but not all, of the properties owned by partnerships managed by the Associated Companies have been subject to Phase I environmental assessments by independent environmental consultants. The Associated Companies determine on a case-by-case basis whether to obtain Phase I environmental assessments on these properties and whether to undertake further investigation or remediation. Certain of these properties contain ACMs. In each case the responsible Associated Company believes that these materials have been adequately contained and that an ACM operations and maintenance program has been implemented for the properties found to contain ACMs.

     Six of the Properties owned by the Company are leased in whole or in part to an operator of auto care centers which include oil change and tune-up facilities, and ten of the Properties are leased to operators of convenience stores which sell petroleum-based fuels. These Properties and other of the Properties contain, and/or may have contained in the past, underground storage tanks for the storage of petroleum products and/or other hazardous or toxic substances which create a potential for release of petroleum products and/or other hazardous or toxic substances. Some of the Properties owned by the Company are adjacent to or near properties that have contained in the past or currently contain, underground storage tanks used to store petroleum products or other hazardous or toxic substances. Several of the Properties have been contaminated with petroleum products or other hazardous or toxic substances from on-site operations or operations on adjacent or nearby properties. In addition, certain of the Properties are on, adjacent to or near properties upon which others have engaged or may in the future engage in activities that may release petroleum products or other hazardous or toxic substances.

     Although tenants of the Properties owned by the Company generally are required by their leases to operate in compliance with all applicable federal, state and local environmental laws, ordinances and regulations and to indemnify the Company against any environmental liability arising from the tenants' activities on the Properties, the Company could nevertheless be subject to environmental liability relating to its management of the Properties or strict liability by virtue of its ownership interest in the Properties and there can be no assurance that the tenants would satisfy their indemnification obligations under the leases. There can be no assurance that any environmental assessments of the Properties owned by the Company, properties being considered for acquisition by the Company, or the properties owned by the partnerships managed by the Associated Companies have revealed all potential environmental liabilities, that any prior owner or prior or current operator of such properties did not create an environmental condition not known to the Company or that an environmental condition does not otherwise exist as to any one or more of such properties that could have an adverse effect on the Company's results of operations and financial condition, either directly (with respect to properties owned by the Company), or indirectly (with respect to properties owned by partnerships managed by an Associated Company) by adversely affecting the financial condition of the Associated Company and thus the value of the Company's preferred stock interest in the Associated Company. Moreover, there can be no assurance that (i) future environmental laws, ordinances or regulations will not have an adverse effect on the Company's results of operations and financial condition or (ii) the current environmental condition of such properties will not be affected by tenants and occupants of such properties, by the condition of land or operations in the vicinity of the properties (such as the presence of underground storage tanks), or by third parties unrelated to the Company.

  Risks Related to Ownership and Financing of Real Estate

     The Company is subject to risks generally incidental to the ownership of real estate, including changes in general economic or local conditions, changes in supply of or demand for similar or competing properties in an area, the impact of environmental protection laws, changes in interest rates and availability of financing which may render the sale or financing of a property difficult or unattractive, changes in tax, real estate and zoning laws, and the creation of mechanics' liens or similar encumbrances placed on the property by a lessee or other parties without the Company's knowledge and consent. Should any of these events occur, there could be an adverse effect on the Company's results of operations and financial condition.

  Availability of Real Estate for Acquisitions

     The Company's growth is dependent upon acquisitions. There can be no assurance that properties will be available for acquisition or, if available, that the Company will be able to purchase such properties on favorable terms. If such acquisitions are not available it could have a negative impact on the growth of the Company, which could have an adverse effect on the performance of the Company's Common Stock.

  Competition for Acquisition of Real Estate

     The Company faces competition from other businesses, individuals, fiduciary accounts and plans and other entities in the acquisition, operation and sale of its properties. Some of the Company's competitors are larger and have greater financial resources than the Company. This competition may result in a higher cost for properties the Company wishes to purchase.

  Competition for Tenants

     The Company is subject to the risk that when space becomes available at its properties the leases may not be renewed, the space may not be let or relet, or the terms of the renewal or reletting (including the cost of required renovations or concessions to tenants) may be less favorable to the Company. Although the Company has established annual property budgets that include estimates of costs for renovation and reletting expenses that it believes are reasonable in light of each property's situation, no assurance can be given that these estimates will sufficiently cover these expenses. If the Company is unable to promptly lease all or substantially all of the space at its properties, if the rental rates are significantly lower than expected, or if the Company's reserves for these purposes prove inadequate, then there could be an adverse effect on the Company's results of operations and financial condition.

  Tenants' Defaults

     The ability of the Company to manage its assets is subject to federal bankruptcy laws and state laws affecting creditors' rights and remedies available to real property owners. In the event of the financial failure or bankruptcy of a tenant, there can be no assurance that the Company could promptly recover the tenant's premises from the tenant or from a trustee or debtor-in-possession in any bankruptcy proceeding filed by or against that tenant, or that the Company would receive rent in the proceeding sufficient to cover its expenses with respect to the premises. In the event of the bankruptcy of a tenant, the Company will be subject to the provisions of the federal bankruptcy code, which in some instances may restrict the amount and recoverability of claims held by the Company against the tenant. If any tenant defaults on its obligations to the Company, there could be an adverse effect on the Company's results of operations and financial condition.

  Management, Leasing and Brokerage Risks; Lack of Control of Associated
Companies

     The Company is subject to the risks associated with the property management, leasing and brokerage businesses. These risks include the risk that management contracts or service agreements may be terminated, that contracts will not be renewed upon expiration or will not be renewed on terms consistent with current terms, and that leasing and brokerage activity generally may decline. Acquisition of properties by the Company from the Associated Companies could result in a decrease in revenues to the Associated Companies and a corresponding decrease in dividends received by the Company from the Associated Companies. Each of these developments could have an adverse effect on the Company's results of operations and financial condition.

     To qualify for and to maintain the Company's status as a REIT while realizing income from the Company's third-party management business, the capital stock of Glenborough Hotel Group, a Nevada corporation ("GHG"), Glenborough Corporation, a California corporation ("GC") and Glenborough Inland Realty Corporation, a California corporation ("GIRC," and collectively with GHG and GC, the "Associated Companies") (which conduct the Company's third-party management, leasing and brokerage businesses) is divided into two classes. All of the voting common stock of the Associated Companies, representing 5% of the total equity of GC and GIRC, and 25% of the total equity of GHG, is held by individual stockholders. Nonvoting preferred stock representing the remaining equity of each Associated Company is held entirely by the Company. Although the Company holds a majority of the equity interest in each Associated Company, the Company is not able to elect directors of any Associated Company and, consequently, the Company has no ability to influence the day-to-day decisions of each entity.

  Uninsured Loss

     The Company or in certain instances tenants of the properties carry comprehensive liability, fire and extended coverage with respect to the Company's properties, with policy specification and insured limits customarily carried for similar properties. There are, however, certain types of losses (such as from earthquakes and floods) that may be either uninsurable or not economically insurable. Further, certain of the properties are located in areas that are subject to earthquake activity and floods. Should a property sustain damage as a result of an earthquake or flood, the Company may incur losses due to insurance deductibles, co-payments on insured losses or uninsured losses. Should an uninsured loss occur, the Company could lose some or all of its capital investment, cash flow and anticipated profits related to one or more properties, which could have an adverse effect on the Company's results of operations and financial condition.

  Illiquidity of Real Estate

     Real estate investments are relatively illiquid and, therefore, will tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions. In addition, the Internal Revenue Code of 1986, as amended (the "Code"), and individual agreements with sellers of properties place limits on the Company's ability to sell properties, which may adversely affect returns to holders of Common Stock. Eighteen of the properties owned by the Operating Partnership were acquired on terms and conditions under which they be disposed of only in a like-kind exchange or other non-taxable transaction.

  Potential Liability Under the Americans With Disabilities Act

     As of January 26, 1992, all of the Company's properties were required to be in compliance with the Americans With Disabilities Act (the "ADA"). The ADA generally requires that places of public accommodation be made accessible to people with disabilities to the extent readily achievable. Compliance with the ADA requirements could require removal of access barriers and non-compliance could result in imposition of fines by the federal government, an award of damages to private litigants and/or a court order to remove access barriers. Because of the limited history of the ADA, the impact of its application to the Company's properties, including the extent and timing of required renovations, is uncertain. Pursuant to certain lease agreements with tenants in certain of the "single-tenant" Properties, the tenants are obligated to comply with the ADA provisions. If the Company's costs are greater than anticipated or tenants are unable to meet their obligations, there could be an adverse effect on the Company's results of operations and financial condition.

ADDITIONAL CAPITAL REQUIREMENTS

     The Company's future growth depends in large part upon its ability to raise additional capital on satisfactory terms or at all. There can be no assurance that the Company will be able to raise sufficient capital to achieve its objectives. If the Company were to raise additional capital through the issuance of additional equity securities or securities convertible into or exercisable for equity securities, the interests of holders of the Offered Securities, could be diluted. Likewise, the Company's Board of Directors is authorized to cause the Company to issue Preferred Stock in one or more classes or series and to determine the distributions and voting and other rights of the Preferred Stock. Accordingly, the Board of Directors may authorize the issuance of Preferred Stock with voting, distribution and other similar rights which could be dilutive to or otherwise adversely affect the interests of holders of the Offered Securities. If the Company were to raise additional capital through debt financing, the Company will be subject to the risks described below, among others.

LIMITATION ON OWNERSHIP OF COMMON STOCK MAY PRECLUDE ACQUISITION OF CONTROL

     Provisions of the Company's Articles of Incorporation are designed to assist the Company in maintaining its qualification as a REIT under the Code by preventing concentrated ownership of the Company which might jeopardize REIT qualification. Among other things, these provisions provide that (a) any transfer or acquisition of Common Stock that would result in the disqualification of the Company as a REIT under the Code will be void, and (b) if any person attempts to acquire shares of Common Stock that after the acquisition would cause the person to own or to be deemed to own, by operation of certain attribution rules set out in the Code, an amount of Common Stock in excess of a predetermined limit, which, pursuant to Board action, currently is 8.8% of the outstanding shares of Common Stock (the "Ownership Limitation" and as to the Common Stock, the transfer of which would cause any person to actually own Common Stock in excess of the Ownership Limitation, the "Excess Shares"), the transfer shall be void and the Common Stock subject to the transfer shall automatically be transferred to an unaffiliated trustee for the benefit of a charitable organization designated by the Board of Directors of the Company until sold by the trustee to a third party or purchased by the Company. Robert Batinovich and individuals or entities whose ownership of Common Stock is attributed to Robert Batinovich in determining the number of shares of Common Stock owned by him for purposes of compliance with Section 856 of the Code (the "Attributed Owners"), are exempt from these restrictions, but are prohibited from acquiring shares of Common Stock if, after the acquisition, they would own in excess of 14% of the outstanding shares of Common Stock. This limitation on the ownership of Common Stock may have the effect of precluding the acquisition of control of the Company by a third party without the consent of the Board of Directors. If the Board of Directors waives the Ownership Limitation for any person, the Ownership Limitation shall be proportionally and automatically reduced with regard to all other persons such that no five persons may own more than 49% of the Common Stock (the aggregate Ownership Limitations as to all of these persons, as adjusted, the "Adjusted Ownership Limitation"). See "Description of Common Stock -- Restrictions on Ownership and Transfer of Common Stock" and "Federal Income Tax Consequences."

OTHER RISKS

  Debt Financing

     The Company intends to incur additional indebtedness in the future, including through borrowings under a credit facility, if a credit facility is available, to finance property acquisitions. As a result, the Company expects to be subject to risks associated with debt financing, including the risk that interest rates may increase, the risk that the Company's cash flow will be insufficient to meet required payments on its debt and the risk that the Company may be unable to refinance or repay the debt as it comes due. The Company's current $50 million secured revolving line of credit with Wells Fargo Bank, N.A. provides that distributions may not exceed 90% of funds from operations and that, in the event of a failure to pay principal or interest on borrowings thereunder when due (subject to any applicable grace period), the Company and its subsidiaries may not pay any distributions on the Common Stock or the Preferred Stock. If the Company is unable to obtain acceptable financing to repay indebtedness at maturity, the Company may have to sell properties to repay indebtedness or properties may be foreclosed upon, which could have an adverse effect on the Company's results of operations and financial condition.

  Dependence on Executive Officers

     The Company is dependent on the efforts of Robert and Andrew Batinovich, its President and Chief Executive Officer and its Executive Vice President, Chief Financial Officer and Chief Operating Officer, respectively, and of its other executive officers. The loss of the services of any of them could have an adverse effect on the results of operations and financial condition of the Company.

  Board of Directors May Change Investment Policies

     The descriptions in this Prospectus of the major policies and the various types of investments to be made by the Company reflect only the current plans of the Company's Board of Directors. The Company's Board of Directors may change the investment policies of the Company without a vote of the stockholders. If the Company changes its investment policies, the risks and potential rewards of an investment in the Company may also change. In addition, the methods of implementing the Company's investment policies may vary as new investment techniques are developed. See "Business and Properties -- Investment Policies."

  Effect of Market Interest Rates on Price of Common Stock

     One of the factors that may influence the market price of the shares of Common Stock in public markets will be the annual yield on the price paid for shares of Common Stock from distributions by the Company. An increase in market interest rates may lead prospective purchasers of the Common Stock to seek a higher annual yield from their investments. Such circumstances may adversely affect the market price of the Common Stock.

  Shares Available for Future Sale

     No prediction can be made as to the effect, if any, that future sales of shares of Common Stock or future conversions or exercises of securities into or for shares of Common Stock, or the availability of such securities for future sales, including shares of Common Stock issuable upon exchange of Operating Partnership units, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, may adversely affect the prevailing market price for the Common Stock.

                                USE OF PROCEEDS

     Unless otherwise indicated in the applicable Prospectus Supplement, the Company intends to use the proceeds from any sale of Offered Securities for general corporate purposes including, without limitation, the acquisition and development of properties and the repayment of debt. Net proceeds from the sale of the Offered Securities initially may be temporarily invested in short-term securities.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The Company's ratio of earnings to fixed charges for the three and nine-month periods ended September 30, 1996 was 2.12x and 2.70x, respectively. Prior to the Consolidation, the Company's Predecessors combined ratio of earnings to fixed charges for 1991, 1992, 1993, 1994 and 1995 was 2.13x, (0.37x), 2.67x, 2.58x and 1.41x, respectively. The ratio of earnings to fixed charges is computed as income from operations, before minority interest, income taxes and extraordinary items, plus fixed charges (primarily interest expense) divided by fixed charges. The ratio of earnings to fixed charges was less than
1.0 in 1992 due to a non-recurring loss provision that did not affect cash flow. To date, the Company has not issued any shares of preferred stock; therefore, the ratios of earnings to combined fixed charges and preferred share dividends are unchanged from the ratios presented in this section.

                         DESCRIPTION OF PREFERRED STOCK

     Subject to limitations prescribed by Maryland law and the Company's Articles of Incorporation and Articles Supplementary (collectively, the "Charter"), the Board of Directors is authorized to issue, from the authorized but unissued capital stock of the Company, Preferred Stock in such classes or series as the Board of Directors may determine and to establish from time to time the number of shares of Preferred Stock to be included in any such class or series and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the shares of any such class or series, and such other subjects or matters as may be fixed by resolution of the Board of Directors. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company.

     Preferred Stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. The specific terms of a particular class or series of Preferred Stock will be described in the Prospectus Supplement relating to that class or series, including a Prospectus Supplement providing that Preferred Stock may be issuable upon the exercise of Warrants issued by the Company. The description of Preferred Stock set forth below and the description of the terms of a particular class or series of Preferred Stock set forth in a Prospectus Supplement do not purport to be complete and are qualified in their entirety by reference to the articles supplementary relating to that class or series.

     The rights, preferences, privileges and restrictions of the Preferred Stock of each class or series will be fixed by the articles supplementary relating to such class or series. A Prospectus Supplement, relating to each class or series, will specify the terms of the Preferred Stock as follows:

           (1) The title and stated value of such Preferred Stock;

           (2) The number of shares of such Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock;

           (3) The dividend rate(s), period(s), and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock;

           (4) Whether such Preferred Stock is cumulative or not and, if cumulative, the date from which dividends on such Preferred Stock shall accumulate;

           (5) The procedures for any auction and remarketing, if any, for such Preferred Stock;

           (6) The provision for a sinking fund, if any, for such Preferred
     Stock;

           (7) The provision for redemption, if applicable, of such Preferred Stock;

           (8) Any listing of such Preferred Stock on any securities exchange;

           (9) The terms and conditions, if applicable, upon which such Preferred Stock will be converted into Common Stock of the Company, including the conversion price (or manner of calculation thereof);

          (10) A discussion of any material federal income tax consequences applicable to such Preferred Stock;

          (11) Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT;

          (12) The relative ranking and preferences of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

          (13) Any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with such class or series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

          (14) Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock; and

          (15) Any voting rights of such Preferred Stock.

     Unless otherwise specified in the Prospectus Supplement, the Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Stock and Excess Stock of the Company, and to all equity securities ranking junior to such Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company;
(ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock with respect to dividends rights or rights upon liquidation, dissolution or winding up of the Company; and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company.

     The terms and conditions, if any, upon which shares of any class or series of Preferred Stock are convertible into Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the Preferred Stock is convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Stock or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Preferred Stock.

     All certificates representing shares of Preferred Stock will bear a legend referring to the restrictions described above.

     All persons who own, directly or by virtue of the attribution provisions of the Code, more than 5% of the outstanding Common Stock and Preferred Stock (or 1% if there are fewer than 2,000 stockholders) must file an affidavit with the Company containing the information specified in the Charter within 30 days after December 31 of each year. In addition, each stockholder shall upon demand be required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of shares as the Board of Directors deems necessary to determine the Company's status as a real estate investment trust and to insure compliance with the Ownership Limit.

     The articles supplementary, if applicable, for the Offered Securities may also contain provisions that further restrict the ownership and transfer of the Offered Securities. The applicable Prospectus Supplement will specify any additional ownership limitation relating to the Offered Securities.

                          DESCRIPTION OF COMMON STOCK

     The following description of the Common Stock sets forth certain general terms and provisions of the Common Stock to which any Prospectus Supplement may relate, including a Prospectus Supplement providing that Common Stock will be issuable upon conversion of Preferred Stock or upon the exercise of Warrants issued by the Company. This description is in all respects subject to and qualified in its entirety by reference to the applicable provisions of the Company's Charter and its Bylaws. The Common Stock is listed on the New York Stock Exchange under the symbol "GLB." Registrar and Transfer Company is the Company's transfer agent.

GENERAL

     The Company's Charter authorizes the Company to issue up to 50,000,000 shares of Common Stock with a par value of $.001 per share. As of December 31, 1996 there were 9,661,553 shares of Common Stock issued and outstanding and no shares of Excess Stock were issued and outstanding. Under Maryland law, stockholders generally are not liable for the Company's debts or obligations.

     The holders of shares of Common Stock are entitled to one vote per share on all matters voted on by stockholders, including election of directors, and, except as provided in the Charter in respect of any other class of or series of stock, the holders of these shares exclusively possess all voting power. The Charter does not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding shares or series of stock, holders of shares of Common Stock are entitled to receive distributions, when and as declared by the Board of Directors, out of funds legally available therefor. Upon any liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive pro rata all assets of the Company legally available for distribution to its stockholders after payment of, or adequate provisions for, all known debts and liabilities of the Company. All shares of Common Stock now outstanding are fully paid and nonassessable, as will be the shares of Common Stock offered by this Prospectus or any Prospectus Supplement when issued. The holders of the Common Stock offered hereby will have no preemptive rights to subscribe to additional stock or securities issued by the Company at a subsequent date.

RESTRICTIONS ON OWNERSHIP AND TRANSFER OF COMMON STOCK

     For the Company to qualify as a REIT under the Code, not more than 50% of the value of its outstanding shares of Common Stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year) or during a proportionate part of a shorter taxable year. Shares of Common Stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year) or during a proportionate part of a shorter taxable year. See "Federal Income Tax Consequences -- Taxation of the Company -- Requirements for Qualification."

     Because the Board of Directors believes it is essential for the Company to qualify as a REIT, the Charter, subject to certain exceptions, provides that no holder, other than Robert Batinovich and the individuals or entities whose ownership of shares of Common Stock is attributed to Mr. Batinovich under the Code (the "Attributed Owners"), may own an amount of Common Stock in excess of the Ownership Limitation, which, pursuant to Board action, currently is 8.8% of the outstanding shares of Common Stock. A qualified trust (as defined in the Charter) generally may own up to 9.9% of the outstanding shares of Common Stock. The Ownership Limitation provides that Robert Batinovich and the Attributed Owners may hold up to 14% of the outstanding shares of Common Stock, including shares which Robert Batinovich and the Attributed Owners may acquire pursuant to an option held by GPA, Ltd. or Mr. Batinovich to cause the Company to redeem their respective partnership interests in the Operating Partnership, assuming GPA, Ltd. then dissolves and distributes these shares to the partners of GPA, Ltd.

     The Board of Directors may waive the Ownership Limitation if evidence satisfactory to the Board of Directors and the Company's tax counsel is presented that such ownership will not jeopardize the Company's status as a REIT. As a condition to such waiver, the Board of Directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of the Company. The Ownership Limitation will not apply if the Board of Directors and the stockholders determine that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT. Any transfer of Common Stock that would (a) create actual or constructive ownership of Common Stock in excess of the Ownership Limitation, (b) result in the Common Stock being owned by fewer than 100 persons, or (c) result in the Company's being "closely held" under Section 856(h) of the Code, shall be null and void, and the intended transferee will acquire no rights to the Common Stock.

     The Charter also provides that Common Stock involved in a transfer or change in capital structure that results in a person (other than Robert Batinovich and the Attributed Owners) owning in excess of the Ownership Limitation or would cause the Company to become "closely held" (within the meaning of Section 856(h) of the Code) will automatically be transferred to a trustee for the benefit of a charitable organization until purchased by the Company or sold to a third party without violation of the Ownership Limitation. While held in trust, the Excess Shares will remain outstanding for purposes of any stockholder vote or the determination of a quorum for such vote and the trustee will be empowered to vote the Excess Shares. Excess Shares shall be entitled to distributions, provided that such distributions shall be paid to a charitable organization selected by the Board of Directors as beneficiary of the trust. The trustee may transfer the Excess Shares to any individual whose ownership of Common Stock would be permitted under the Ownership Limitation and would not cause the Company to become "closely held." In addition, the Company would have the right, for a period of 90 days, to purchase all or any portion of the Excess Shares from the trustee at the lesser of the price paid for the Shares by the intended transferee or the closing market price for the Common Stock on the date the Company exercises its option to purchase.

     The Ownership Limitation will not be automatically removed even if the REIT provisions of the Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. Except as otherwise described above, any change in the Ownership Limitation would require an amendment to the Charter. Such amendments require the affirmative vote of stockholders owning a majority of the outstanding Common Stock. In addition to preserving the Company's status as a REIT, the Ownership Limitation may have the effect of precluding an acquisition of control of the Company by a third party without the approval of the Board of Directors.

     All certificates representing shares of Common Stock will bear a legend referring to the restrictions described above.

     All stockholders of record who own 5% or more of the value of the outstanding Common Stock (or 1% if there are fewer than 2,000 stockholders of record but more than 200, or 1/2% if there are 200 or fewer stockholders of record) must file written notice with the Company containing the information specified in the Charter by January 30 of each year. In addition, each stockholder shall upon demand be required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of Common Stock as the Board of Directors deems necessary to determine the effect, if any, of such ownership on the Company's status as a REIT and to ensure compliance with the Ownership Limitation. The Company intends to use its best efforts to enforce the Ownership Limitation and will make prohibited transferees aware of their obligation to pay over any distributions received, will not give effect on its books to prohibited transfers, will institute proceedings to enjoin any transfer violating the Ownership Limitation, and will declare all votes of prohibited transferees invalid.

                            DESCRIPTION OF WARRANTS

     The Company has no Warrants outstanding (other than options issued under the Company's employee stock option plan). The Company may issue Warrants for the purchase of Preferred Stock or Common Stock. Warrants may be issued independently or together with any other Offered Securities offered by any Prospectus Supplement and may be attached to or separate from such Offered Securities. Each series of Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent specified in the applicable Prospectus Supplement (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any provisions of the Warrants offered hereby. Further terms of the Warrants and the applicable Warrant Agreements will be set forth in the applicable Prospectus Supplement.

     The applicable Prospectus Supplement will describe the terms of the Warrants in respect of which this Prospectus is being delivered, including, where applicable, the following:

           (1) The title of such Warrants;

           (2) The aggregate number of such Warrants;

           (3) The price or prices at which such Warrants will be issued;

           (4) The designation, number of terms of the shares of Preferred Stock or Common Stock purchasable upon exercise of such Warrants;

           (5) The designation and terms of the Offered Securities, if any, with which such Warrants are issued and the number of such Warrants issued with each such Offered Security;

           (6) The date, if any, on and after which such Warrants and the related Preferred Stock or Common Stock will be separately transferable;

           (7) The price at which each share of Preferred Stock or Common Stock purchasable upon exercise of such Warrants may be purchased;

           (8) The date on which the right to exercise such Warrants shall commence and the date on which such right shall expire;

           (9) The minimum or maximum amount of such Warrants which may be exercised at any one time;

          (10) Information with respect to book-entry procedures, if any;

          (11) A discussion of certain federal income tax consequences; and

          (12) Any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.

             CERTAIN PROVISIONS OF THE COMPANY'S CHARTER AND BYLAWS

     Certain provisions of the Company's Charter and Bylaws might discourage certain types of transactions that involve an actual or threatened change in control of the Company that might involve a premium price for the Company's capital stock or otherwise be in the best interest of the stockholders. See "Description of Common Stock -- Restrictions on Transfer." The issuance of shares of preferred stock or other capital stock by the Board of Directors may also have the effect of delaying, depriving or preventing a change in control of the Company. The Bylaws of the Company contain certain advance notice requirements in the nomination of persons for election to the Board of Directors which could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of the Common Stock might receive a premium for their Common Stock over the prevailing market price, or which such holders might believe to be otherwise in their best interests.

                        FEDERAL INCOME TAX CONSEQUENCES

     The following summary of material federal income tax consequences is based on current law and does not purport to deal with all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders (including insurance companies, financial institutions and broker-dealers) subject to special treatment under the federal income tax laws.

     EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT HIS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OF THE PURCHASE, OWNERSHIP AND SALE OF THE OFFERED SECURITIES.

     The Company believes that since January 1, 1996, it has operated in a manner that permits it to satisfy the requirements for taxation as a REIT under the applicable provisions of the Code. The Company intends to continue to operate to satisfy such requirements. No assurance can be given, however, that such requirements will be met.

     The sections of the Code relating to qualification and operation as a REIT are highly technical and complex. The following sets forth the material aspects of the Code sections that govern the federal income tax treatment of a REIT and its stockholders. Morrison & Foerster LLP has acted as tax counsel to the Company in connection with Company's election to be taxed as a REIT.

     In the opinion of Morrison & Foerster LLP, commencing with the Company's taxable year that will end on December 31, 1996, the Company has been organized in conformity with the requirements for qualification as a REIT, and its method of operation has and will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion is based on various assumptions and is conditioned upon certain representations made by the Company as to factual matters. Moreover, such qualification and taxation as a REIT depends upon the Company's ability to maintain diversity of stock ownership and meet, through actual quarterly and annual operating results, distribution levels and the various qualification tests imposed under the Code discussed below, the results of which will not be reviewed by Morrison & Foerster LLP. Accordingly, no assurance can be given that the actual results of the Company's operations for any particular taxable year will satisfy such requirements. See "-- Failure to Qualify."

     In brief, if certain detailed conditions imposed by the REIT provisions of the Code are met, entities, such as the Company, that invest primarily in real estate and that otherwise would be treated for federal income tax purposes as corporations, are generally not taxed at the corporate level on their Real Estate Investment Trust Taxable Income ("REITTI") that is currently distributed to stockholders. This treatment substantially eliminates the "double taxation" (i.e., taxation at both the corporate and stockholder levels) that generally results from the use of corporate investment vehicles.

     If the Company fails to qualify as a REIT in any year, however, it will be subject to federal income tax as if it were a domestic corporation, and its stockholders will be taxed in the same manner as stockholders of ordinary corporations. In this event, the Company could be subject to potentially significant tax liabilities and the amount of cash available for distribution to its stockholders could be reduced.

TAXATION OF THE COMPANY

  General

     In any year in which the Company qualifies as a REIT, it will not generally be subject to federal income tax on that portion of its net income that it distributes to stockholders. This treatment substantially eliminates the "double taxation" on income at the corporate and stockholder levels that generally results from investment in a corporation. However, the REIT will be subject to federal income tax as follows: First, the REIT will be taxed at regular corporate rates on any undistributed REITTI, including undistributed net capital gains. Second, under certain circumstances, the REIT may be subject to the federal "alternative minimum tax" on its items of tax preference. Third, if the REIT has (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or

(ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the REIT has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property), such income will be subject to a 100% tax. Fifth, if the REIT should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and has nonetheless maintained its qualification as a real estate investment trust because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which the REIT fails the 75% gross income test or the 95% gross income test, multiplied by (b) a fraction intended to reflect the REIT's profitability. Sixth, if the REIT should fail to distribute during each calendar year at least the sum of (i) 85% of its real estate investment trust ordinary income for such year, (ii) 95% of its real estate investment trust capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the REIT would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if the REIT acquires any asset from a C corporation (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the asset in the REIT's hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and the REIT recognizes gain on the disposition of such asset during the 10 year period beginning on the date on which such asset was acquired by the REIT, then, to the extent of any built-in gain at the time of acquisition, such gain will be subject to tax at the highest regular corporate rate, assuming the REIT will make an election pursuant to IRS Notice 88-19.

  Requirements for Qualification

     The Code defines a real estate investment trust as a corporation, trust or association (1) which is managed by one or more trustees or directors; (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (3) which would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code; (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (5) the beneficial ownership of which is held by 100 or more persons; (6) not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code) at any time during the last half of each taxable year; and (7) which meets certain other tests, described below, regarding the nature of income and assets. The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) will not apply until after the first taxable year for which an election is made by the Company to be taxed as a REIT.

     In order to assist the Company in complying with the ownership tests described above, the Company has placed certain restrictions on the transfer of the Common Stock and the Preferred Stock to prevent further concentration of stock ownership. Moreover, to evidence compliance with these requirements, the Company must maintain records which disclose the actual ownership of its outstanding Common Stock and Preferred Stock. In fulfilling its obligations to maintain records, the Company must and will demand written statements each year from the record holders of designated percentages of its Common Stock and Preferred Stock disclosing the actual owners of such Common Stock and Preferred Stock. A list of those persons failing or refusing to comply with such demand must be maintained as part of the Company's records. A stockholder failing or refusing to comply with the Company's written demand must submit with his or her tax returns a similar statement disclosing the actual ownership of Common Stock and Preferred Stock and certain other information. In addition, the Company's Charter provides restrictions regarding the transfer of its shares that are intended to assist the Company in continuing to satisfy the share ownership requirements. See "Description of Common Stock -- Restrictions on Ownership and Transfer of Common Stock" and "Description of Preferred Stock."

     In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership shall retain the same character in the hands of the REIT for purposes of Section

856 of the Code, including satisfying the gross income tests and the asset tests, described below. Thus, the Company's proportionate share of the assets, liabilities and items of income of the Operating Partnership will be treated as assets, liabilities and items of income of the Company for purposes of applying the requirements described below.

  Asset Tests

     At the close of each quarter of the Company's taxable year, the Company must satisfy two tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by interests in real property, interests in mortgages on real property, shares in other REITs, cash, cash items and government securities (as well as certain temporary investments in stock or debt instruments purchased with the proceeds of new capital raised by the Company). Second, although the remaining 25% of the Company's assets generally may be invested without restriction, securities in this class may not exceed either (i) 5% of the value of the Company's total assets as to any one non-government issuer or (ii) 10% of the outstanding voting securities of any one issuer. The Company's investment in real property through its interest in the Operating Partnership constitutes qualified assets for purposes of the 75% asset test. In addition, the Company may own 100% of "qualified REIT subsidiaries" as defined in the Code. All assets, liabilities, and items of income, deduction, and credit of such a qualified REIT subsidiary will be treated as owned and realized directly by the Company.

     The Company has analyzed the impact of its ownership interests in the Associated Companies on its ability to satisfy the asset tests. Based upon its analysis of the estimated value of the Company's total assets as well as its estimate of the value of the respective nonvoting preferred stock interests in the Associated Companies, the Company believes that none of such preferred stock interests will exceed 5% of the value of the Company's total assets on the last day of any calendar quarter in 1996. The Company intends to monitor compliance with the 5% test on a quarterly basis and believes that it will be able to manage its operations in a manner to comply with the tests, either by managing the amount of its qualifying assets or reducing its interests in the Associated Companies, although there can be no assurance that such steps will be successful. In rendering its opinion as to the qualification of the Company as a REIT, counsel has relied upon the Company's representation as to the value of its assets and the value of its interests in the Associated Companies. Counsel has discussed with the Company its valuation analysis and the future actions available to it to comply with the 5% tests but it has not independently verified the valuations.

  Gross Income Tests

     There are three separate percentage tests relating to the sources of the Company's gross income which must be satisfied for each taxable year. For purposes of these tests, where the Company invests in a partnership, the Company will be treated as receiving its share of the income and loss of the partnership, and the gross income of the partnership will retain the same character in the hands of the Company as it has in the hands of the partnership. See " -- Tax Aspects of the Company's Investment in the Operating
Partnerships -- General."

     The 75% Test. At least 75% of the Company's gross income for the taxable year must be "qualifying income." Qualifying income generally includes (i) rents from real property (except as modified below); (ii) interest on obligations collateralized by mortgages on, or interests in, real property; (iii) gains from the sale or other disposition of interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of the Company's trade or business ("dealer property"); (iv) dividends or other distributions on shares in other REITs, as well as gain from the sale of such shares; (v) abatements and refunds of real property taxes; (vi) income from the operation, and gain from the sale, of property acquired at or in lieu of a foreclosure of the mortgage collateralized by such property ("foreclosure property"); and (vii) commitment fees received for agreeing to make loans collateralized by mortgages on real property or to purchase or lease real property.

     Rents received from a tenant will not, however, qualify as rents from real property in satisfying the 75% test (or the 95% gross income test described below) if the Company, or an owner of 10% or more of the

Company, directly or constructively owns 10% or more of such tenant (a "related party tenant"). In addition, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as rents from real property. Moreover, an amount received or accrued generally will not qualify as rents from real property (or as interest income) for purposes of the 75% and 95% gross income tests if it is based in whole or in part on the income or profits of any person. Rent or interest will not be disqualified, however, solely by reason of being based on a fixed percentage or percentages of receipts or sales. Finally, for rents received to qualify as rents from real property, the Company must generally not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" from whom the Company derives no revenue. The "independent contractor" requirement, however, does not apply to the extent that the services provided by the Company are "usually or customarily rendered" in connection with the rental of space for occupancy only, and are not otherwise considered "rendered to the occupant."

     The Company will provide certain services with respect to properties owned by the Operating Partnership. The Company believes that the services provided by the Operating Partnership are usually or customarily rendered in connection with the rental of space of occupancy only, and therefore that the provision of such services will not cause the rents received with respect to its properties to fail to qualify as rents from real property for purposes of the 75% and 95% gross income tests. The Company does not intend to rent to related party tenants or to charge rents that would not qualify as rents from real property because the rents are based on the income or profits of any person (other than rents that are based on a fixed percentage or percentages of receipts or sales).

     Pursuant to the percentage leases ("Percentage Leases"), GHG leases from the Operating Partnership the land, buildings, improvements, furnishings, and equipment comprising the Hotels for a five-year period with a five-year renewal option. The Percentage Leases provide that the lessee will be obligated to pay to the Operating Partnership (a) the greater of a fixed rent (the "Base Rent") or a percentage rent (the "Percentage Rent") (collectively, the "Rents") and (b) certain other amounts, including interest accrued on any late payments or charges (the "Additional Charges"). The Percentage Rent is calculated by multiplying fixed percentages by the gross revenues from the operations of the Hotels in excess of certain levels. The Base Rent accrues and is required to be paid monthly. Percentage Rent is due quarterly; however, the lessee will not be in default for non-payment of Percentage Rent due in any calendar year if the lessee pays, within 90 days of the end of the calendar year, the excess of Percentage Rent due and unpaid over the Base Rent with respect to such year.

     In order for the Base Rent, the Percentage Rent, and the Additional Charges to constitute "rents from real property," the Percentage Leases must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures or some other type of arrangement. The determination of whether the Percentage Leases are true leases depends on an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following: (a) the intent of the parties, (b) the form of the agreement, (c) the degree of control over the property that is retained by the property owner (e.g., whether the lessee has substantial control over the operation of the property or whether the lessee was required simply to use its best efforts to perform its obligations under the agreement), and (d) the extent to which the property owner retains the risk of loss of the property (e.g., whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property).

     In addition, Section 7701(e) of the Code provides that a contract that purports to be a service contract (or a partnership agreement) is treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors, including whether or not: (a) the service recipient is in physical possession of the property, (b) the service recipient controls the property, (c) the service recipient has a significant economic or possessory interest in the property (e.g., the property's use is likely to be dedicated to the service recipient for a substantial portion of the useful life of the property, the recipient shares the risk that the property will decline in value, the recipient shares in any appreciation in the value of the property, the recipient shares in savings in the property's operating costs, or the recipient bears the risk of damage to or loss of the property), (d) the service provider does not bear any risk of substantially diminished receipts or substantially increased expenditures if there is nonperformance under the contract, (e) the service provider does not use the property concurrently to provide significant services to entities unrelated to the service recipient, and (f) the total contract price does not substantially exceed the rental value of the property for the contract period. Since the determination of whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor may not be dispositive in every case.

     Counsel is of the opinion that the Percentage Leases will be treated as true leases for federal income tax purposes. Such opinion is based, in part, on the following facts: (a) the Operating Partnership and the lessee intend for their relationship to be that of a lessor and lessee and such relationship will be documented by lease agreements, (b) the lessee has the right to exclusive possession and use and quiet enjoyment of the Hotels during the term of the Percentage Leases, (c) the lessee bears the cost of, and be responsible for, day-to-day maintenance and repair of the Hotels, other than the cost of maintaining underground utilities, structural elements and exterior painting, and will dictate how the Hotels are operated, maintained, and improved, (d) the lessee bears all of the costs and expenses of operating the Hotels (including inventory costs) during the term of the Percentage Leases (other than real property taxes, personal property taxes on property owned by the Operating Partnership, casualty insurance and the cost of replacement or refurbishment of furniture, fixtures and equipment, to the extent such costs do not exceed the allowance for such costs provided by the Operating Partnership under the Percentage Leases), (e) the lessee will benefit from any savings in the costs of operating the Hotels during the term of the Percentage Leases, (f) in the event of damage or destruction to a Hotel which renders the Hotel unsuitable for continued use, the lessee will be at economic risk because the Operating Partnership can elect to terminate the Percentage Lease as to such Hotel, in which event the lessee can elect to rebuild at its cost less any insurance proceeds, or accept such termination, (g) the lessee will indemnify the Partnership against all liabilities imposed on the Partnership during the term of the Percentage Leases by reason of (i) injury to persons or damage to property occurring at the Hotels or (ii) the lessee's use, management, maintenance or repair of the Hotels, (h) the lessee is obligated to pay substantial fixed rent for the period of use of the Hotels, and (i) the lessee stands to incur substantial losses (or reap substantial gains) depending on how successfully it operates the Hotels. The Company has represented that the lessee has and will have its own employees, physically distinct and separate office space, furniture and equipment, and directors. Further, the Company has represented that neither the Company nor the Operating Partnership will furnish or render services to either the lessee or its customers.

     Investors should be aware that there are no controlling Treasury Regulations, published rulings, or judicial decisions involving leases with terms substantially the same as the Percentage Leases that discuss whether such leases constitute true leases for federal income tax purposes. Therefore, the opinion of counsel with respect to the relationship between the Operating Partnership and the lessee is based upon all of the facts and circumstances, and rulings and judicial decisions involving situations that are considered to be analogous. Opinions of counsel are not binding upon the Service or any court, and there can be no assurance that the Service will not assert successfully a contrary position. If the Percentage Leases are recharacterized as service contracts or partnership agreements, rather than true leases, part or all of the payments that the Partnership receives from the lessee may not be considered rent or may not otherwise satisfy the various requirements for qualification as "rents from real property." In that case, the Company likely would not be able to satisfy either the 75% or 95% gross income tests and, as a result, could lose its REIT status.

     In order for the Rents to constitute "rents from real property," several other requirements also must be satisfied. One requirement is that the Rents attributable to personal property leased in connection with the lease of the real property comprising a Hotel must not be greater than 15% of the Rents received under the Percentage Lease. The Rents attributable to the personal property in a Hotel is the amount that bears the same ratio to total rent for the taxable year as the average of the adjusted bases of the personal property in the Hotel at the beginning and at the end of the taxable year bears to the average of the aggregate adjusted bases of both the real and personal property comprising the Hotel at the beginning and at the end of such taxable year (the "Adjusted Basis Ratio"). Management has obtained an appraisal of the personal property at each Hotel indicating that the appraised value of the personal property at each Hotel is less than 15% of the value at which such Hotel is acquired. However, the Company has represented that the Operating Partnership will in no event acquire additional personal property for a Hotel to the extent that such acquisition would cause the Adjusted Basis Ratio for that Hotel to exceed 15%. There can be no assurance, however, that the Service would not assert that the personal property acquired from a particular partnership had a value in excess of the appraised value, or that a court would not uphold such assertion. If such a challenge were successfully asserted, the Company could fail the 15% Adjusted Basis Ratio as to one or more of the Percentage Leases, which in turn potentially could cause it to fail to satisfy the 95% or 75% gross income test and thus could lose its REIT status.

     Another requirement for qualification of the Rents as "rents from real property" is that the Percentage Rent must not be based in whole or in part on the income or profits of any person. The Percentage Rent, however, will qualify as "rents from real property" if it is based on percentages of receipts or sales and the percentages (a) are fixed at the time the Percentage Leases are entered into, (b) are not renegotiated during the term of the Percentage Leases in a manner that has the effect of basing Percentage Rent on income or profits, and
(c) conform with normal business practice. More generally, the Percentage Rent will not qualify as "rents from real property" if, considering the Percentage Leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the Percentage Rent on income or profits. Since the Percentage Rent is based on fixed percentages of the gross revenues from the Hotels that are established in the Percentage Leases, and the Company has represented that the percentages (i) will not be renegotiated during the terms of the Percentage Leases in a manner that has the effect of basing the Percentage Rent on income or profit and (ii) conform with normal business practice, the Percentage Rent should not be considered based in whole or in part on the income or profits of any person. Furthermore, the Company has represented that, with respect to other hotel properties that it acquires in the future, it will not charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a fixed percentage of gross revenue, as described above).

     A further requirement for qualification of Rents as "rents from real property" limits the relationship between the Company and its tenants. In the case of a corporate tenant, the Company must not own 10% or more of the total combined voting power of the tenant's stock and must not own 10% or more of the total number of shares of all classes of the tenant's outstanding stock. In the case of a tenant that is not a corporation, the Company must not own 10% or more in interest of the tenant's assets or net profits. The Company intends to limit its ownership interest in GHG to nonvoting preferred stock which will constitute less than 10% of the total number of outstanding shares of GHG stock. The common stock of GHG, which is the only voting stock of GHG, is and will continue to be owned by persons who are not related to the Company within the definition in the applicable statute. The common stockholders have a significant economic interest in GHG and will elect the board of directors of GHG. Based upon the foregoing, counsel is of the opinion that rental payments from GHG will not constitute rentals from a party related to the Company.

     The Company will receive nonqualifying management fee income. As a result, the Company may approach the income test limits and could be at risk of not satisfying such tests and thus not qualifying as a REIT. Counsel's opinion is based on the Company's representation that the actual amount of nonqualifying income will not exceed such limits.

     The 95% Test. In addition to deriving 75% of its gross income from the sources listed above, at least 95% of the Company's gross income for the taxable year must be derived from the above-described qualifying income, or from dividends, interest or gains from the sale or disposition of stock or other securities that are not dealer property. Dividends and interest on any obligation not collateralized by an interest on real property are included for purposes of the 95% test, but not for purposes of the 75% test. For purposes of determining whether the Company complies with the 75% and 95% income tests, gross income does not include income from prohibited transactions. A "prohibited transaction" is a sale of dealer property, excluding certain property held by the Company for at least four years and foreclosure property. See "-- Taxation of the Company" and "-- Tax Aspects of the Company's Investment in the Operating Partnership -- Sale of Properties."

     The Company believes that it and the Operating Partnership has held and managed its properties in a manner that has given rise to rental income qualifying under the 75% and 95% gross income tests. Gains on sales of properties will generally qualify under the 75% and 95% gross income tests.

     Even if the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may still qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will generally be available if: (i) the Company's failure to comply was due to reasonable cause and not to willful neglect; (ii) the Company reports the nature and amount of each item of its income included in the 75% and 95% gross income tests on a schedule attached to its tax return; and (iii) any incorrect information on this schedule is not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. If these relief provisions apply, the Company will, however, still be subject to a special tax upon the greater of the amount by which it fails either the 75% or 95% gross income test for that year.

     The 30% Test. The Company must derive less than 30% of its gross income for each taxable year from the sale or other disposition of (i) real property held for less than four years (other than foreclosure property and involuntary conversions), (ii) stock or securities held for less than one year, and (iii) property in a prohibited transaction. In this regard, certain of the Company's assets are subject to existing purchase options. See "Business and Properties -- Industrial Properties." Although the Company believes, based on the historical experience of certain predecessor partnerships, that it will satisfy this 30% test, if, contrary to expectations, large numbers of such options are exercised, more than 30% of the Company's gross income in a taxable year could be derived from a proscribed source. The Company will, however, use its best efforts to ensure that it will continue to satisfy each of the foregoing income requirements.

ANNUAL DISTRIBUTION REQUIREMENTS

     The Company, in order to qualify as a REIT, is required to make distributions (other than capital gain distributions) to its stockholders each year in an amount at least equal to (A) the sum of (i) 95% of the Company's REITTI (computed without regard to the dividends paid deduction and the REIT's net capital gain) and (ii) 95% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of non-cash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular distribution payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its REITTI, as adjusted, it will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be. Furthermore, if the REIT should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the REIT would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

     The Company believes that it has made and will make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, the partnership agreement of the Operating Partnership authorizes the Company, as general partner, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit the Company to meet these distribution requirements. It is possible that in the future the Company may not have sufficient cash or other liquid assets to meet the 95% distribution requirement, due to timing differences between the actual receipt of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expenses in computing the Company's REITTI on the other hand. Further, as described below, it is possible that, from time to time, the Company may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds its allocable share of cash attributable to that sale. To avoid any problem with the 95% distribution requirement, the Company will closely monitor the relationship between its REITTI and cash flow and, if necessary, will borrow funds (or cause the Operating Partnership or other affiliates to borrow funds) in order to satisfy the distribution requirement. The Company (through the Operating Partnership) may be required to borrow funds at times when market conditions are not favorable.

     If the Company fails to meet the 95% distribution requirement as a result of an adjustment to the Company's tax return by the Service, the Company may retroactively cure the failure by paying a "deficiency dividend" (plus applicable penalties and interest) within a specified period.

FAILURE TO QUALIFY

     If the Company fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which the Company fails to qualify will not be deductible by the Company, nor will they be required to be made. In such event, to the extent of the Company's current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to certain limitations in the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether the Company would be entitled to such statutory relief.

TAX ASPECTS OF THE COMPANY'S INVESTMENT IN THE OPERATING PARTNERSHIP

     The following discussion summarizes certain federal income tax consequences applicable solely to the Company's investment in the Operating Partnership.

  General

     The Company holds a direct ownership interest in the Operating Partnership. In general, partnerships are "passthrough" entities which are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive distributions from the partnership. The Company includes its proportionate share of the foregoing Operating Partnership items for purposes of the various REIT income tests and in the computation of its REITTI. See
"-- Requirements for Qualification" and "-- Gross Income Tests." Any resultant increase in the Company's REITTI increases its distribution requirements (see "-- Requirements for Qualification" and "-- Annual Distribution Requirements"), but is not subject to federal income tax in the hands of the Company provided that such income is distributed by the Company to its stockholders. Moreover, for purposes of the REIT asset tests (see "-- Requirements for Qualification" and "-- Asset Tests"), the Company includes its proportionate share of assets held by the Operating Partnership.

  Entity Classification

     The Company's interest in the Operating Partnership (and the Property Partnerships) involves special tax considerations, including the possibility of a challenge by the Internal Revenue Service (the "Service") of the status of the Operating Partnership as a partnership (as opposed to an association taxable as a corporation) for federal income tax purposes. If the Operating Partnership (or any Property Partnership) were to be treated as an association, it would be taxable as a corporation. In such a situation, the Operating Partnership (or such Property Partnership) would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing net income. In addition, the character of the Company's assets and items of gross income would change, which would preclude the Company from satisfying the asset test and possibly the income tests (see "-- Taxation of the Company Requirements for Qualification" and "-- Taxation of the Company Asset Tests" and "-- Taxation of the Company Gross Income Tests"), and in turn would prevent the Company from qualifying as a REIT. See "-- Taxation of the Company Requirements for Qualification" and
"-- Failure to Qualify" above for a discussion of the effect of the Company's failure to meet such tests for a taxable year.

  Tax Allocations with Respect to Certain Properties

     Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership, must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a "Book-Tax Difference"). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Operating Partnership was formed by way of contributions of appreciated property. Consequently, the partnership agreement of the Operating Partnership requires such allocations to be made in a manner consistent with Section 704(c) of the Code.

     In general, the limited partners of the Operating Partnership will be allocated lower amounts of depreciation deductions for tax purposes and increased taxable income and gain on sale by the Operating Partnership of the contributed assets. This will tend to eliminate the Book-Tax Difference over the life of the Operating Partnership. However, the special allocation rules under
Section 704(c) do not always entirely rectify the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands of the Operating Partnership may cause the Company to be allocated lower depreciation and other deductions, and possibly greater amounts of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to it as a result of such sale. This may cause the Company to recognize taxable income in excess of cash proceeds, which might adversely affect the Company's ability to comply with the REIT distribution requirements. See "-- Requirements for Qualification -- Annual Distribution Requirements." In addition, the application of Section 704(c) to the Operating Partnership is not entirely clear and may be affected by authority that may be promulgated in the future.

  Basis in Operating Partnership Interest

     The Company's adjusted tax basis in its partnership interest in the Operating Partnership generally (i) is equal to the amount of cash and the basis of any other property contributed to the Operating Partnership by the Company,
(ii) is increased by (a) its allocable share of the Operating Partnership's income and (b) increases in its allocable share of indebtedness of the Operating Partnership and (iii) is reduced, but not below zero, by the Company's allocable share of (a) the Operating Partnership's loss and (b) the amount of cash distributed to the Company, and by constructive distributions resulting from a reduction in the Company's share of indebtedness of the Operating Partnership.

     If the allocation of the Company's distributive share of the Operating Partnership's loss would reduce the adjusted tax basis of the Company's partnership interest in the Operating Partnership below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce the Company's adjusted tax basis below zero. To the extent that the Operating Partnership's distributions, or any decrease in the Company's share of the nonrecourse indebtedness of the Operating Partnership (each such decrease being considered a constructive cash distribution to the partners), would reduce the Company's adjusted tax basis below zero, such distributions (including such constructive distributions) constitute taxable income to the Company. Such distributions and constructive distributions will normally be characterized as a capital gain, and if the Company's partnership interest in the Operating Partnership has been held for longer than the long-term capital gain holding period (currently one year), the distributions and constructive distributions will constitute long-term capital gains.

  Sale of Properties

     Generally, any gain realized by the Operating Partnership on the sale of property held by the Operating Partnership for more than one year will be long-term capital gain, except for any portion of gain attributable to depreciation or cost recovery recapture on personal property. The Company's share of any gain realized by the Operating Partnership on the sale of any dealer property generally will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "Taxation of the Company" and "-- Requirements for Qualification -- Gross Income Tests -- The 95% Test." Under existing law, whether property is dealer property is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Operating Partnership intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating its properties, and to make such occasional sales of properties as are consistent with the Company's investment objectives. Based upon such investment objectives, the Company believes that in general its properties should not be considered dealer property and that the amount of income from prohibited transactions, if any, will not be material.

TAXATION OF STOCKHOLDERS

  Taxation of Taxable Domestic Stockholders

     As long as the Company qualifies as a REIT, distributions made to the Company's taxable domestic stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income. Stockholders that are corporations will not be entitled to a dividends received deduction. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the stockholder has held its stock. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. To the extent that the Company makes distributions in excess of current and accumulated earnings and profits, these distributions are treated first as a tax-free return of capital to the stockholder, reducing the tax basis of a stockholder's Common Stock by the amount of such distribution (but not below zero), with distributions in excess of the stockholder's tax basis taxable as capital gains (if the Common Stock is held as a capital asset). In addition, any dividend declared by the Company in October, November or December of any year and payable to a stockholder of record on a specific date in any such month shall be treated as both paid by the Company and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by the Company during January of the following calendar year. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of the Company.

     In general, any loss upon a sale or exchange of Common Stock by a stockholder who has held such stock for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, to the extent of distributions from the Company required to be treated by such stockholder as long-term capital gains.

  Backup Withholding

     The Company will report to its domestic stockholders and to the Service the amount of dividends paid during each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such stockholder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or
(b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A stockholder that does not provide the Company with its correct taxpayer identification number may also be subject to penalties imposed by the Service. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability.

  Taxation of Tax-Exempt Stockholders

     The IRS has issued a revenue ruling in which it held that amounts distributed by a REIT to a tax-exempt employees' pension trust do not constitute unrelated business taxable income ("UBTI"). Revenue rulings, however, are interpretive in nature and are subject to revocation or modification by the Service. Based upon the ruling and the analysis therein, distributions by the Company to a stockholder that is a tax-exempt entity should also not constitute UBTI, provided that the tax exempt entity has not financed the acquisition of its shares of Common Stock with "acquisition indebtedness" within the meaning of the Code, and that the shares of Common Stock are not otherwise used in an unrelated trade or business of the tax-exempt entity. In addition, REITs can treat the beneficiaries of qualified pension trusts as the beneficial owners of REIT shares owned by such pension trusts for purposes of determining if more than 50% of the REIT's shares are owned by five or fewer individuals. However, if a REIT relies on this new rule to meet the requirements of the five or fewer rule, then pension trusts owning more than 10% of the REIT's shares can be subject to UBTI on all or a portion of REIT dividends made to it. Owing to the Ownership Limit Provision, the Company expects to satisfy the five or fewer rule even if each pension trust stockholder is treated as one individual for purposes of this test. Consequently, a pension trust stockholder should not, as a result of the "pension-held REIT" rules, be subject to UBTI on dividends that it receives from the Company.

  Taxation of Foreign Stockholders

     The rules governing United States federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders are complex and no attempt is made herein to provide more than a summary of such rules. Prospective foreign investors ("Non-U.S. Stockholders") should consult with their own tax advisors to determine the impact of federal, state, local and any foreign income tax laws with regard to an investment in the Company, including any reporting requirements.

     Distributions that are not attributable to gain from sales or exchanges by the Company or the Operating Partnership of United States real property interests and not designated by the Company as capital gain dividends will be treated as dividends of ordinary income to the extent made out of current or accumulated earnings and profits of the Company. Such distributions will ordinarily be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in the shares is treated as effectively connected with the Non-U.S. Stockholder's conduct of a United States trade or business, the Non-U.S. Stockholder will generally be subject to a tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such distributions (and may also be subject to the 30% branch profits tax in the case of a stockholder that is a foreign corporation). The Company expects to withhold tax at the rate of 30% on the gross amount of any distributions of ordinary income made to a Non-U.S. Stockholder unless (i) a lower treaty rate applies and proper certification is provided or (ii) the Non-U.S. Stockholder files an IRS Form 4224 with the Company claiming that the distribution is effectively connected income. Unless the Company's stock constitutes a USRPI (as defined below) distributions in excess of current and accumulated earnings and profits of the Company will not be taxable to a stockholder to the extent that such distributions do not exceed the adjusted basis of the stockholder's shares but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current accumulated earnings and profits exceed the adjusted basis of a Non-U.S. Stockholder's shares, such distributions will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or disposition of his shares in the Company, as described below. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profit, the distributions will be subject to withholding at the same rate as dividends. However, amounts thus withheld are refundable if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of the Company. If the Company's stock constitutes a USRPI, then such distribution will be subject to a 10% withholding tax and may be subject to additional taxation under FIRPTA (as defined below).

     For any year in which the Company qualifies as a real estate investment trust, distributions that are attributable to gain from sales or exchanges by the Company of United States Real Property Interests ("USRPIs") will be taxed to a Non-U.S. Stockholder under the Provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, distributions attributable to gain from sales of USRPIs ("USRPI Capital Gains") are taxed to a Non-U.S. Stockholder as if such gain were effectively connected with a United States business. Non-U.S. Stockholders would thus be taxed at the normal capital gain rates applicable to U.S. stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate stockholder not entitled to treaty exemption. The Company is required by applicable Treasury Regulations to withhold 35% of any distribution to the extent such distribution is attributable to USRPI Capital Gains. This amount is creditable against the Non-U.S. Stockholder's FIRPTA tax liability.

     Gain recognized by a Non-U.S. Stockholder upon a sale of shares generally will not be taxed under FIRPTA if the Company is a "domestically controlled REIT," defined generally as a real estate investment trust in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. It is currently anticipated that the Company will be a "domestically controlled REIT," and therefore the sale of shares will not be subject to taxation under FIRPTA. Because the Company's Common Stock is publicly traded, no assurance can be given that the Company will continue to be a domestically controlled REIT. However, a Non-U.S. Stockholder's sale of Company's stock will still not be subject to taxation under FIRPTA as a sale of USRPI if (i) the stock is "regularly traded on an established securities market" (as defined by applicable Treasury Regulations) and (ii) such Non-U.S. Stockholder held less than 5% of the Company's outstanding stock during a specified testing period provided in the Code.

     Gain not subject to FIRPTA will be taxable to a Non-U.S. Stockholder if (i) investment in the shares is effectively connected with a United States trade or business of the Non-U.S. Stockholder, in which case the Non-U.S. Stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain, or (ii) the Non-U.S. Stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. If the gain on the sale of shares were to be subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to the same treatment as U.S. stockholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals).

     If the proceeds of a disposition of Shares are paid by or through a United States office of a broker, the payment is subject to information reporting and backup withholding unless the disposing Non-U.S. Stockholder certifies as to his name, address and non-United States status or otherwise establishes an exemption. Generally, United States information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the United States through a non-United States office of a non-United States broker. United States information reporting requirements (but not backup withholding) will apply, however, to a payment of disposition proceeds outside the United States if (i) the payment is made through an office outside the United States of a broker that is either (a) a United States person, (b) a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or (c) a "controlled foreign corporation" for United States federal income tax purposes, and (ii) the broker fails to obtain documentary evidence that the stockholder is a Non-U.S. Stockholder and that certain conditions are met or that the Non-U.S. Stockholder otherwise is entitled to an exemption.

STATE TAX CONSEQUENCES AND WITHHOLDING

     The Company and its stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its stockholders may not conform to the federal income tax consequences discussed above. Several states in which the Company may conduct business treat REITs as ordinary corporations. The Company does not believe, however, that stockholders will be required to file state tax returns, other than in their respective states of residence, as a result of the ownership of Shares. However, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Company.

     EACH INVESTOR IS ADVISED TO CONSULT WITH HIS OR HER TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE OWNERSHIP AND SALE OF THE OFFERED SECURITIES IN AN ENTITY ELECTING TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE, AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

                              PLAN OF DISTRIBUTION

     The Company may sell the Offered Securities to one or more underwriters for public offering and sale by them or may sell the Offered Securities to investors directly or through agents, which agents may be affiliated with the Company. Any such underwriter or agent involved in the offer and sale of the Offered Securities will be named in the applicable Prospectus Supplement. Direct sales to investors may be accomplished through subscription offerings or concurrent rights offerings to the Company's stockholders and direct placements to third parties.

     Sales of Offered Securities offered pursuant to any applicable Prospectus Supplement may be effected from time to time in one or more transactions on the New York Stock Exchange or in negotiated transactions or any combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at other negotiated prices.

     Underwriters may offer and sell Offered Securities at a fixed price or prices which may be changed, at prices related to the prevailing market prices at the time of sale, or at negotiated prices. The Company also may offer and sell the Offered Securities in exchange for one or more of its then outstanding issues of debt or convertible debt securities. The Company also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell the Offered Securities upon the terms and conditions as set forth in the applicable Prospectus Supplement. In connection with the sale of Offered Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Offered Securities for whom they may act as agent. Underwriters may sell Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

     Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Offered Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act. Any such indemnification agreements will be described in the applicable Prospectus Supplement.

     If so indicated in the applicable Prospectus Supplement, the Company may authorize dealers acting as the Company's agents to solicit offers by certain institutions to purchase Offered Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Offered Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Offered Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and
(ii) if the Offered Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of the Offered Securities less the principal amount thereof covered by Contracts.

     Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for, the Company and its subsidiaries in the ordinary course of business.

                                    EXPERTS

     The consolidated financial statements and related financial statement schedules included in the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated by reference herein and the statements of revenues and certain expenses for the acquired properties, which reports are included in the Company's Current Reports on Forms 8-K/A dated August 8 and December 20, 1996, incorporated by reference herein, have been audited by Arthur Andersen LLP, independent public accountants, to the extent and for the periods indicated in their reports and have been incorporated herein in reliance on such reports given on the authority of that firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the Offered Securities will be passed upon for the Company by Morrison & Foerster LLP, Palo Alto, California. In addition, the description of the Company's qualifications and taxation as a REIT under the Code contained in the Prospects under the caption "Federal Income Tax Consequences -- General" is based upon the opinion of Morrison & Foerster LLP.

Inside Front Cover

Map of the United States indicating the location of owned portfolios, portfolios controlled by the Associated Companies and proposed acquisitions.

Pie chart indicating pro forma contribution to revenue by property type: Retail 15%, Multi-Family 14%, Industrial 24%, Office 29% and Hotel 18%.

Pie chart indicating pro forma square footage by property type: Retail 14%, Multi-Family 13%, Industrial 50%, Office 17% and Hotel 6%.

Inside Back Cover

Six photographs of certain proposed acquisitions: Woodlands Plaza II, St. Louis, MO; Overlook Apartments, Scottsdale, AZ; Lake Point Business Park, Orlando, FL; Country Inn and Suites, Scottsdale, AZ; Sandhill Industrial Park, Carson, CA; and Upland Industrial, Upland, CA.

S-14

Organizational Chart of the Company

Property Diagram

                      (This page intentionally left blank)

                      (This page intentionally left blank)

======================================================

    NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THIS PROSPECTUS SUPPLEMENT NOR THE ACCOMPANYING PROSPECTUS CONSTITUTES AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATIONS THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
                            ------------------------

                               TABLE OF CONTENTS
                             PROSPECTUS SUPPLEMENT

                                        PAGE
                                        ----
Prospectus Supplement Summary.........  S-3
The Company...........................  S-9
Recent Activities.....................  S-15
Use of Proceeds.......................  S-22
Price Range of Common Stock and
  Distribution History................  S-23
Capitalization........................  S-25
Selected Historical and Pro Forma
  Financial and Other Data............  S-26
Pro Forma Financial Information.......  S-29
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................  S-37
The Properties........................  S-43
Management............................  S-61
Certain Relationships and Related
  Transactions........................  S-61
Underwriting..........................  S-63
Legal Matters.........................  S-64
Experts...............................  S-64
Index to Financial Information........  F-1
                 PROSPECTUS
Available Information.................  3
Incorporation of Certain Documents by
  Reference...........................  3
The Company...........................  5
Tax Status of the Company.............  5
Risk Factors..........................  6
Use of Proceeds.......................  13
Ratio of Earnings to Fixed Charges....  13
Description of Preferred Stock........  14
Description of Common Stock...........  15
Description of Warrants...............  17
Certain Provisions of the Company's
  Charter and Bylaws..................  18
Federal Income Tax Consequences.......  19
Plan of Distribution..................  31
Experts...............................  32
Legal Matters.........................  32

======================================================

======================================================

                                3,500,000 SHARES
                                      LOGO
                    LOGO
                                  COMMON STOCK
                            ------------------------
                             PROSPECTUS SUPPLEMENT
                            ------------------------
                            BEAR, STEARNS & CO. INC.

                         ROBERTSON, STEPHENS & COMPANY

                           JEFFERIES & COMPANY, INC.
                                 MARCH 17, 1997

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